Exhibit 99.1

ARRANGEMENT

involving

AINSWORTH LUMBER CO. LTD.

and

LOUISIANA-PACIFIC CORPORATION

SPECIAL MEETING OF SHAREHOLDERS OF AINSWORTH LUMBER CO. LTD. TO BE HELD ON OCTOBER 29, 2013

NOTICE OF SPECIAL MEETING AND MANAGEMENT PROXY CIRCULAR

September 24, 2013

THE BOARD OF DIRECTORS OF AINSWORTH LUMBER CO. LTD. UNANIMOUSLY RECOMMENDS (WITHOUT ANY ABSTENTION) THAT SHAREHOLDERS VOTE FOR THE RESOLUTION APPROVING THE ARRANGEMENT.

These materials are important and require your immediate attention. As a shareholder of Ainsworth Lumber Co. Ltd. you are entitled to vote on a special resolution regarding the proposed arrangement with Louisiana-Pacific Corporation described herein. If you have any questions about these materials or the matters to which they refer, please contact your professional advisors.

If you have any questions or require more information with regard to the procedures for voting or completing your letter of transmittal and election form, please contact Georgeson Shareholder Communications Canada Inc., our proxy solicitation agent, by telephone at 1-888-605-8415 toll-free in North America or by e-mail at askus@georgeson.com.

September 24, 2013

Dear Ainsworth Shareholder,

On behalf of the board of directors of Ainsworth Lumber Co. Ltd. (“Ainsworth”), it is my pleasure to invite you to attend a special meeting (the “Meeting”) of the shareholders of Ainsworth (“Ainsworth Shareholders”) to be held at the Four Seasons Hotel, 791 West Georgia Street, Vancouver, British Columbia V6C 2T4 on October 29, 2013 at 10:00 a.m. (Vancouver time).

At the Meeting, you will be asked to consider and, if thought advisable, approve, a special resolution (the “Arrangement Resolution”) with respect to the arrangement (the “Arrangement”) involving the acquisition by a direct or indirect wholly-owned subsidiary of Louisiana-Pacific Corporation (“LP”) of all of the outstanding common shares of Ainsworth (the “Ainsworth Shares”), pursuant to an arrangement agreement dated September 4, 2013 between Ainsworth and LP.

Under the Arrangement, as more particularly described in the accompanying management proxy circular (the “Circular”), you can elect to receive at the effective time of the Arrangement in respect of each of your Ainsworth Shares either: (i) $1.94 in cash and 0.114 of a common share (the “LP Shares”) of LP (the “Mixed Consideration”); (ii) $3.76 in cash (the “Cash Consideration”); or (iii) 0.235 of a LP Share (the “Share Consideration” and collectively with the Mixed Consideration and the Cash Consideration, the “Consideration”), the Cash Consideration and the Share Consideration being subject to proration if the total cash elections exceed approximately $467 million or the total share elections exceed approximately 27.5 million LP Shares. See “The Arrangement – Elections, Proration and Exchange Procedure” in the accompanying Circular. Ainsworth Shares currently trade on the Toronto Stock Exchange under the trading symbol “ANS” and LP Shares currently trade on the New York Stock Exchange under the trading symbol “LPX”.

Based on the closing price of the LP Shares on the New York Stock Exchange of US$15.20 and the currency exchange rate on September 3, 2013, the Arrangement values the Ainsworth Shares at $3.76 per Ainsworth Share. This represents a premium of approximately 30% over the closing price of Ainsworth Shares of $2.89 on September 3, 2013, the last trading day prior to the public announcement by Ainsworth and LP of the proposed Arrangement, and 24% over the 20-day volume-weighted average trading price of Ainsworth Shares on the Toronto Stock Exchange through September 3, 2013.

To become effective, the Arrangement Resolution must be approved by at least two-thirds of the votes cast at the Meeting by all Ainsworth Shareholders. The Arrangement also requires the approval of the Supreme Court of British Columbia and the satisfaction of certain other conditions of the Arrangement.

LP has entered into a lock-up agreement with private equity funds managed by Brookfield Asset Management Inc. (the “Majority Shareholder”) and all of the directors and certain executives of Ainsworth who hold Ainsworth Shares or options to acquire Ainsworth Shares (collectively with the Majority Shareholder, the “Locked-Up Shareholders”), pursuant to which the Locked-Up Shareholders have agreed, subject to the terms and conditions of their respective lock-up agreements, to vote their Ainsworth Shares in favour of the Arrangement Resolution. The Majority Shareholder beneficially owns or exercises control or direction over an aggregate of 131,134,729 Ainsworth Shares representing approximately 54.4% of the Ainsworth Shares outstanding and the Majority Shareholder has agreed to elect to receive the Mixed Consideration.

The board of directors of Ainsworth (the “Ainsworth Board”) has unanimously (without any abstention) determined that the Arrangement is in the best interests of Ainsworth. The Ainsworth Board has unanimously approved the Arrangement and recommends (without any abstention) that Ainsworth Shareholders vote FOR the Arrangement Resolution. In making its recommendation, the Ainsworth Board considered a number of factors as described in the Circular under the heading “The Arrangement – Reasons for the Recommendation”.

The Circular and the documents incorporated by reference therein contain a detailed description of the Arrangement and other information relating to Ainsworth and LP, including the LP Shares. We urge you to consider carefully all of the information in the Circular and the documents incorporated by reference therein. In particular, you should consider the matters discussed under “Risk Factors Relating to the Arrangement”, “Information Relating to Ainsworth – Risk Factors” and “Information Relating to LP – Risk Factors”. Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the transactions described in the Circular or determined if the Circular is accurate or complete. Any representation to the contrary is a criminal offence. If you require assistance, please consult your financial, legal or other professional advisor. If you have any questions with regard to the procedures for voting or completing your transmittal documentation, please contact Georgeson Shareholder Communications Canada Inc., our proxy solicitation agent, by telephone at 1-888-605-8415 toll-free in North America or by e-mail at askus@georgeson.com.

This is an important matter affecting the future of Ainsworth and your vote is important regardless of the number of Ainsworth Shares you own. If you are unable to attend the Meeting in person, we encourage you to vote by completing the enclosed form of proxy or, alternatively, by telephone, or over the internet, in each case in accordance with the enclosed instructions. Voting by proxy will not prevent you from voting in person if you attend the Meeting and will ensure that your vote will be counted if you are unable to attend. A proxy will not be valid for use at the Meeting unless the completed form of proxy is deposited at the office of Computershare Investor Services Inc. at 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1 (Attn: Proxy Department) or the proxy vote is otherwise registered in accordance with the instructions thereon, not later than 4:00 p.m. (Vancouver time) on October 25, 2013, or if the Meeting is postponed or adjourned, not later than 48 hours (excluding Saturdays, Sundays and holidays) before the time for holding the postponed or adjourned meeting.

We encourage all registered Ainsworth Shareholders to complete and return the enclosed letter of transmittal and election form (printed on yellow paper) (“Letter of Transmittal and Election Form”), together with the certificate(s) representing your Ainsworth Shares, to Computershare Trust Company of Canada (the “Depositary”) at the address specified in the Letter of Transmittal and Election Form. The Letter of Transmittal and Election Form contains procedural information relating to the Arrangement and should be reviewed carefully. We recommend that you complete, sign and return the Letter of Transmittal and Election Form with your accompanying Ainsworth Share certificate(s) to the Depositary as soon as possible. To make a valid election as to the form of consideration that you wish to receive under the Arrangement (subject to proration), you must sign and return, if applicable, the Letter of Transmittal and Election Form and make a proper election thereunder and return it with accompanying Ainsworth Share certificate(s) to the Depositary prior to the election deadline, being 2:00 p.m. (Vancouver time) on the business day which is two business days preceding the effective date of the Arrangement (the “Election Deadline”). Ainsworth will provide at least two business days’ notice of the Election Deadline to Ainsworth Shareholders by means of a press release disseminated on a newswire. If you fail to make a proper election prior to the Election Deadline, or if the Depositary determines that your election was not properly made with respect to your Ainsworth Shares, you will be deemed to have elected to receive the Mixed Consideration in respect of the Ainsworth Shares you hold.

If you are a non-registered holder of Ainsworth Shares and have received these materials through your broker, investment dealer or other intermediary, you will not receive a form of proxy or Letter of Transmittal and Election Form. Please follow the instructions provided by such broker, investment dealer or other intermediary to ensure that your vote is counted at the Meeting and for instructions and assistance in delivering the share certificate(s) representing those shares and, if applicable, making an election with respect to the form of Consideration you wish to receive. See “General Information Concerning the Meeting and Voting – Voting of Ainsworth Shares Beneficially Owned by Non-Registered Shareholders” in the accompanying Circular.

Subject to obtaining court and other approvals and clearances and satisfaction or waiver of all other conditions precedent to the Arrangement, if Ainsworth Shareholders approve the Arrangement Resolution, it is anticipated that the Arrangement will be completed by the end of 2013.

On behalf of Ainsworth, we would like to thank all Ainsworth Shareholders for their ongoing support as we prepare to take part in this important event in the history of Ainsworth.

Yours truly,

“Peter Gordon”
Peter Gordon
Chairman

AINSWORTH LUMBER CO. LTD.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that, pursuant to an order of the Supreme Court of British Columbia dated September 27, 2013 (the “Interim Order”), a special meeting (the “Meeting”) of shareholders (“Ainsworth Shareholders”) of Ainsworth Lumber Co. Ltd. (“Ainsworth”) will be held at the Four Seasons Hotel, 791 West Georgia Street, Vancouver, British Columbia V6C 2T4, on October 29, 2013 at 10:00 a.m. (Vancouver time) for the following purposes:

1.	to consider and, if thought advisable, to pass, with or without variation, a special resolution (the “Arrangement Resolution”), the full text of which is set forth in Appendix D to the accompanying management proxy circular (the “Circular”), approving an arrangement (the “Arrangement”) pursuant to Division 5 of Part 9 of the Business Corporations Act (British Columbia), as amended (the “BCBCA”), all as more particularly described in the Circular, which resolution, to be effective, must be passed by an affirmative vote of at least two-thirds of the votes cast at the Meeting in person or by proxy by Ainsworth Shareholders; and

2.	to transact such further and other business as may properly be brought before the Meeting or any postponement or adjournment thereof.

Specific details of the matters proposed to be put before the Meeting are set forth in the Circular which accompanies this Notice of Special Meeting.

The record date for determining the Ainsworth Shareholders entitled to receive notice of and vote at the Meeting is the close of business on September 24, 2013 (the “Record Date”). Only Ainsworth Shareholders whose names have been entered in the register of Ainsworth Shareholders as of the close of business on the Record Date are entitled to receive notice of and to vote at the Meeting.

Ainsworth Shareholders are invited to attend the Meeting. Registered shareholders who are unable to attend the Meeting or any postponement or adjournment thereof in person are requested to complete, date, sign and return the enclosed form of proxy or, alternatively, to vote by telephone, or over the internet, in each case in accordance with the enclosed instructions. To be used at the Meeting, the completed proxy form must be deposited at the office of Computershare Investor Services Inc. (“Computershare”), Proxy Department, 100 University Avenue, 8th Floor, Toronto, Ontario M5J 2Y1 (Fax: 1-866-249-7775 (toll free within North America) or (416) 263-9524 (outside North America)) by mail or fax. Non-registered shareholders who receive these materials through their broker or other intermediary should complete and send the form of proxy or voting instruction form in accordance with the instructions provided by their broker or intermediary. To be effective, a proxy must be received by Computershare not later than 4:00 p.m. (Vancouver time) on October 25, 2013, or in the case of any postponement or adjournment of the Meeting, not less than 48 hours, Saturdays, Sundays and holidays excepted, prior to the time of the postponed or adjourned meeting. Late proxies may be accepted or rejected by the Chair of the Meeting in his discretion, and the Chair is under no obligation to accept or reject any particular late proxy.

Ainsworth Shareholders are encouraged to review the Circular carefully before submitting the proxy form.

If you are a non-registered holder of Ainsworth Shares and have received these materials through your broker, investment dealer or other intermediary, please complete and return the form(s) provided to you by your broker, investment dealer or other intermediary in accordance with the instructions provided therein.

Pursuant to the Interim Order, registered Ainsworth Shareholders have been granted the right to dissent in respect of the Arrangement Resolution. If the Arrangement becomes effective, a registered Ainsworth Shareholder who dissents in respect of the Arrangement Resolution (a “Dissenting Ainsworth Shareholder”) is entitled to be paid the fair value of such Dissenting Ainsworth Shareholder’s Ainsworth common shares, provided that such Dissenting Ainsworth Shareholder has delivered a written objection to the Arrangement Resolution to Ainsworth not later than 4:00 p.m. (Vancouver time) on October 25, 2013, being the business day which is two business days immediately preceding the Meeting (or, if the Meeting is postponed or adjourned, the business day which is two business days immediately preceding the date of the postponed or adjourned Meeting) and has otherwise complied strictly with the dissent procedures described in the Circular, including the relevant provisions of Division 2 of Part 8 of the BCBCA, as modified by the Plan of Arrangement, the Interim Order and the Final Order. This right is described in detail in the accompanying Circular under the heading “Rights of Dissenting Ainsworth Shareholders”. The text of Division 2 of Part 8 of the BCBCA, which will be relevant in any dissent proceeding, is set forth in Appendix I to the Circular.

Beneficial owners of Ainsworth Shares registered in the name of a broker, investment dealer or other intermediary who wish to dissent should be aware that only registered owners of Ainsworth Shares are entitled to dissent. Beneficial shareholders who wish to exercise Dissent Rights must cause each registered Ainsworth Shareholder holding their Ainsworth Shares to deliver the notice of dissent.

Failure to comply strictly with the dissent procedures described in the Circular may result in the loss of any right of dissent.

If you have any questions, please feel free to contact Georgeson Shareholder Communications Canada Inc. by telephone at 1-888-605-8415 toll-free in North America or by e-mail at askus@georgeson.com.

DATED this 24th day of September, 2013.

BY ORDER OF THE BOARD OF DIRECTORS

“Peter Gordon”
Peter Gordon
Chairman

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MANAGEMENT PROXY CIRCULAR

This management proxy circular (“Circular”) is furnished in connection with the solicitation of proxies by or on behalf of the management of Ainsworth Lumber Co. Ltd. (“Ainsworth”) for use at the special meeting of shareholders (“Ainsworth Shareholders”) of Ainsworth (the “Meeting”) to be held at the Four Seasons Hotel, 791 West Georgia Street, Vancouver, British Columbia V6C 2T4 on October 29, 2013 at 10:00 a.m. (Vancouver time) and at any adjournment(s) or postponement(s) thereof for the purposes set forth in the Notice of Meeting.

DEFINED TERMS

This Circular contains defined terms. For a list of the defined terms used herein, see Appendix A to this Circular.

REPORTING CURRENCY AND FINANCIAL INFORMATION

Except as otherwise indicated in this Circular, references to “Canadian dollars” and “$” are to the currency of Canada and references to “U.S. dollars” or “US$” are to the currency of the United States. See “Exchange Rate Data”.

Except as otherwise indicated in this Circular, all financial statements and financial data derived therefrom included or incorporated by reference in this Circular pertaining to Ainsworth have been prepared in Canadian dollars in accordance with International Financial Reporting Standards (“IFRS”) and all financial statements and financial data derived therefrom included or incorporated by reference in this Circular pertaining to LP, including the unaudited pro forma combined financial statements of LP, have been prepared and presented in U.S. dollars in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

FORWARD-LOOKING STATEMENTS

Certain statements in this Circular, including the documents incorporated by reference herein, are forward-looking statements, including, but not limited to, those relating to the proposed Arrangement, the timing of the closing of the proposed Arrangement, information concerning Ainsworth, LP and the Combined Company and other statements that are not historical facts. These statements are based upon certain material factors, assumptions and analyses that were applied in drawing a conclusion or making a forecast or projection, including Ainsworth’s and LP’s experience and perceptions of historical trends, current conditions and expected future developments, as well as other factors that are believed to be reasonable in the circumstances. Forward-looking statements are provided for the purpose of presenting information about management’s current expectations and plans relating to the future, and readers are cautioned that such statements may not be appropriate for other purposes. These statements may include, without limitation, statements regarding the operations, business, financial condition, expected financial results, performance, prospects, opportunities, priorities, targets, goals, ongoing objectives, strategies and outlook of Ainsworth, LP or the Combined Company. Forward-looking statements include statements that are predictive in nature, depend upon or refer to future events or conditions, or include words such as “pro forma”, “expects”, “anticipates”, “plans”, “believes”, “estimates”, “intends”, “targets”, “projects”, “forecasts”, “seeks”, “likely” or negative versions thereof and other similar expressions, or future or conditional verbs such as “may”, “will”, “should”, “would” and “could”.

By its nature, this information is subject to inherent risks and uncertainties that may be general or specific and which give rise to the possibility that expectations, forecasts, predictions, projections or conclusions will not prove to be accurate, that assumptions may not be correct and that objectives, strategic goals and priorities will not be achieved. A variety of material factors, many of which are beyond the control of Ainsworth, LP and the Combined Company, may affect the operations, business, financial condition, performance and results of Ainsworth and LP or the Combined Company that may be expressed or implied by such forward-looking statements and could cause actual results to differ materially from current expectations of estimated or anticipated events or results. These factors include, but are not limited to: the future demand for, and sales volumes of, Ainsworth’s products; future production volumes, efficiencies and operating costs; increases or decreases in the prices of Ainsworth’s products; Ainsworth’s future stability and growth prospects; Ainsworth’s future profitability and capital needs, including capital expenditures; development and operating risks; volatility of OSB demand and pricing; currency risk; project development, expansion targets and operational delays; marketability; additional funding requirements; governmental regulations, licenses and permits; environmental regulation and liability; competition; uninsured risks; dependence on key personnel; dependence on major customers and suppliers of products and services; litigation; health and safety; directors’ and officers’ conflicts of interest; the failure to satisfy conditions precedent to the completion of the Arrangement; the ability of LP to integrate the operations of Ainsworth; the ability of Ainsworth, LP and the Combined Company to continue to develop and grow; and management’s success in anticipating and managing the foregoing factors, as well as the risks described under “Risk Factors Relating to the Arrangement”, “Information Relating to Ainsworth – Risk Factors” and under “Information Relating to LP – Risk Factors” in this Circular. In making these statements, Ainsworth and LP have made assumptions with respect to: anticipated financial performance; business prospects and strategies; future production; current and future OSB demand and pricing; availability of skilled labour; timing and amount of capital expenditures; future exchange rates; interest rates; the availability of credit; the impact of increasing competition; conditions in general economic and financial markets; availability of equipment; availability and access to rail services and port facilities; effects of regulation by government agencies; future operating costs; the ability to add production and reserves through acquisitions, development and/or exploration; anticipated acquisitions; opportunities available to or pursued by the Combined Company; and other matters.

The reader is cautioned that the foregoing list of factors is not exhaustive of the factors that may affect forward-looking statements. The reader is also cautioned to consider these and other factors, uncertainties and potential events carefully and not to put undue reliance on forward-looking statements. Although the forward-looking statements contained in this Circular are based upon what management of Ainsworth and LP currently believe to be reasonable assumptions, actual results, performance or achievements could differ materially from those expressed in, or implied by, these forward-looking statements and, accordingly, no assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what benefits will be derived therefrom. These forward-looking statements are made as of the date of this Circular and, other than as specifically required by law, neither Ainsworth nor LP assumes any obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events, whether as a result of new information, future events or results, or otherwise, except as required by applicable law.

EXCHANGE RATE DATA

The following table sets out the high and low exchange rates for one Canadian dollar expressed in U.S. dollars, for each of the periods indicated, the exchange rate at the end of each such period and, the average of such exchange rates for each such period, in each case, based upon the noon exchange rates as quoted by the Bank of Canada.

	Six-Month Period Ended June 30,				Year Ended December 31,
	2013		2012		2012		2011		2010
High	US$	1.0164	US$	1.0197	US$	1.0299	US$	1.0583	US$	1.0054
Low	US$	0.9495	US$	0.9599	US$	0.9599	US$	0.9430	US$	0.9278
Rate at end of period	US$	0.9513	US$	0.9813	US$	1.0051	US$	0.9833	US$	1.0054
Average rate per period	US$	0.9844	US$	0.9943	US$	1.0004	US$	1.0111	US$	0.9709

On September 24, 2013, the exchange rate for one Canadian dollar expressed in U.S. dollars based upon the noon exchange rate as quoted by the Bank of Canada was US$0.9713.

NOTICE REGARDING INFORMATION

The information concerning LP and Bidco incorporated by reference or contained in this Circular has been publicly filed or provided by LP. Although Ainsworth has no knowledge that would indicate that any statements contained in this Circular taken from or based upon such documents, records or sources are untrue or incomplete, Ainsworth does not assume any responsibility for the accuracy or completeness of the information taken from or based upon such documents, records or sources, or for any failure by LP, any of its affiliates or any of their respective Representatives to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Ainsworth. In accordance with the Arrangement Agreement, LP provided Ainsworth with all necessary information concerning LP that is required by law to be included in this Circular and ensured that such information does not contain any misrepresentations (as such term is defined in the Arrangement Agreement).

All summaries of, and references to, the Arrangement Agreement and the Plan of Arrangement in this Circular are qualified in their entirety by, in the case of the Arrangement Agreement, the complete text of the Arrangement Agreement, available on SEDAR at www.sedar.com, and in the case of the Plan of Arrangement, the complete text of the Plan of Arrangement, a copy of which is attached at Appendix E. You are urged to read carefully the full text of the Plan of Arrangement and the Arrangement Agreement.

Information in this Circular is given as at September 24, 2013 unless otherwise indicated and except for information contained in the documents incorporated herein by reference, which is given as at the respective dates stated therein.

This Circular is delivered in connection with the solicitation of proxies by and on behalf of management for use at the Meeting and any adjournment or postponement thereof. No Person is authorized to give any information or make any representation not contained or incorporated by reference in this Circular and, if given or made, such information or representation should not be relied upon as having been authorized or as being accurate. For greater certainty, to the extent that any information provided on Ainsworth’s website or by Ainsworth’s proxy solicitation agent is inconsistent with this Circular, you should rely on the information provided in this Circular.

This Circular does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities, or the solicitation of a proxy, by any Person in any jurisdiction in which such an offer or solicitation is not authorized or in which the Person making such offer or solicitation is not qualified to do so or to any Person to whom it is unlawful to make such an offer or solicitation of an offer or proxy solicitation. Neither delivery of this Circular nor any distribution of the securities referred to in this Circular will, under any circumstances, create an implication that there has been no change in the information set forth herein since the date of this Circular.

Ainsworth Shareholders should not construe the contents of this Circular as legal, tax or financial advice and should consult with their own legal, tax, financial or other professional advisors.

ADDITIONAL INFORMATION

This Circular incorporates important business and financial information about Ainsworth and LP from documents that are not included in or delivered with this Circular. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this Circular free of charge by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Louisiana-Pacific Corporation 414 Union Street, Suite 2000 Nashville, TN 37219 (615) 986-5600	Ainsworth Lumber Co. Ltd. 1055 Dunsmuir Street, Suite 3194 Vancouver, BC V7X 1L3 (604) 661-3200

For a more detailed description of the information incorporated by reference into this Circular and how you may obtain it, see “Information Relating to Ainsworth – Ainsworth Documents Incorporated by Reference” and “Information Relating to LP – LP Documents Incorporated by Reference”.

NOTICE TO AINSWORTH SHAREHOLDERS IN THE UNITED STATES

The LP Shares to be issued under the Arrangement will not be registered under the U.S. Securities Act or the securities laws of any state of the United States. Such securities will instead be issued in reliance upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act on the basis of the approval of the Court, which will consider, among other things, the fairness of the Arrangement to the persons affected. See “The Arrangement – Court Approval and Completion of the Arrangement”. The LP Shares to be issued under the Arrangement will be freely transferable under United States federal securities laws, except that the U.S. Securities Act imposes restrictions on the resale of LP Shares received pursuant to the Arrangement by persons who are, or within three months before the resale were, “affiliates” of LP. See “Regulatory Matters – United States Securities Law Matters”.

Ainsworth Shareholders resident in the United States should be aware that the Arrangement described herein may have tax consequences both in the United States and in Canada. Such consequences for Ainsworth Shareholders may not be described fully herein. For a general discussion of the Canadian income tax consequences to investors who are resident in the United States, see “Certain Canadian Federal Income Tax Considerations – Ainsworth Holders Not Resident in Canada”. For a general discussion of the United States federal income tax consequences to investors who are resident in the United States, see “Certain United States Federal Income Tax Considerations”. U.S. holders are urged to consult their own tax advisors with respect to such Canadian and United States federal income tax consequences and the applicability of any federal, state, local, foreign and other tax laws.

Ainsworth is a “foreign private issuer,” within the meaning of Rule 3b-4 under the U.S. Exchange Act, and this solicitation of proxies is not subject to the proxy requirements of Section 14(a) of the U.S. Exchange Act. Accordingly, the solicitation contemplated herein is being made to Ainsworth Shareholders resident in the United States only in accordance with Canadian corporate and securities laws, and this Circular has been prepared in accordance with the disclosure requirements of Canadian securities laws. Ainsworth Shareholders resident in the United States should be aware that, in general, such Canadian disclosure requirements are different from those applicable to proxy statements, prospectuses or registration statements prepared in accordance with U.S. laws. The financial statements of Ainsworth incorporated by reference herein have been prepared in accordance with IFRS, and are subject to Canadian generally accepted auditing standards. The principal differences between IFRS and United States generally accepted accounting principles as they apply to Ainsworth are summarized in Note 6 to the unaudited pro forma combined financial statements of LP that give effect to the Arrangement, which are set forth in Appendix C to this Circular.

The enforcement by investors of civil liabilities under the United States securities laws may be affected adversely by the fact that Ainsworth is organized under the laws of a jurisdiction other than the United States, that some or all of its officers and directors are residents of countries other than the United States, that some or all of the experts named in this Circular may be residents of countries other than the United States, or that all or a substantial portion of the assets of Ainsworth and such persons are located outside the United States. As a result, it may be difficult or impossible for Ainsworth Shareholders resident in the United States to effect service of process within the United States upon Ainsworth, its officers and directors or the experts named herein, or to realize, against them, upon judgments of courts of the United States predicated upon civil liabilities under the securities laws of the United States. In addition, the Ainsworth Shareholders resident in the United States should not assume that the courts of Canada: (a) would enforce judgments of United States courts obtained in actions against such persons predicated upon civil liabilities under the securities laws of the United States; or (b) would enforce, in original actions, liabilities against such persons predicated upon civil liabilities under the securities laws of the United States.

THE LP SHARES ISSUABLE PURSUANT TO THE ARRANGEMENT ARE BEING ISSUED PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT AND THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES IN WHICH AINSWORTH SHAREHOLDERS RESIDE AND THEY HAVE NOT BEEN REGISTERED OR OTHERWISE QUALIFIED FOR DISTRIBUTION UNDER THE LAWS OF ANY OTHER JURISDICTION. For a discussion of regulatory issues relating to U.S. Ainsworth Shareholders, see “Regulatory Matters – United States Securities Law Matters”.

THE LP SHARES ISSUABLE PURSUANT TO THE ARRANGEMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

NOTICE TO ALL AINSWORTH SHAREHOLDERS

LP is incorporated under the laws of the State of Delaware and all of the directors and officers of LP and some or all of its experts named in the Circular may reside outside of Canada. All or a substantial portion of the assets of these persons and LP may be located outside Canada. Accordingly, it may not be possible for investors to effect service of process within Canada upon all of the directors, officers and experts referred to above. It may also not be possible to enforce against LP, its directors and officers and such experts judgments obtained in Canadian courts predicated upon the civil liability provisions of applicable securities laws in Canada. In addition, the rights of a stockholder of a Delaware corporation differ from the rights of a shareholder of a BCBCA corporation. See Appendix B to this Circular for a summary comparison of the rights of Ainsworth Shareholders and LP stockholders.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND THE ARRANGEMENT

The information contained below is of a summary nature and therefore is not complete and is qualified in its entirety by the more detailed information contained elsewhere in or incorporated by reference into this Circular, including the Appendices hereto, the form of proxy and the Letter of Transmittal and Election Form, all of which are important and should be reviewed carefully. Capitalized terms used in these Questions and Answers but not otherwise defined herein have the meanings set forth in Appendix A to this Circular.

Q:	Does the Ainsworth Board support the Arrangement?

A:	Yes. The Ainsworth Board has unanimously determined that the Arrangement is in the best interests of Ainsworth and Ainsworth Shareholders should vote FOR the Arrangement Resolution.

In making its recommendation, the Ainsworth Board considered a number of factors which are described in this Circular under the heading “The Arrangement – Reasons for the Recommendation”, including the opinion from RBC Capital Markets that, as of September 4, 2013, the consideration under the Arrangement is fair, from a financial point of view, to Ainsworth Shareholders.

See “The Arrangement – Background to the Arrangement”, “The Arrangement – Recommendation of the Board” and “The Arrangement – Reasons for the Recommendation”.

Q:	What approvals are required of Ainsworth Shareholders at the Meeting?

A:	To be effective, the Arrangement Resolution must be approved, with or without variation, by the affirmative vote of at least two-thirds of the votes cast on the Arrangement Resolution by Ainsworth Shareholders, present in person or represented by proxy at the Meeting.

See “The Arrangement – Ainsworth Shareholder Approval”.

LP has also entered into lock-up agreements with the Majority Shareholder and all of the directors and Executives of Ainsworth who hold Ainsworth Shares or Ainsworth Options, pursuant to which the Locked-Up Shareholders have agreed, subject to the terms and conditions of their respective lock-up agreement, to vote their Ainsworth Shares in favour of the Arrangement Resolution. Locked-Up Shareholders collectively beneficially own or exercise control or direction over an aggregate of 132,054,742 Ainsworth Shares collectively representing approximately 54.8% of the Ainsworth Shares.

See “The Arrangement – Lock-Up Agreements”.

Q:	What other approvals are required for the Arrangement?

A:	The Arrangement is subject to certain regulatory approvals or clearances, including under the Investment Canada Act, the Competition Act (Canada) and the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The process to obtain these approvals or clearances has been initiated. These approvals and clearances are conditions precedent to the closing of the transaction.

See “Regulatory Matters – Other Regulatory Matters”.

The Arrangement must also be approved by the Court. The Court will be asked to make an order approving the Arrangement and to determine that the Arrangement is fair to the Ainsworth Shareholders. Ainsworth will apply to the Court for this order if the Ainsworth Shareholders approve the Arrangement at the Meeting.

See “The Arrangement – Court Approval and Completion of the Arrangement”.

Q:	What will I receive for my Ainsworth Shares under the Arrangement?

A:	Under the Arrangement, each Ainsworth Shareholder may elect to receive at the Effective Time of the Arrangement in respect of each Ainsworth Share held, either: (i) $1.94 in cash and 0.114 of a common share of LP (“LP Shares”) (the “Mixed Consideration”); (ii) $3.76 in cash (the “Cash Consideration”); or (iii) 0.235 of a LP Share (the “Share Consideration”). Ainsworth Shareholders who elect either the Cash Consideration or the Share Consideration will be subject to proration if the total cash elections exceed approximately $467 million or the total share elections exceed approximately 27.5 million LP Shares.

See “The Arrangement – Description of the Arrangement” and “The Arrangement – Elections, Proration and Exchange Procedure”.

Q:	How do I elect to receive my Consideration under the Arrangement?

A:	Each registered holder of Ainsworth Shares will have the right to elect to receive its preferred form of Consideration, subject to proration, if such shareholder elects the Cash Consideration or the Share Consideration, by delivering its Letter of Transmittal and Election Form to the Depositary prior to the Election Deadline, being 2:00 p.m. (Vancouver time) on the business day which is two business days preceding the Effective Date. Ainsworth will provide at least two business days’ notice of the Election Deadline to Ainsworth Shareholders by means of a press release disseminated on a newswire.

Ainsworth Shareholders whose Ainsworth Shares are registered in the name of a broker, investment dealer or other intermediary should contact that broker, investment dealer or other intermediary for instructions and assistance on making an election with respect to the form of Consideration they wish to receive.

See “The Arrangement – Elections, Proration and Exchange Procedure”.

Q:	What are the Canadian federal income tax consequences of the elections that I make with respect to the Arrangement?

A:	Ainsworth Shareholders who are residents of Canada for purposes of the ITA will realize a taxable disposition of their Ainsworth Shares under the Arrangement regardless of whether they elect, or are deemed to elect, to receive cash and/or LP Shares.

Ainsworth Shareholders who are not residents of Canada for purposes of the ITA, hold their Ainsworth Shares as capital property, and do not hold their Ainsworth Shares as “taxable Canadian property” will not be subject to tax under the ITA on the disposition of their Ainsworth Shares under the Arrangement regardless of whether they elect, or are deemed to elect, to receive cash and/or LP Shares.

See “Certain Canadian Federal Income Tax Considerations”.

Tax matters are complicated and the tax consequences of the Arrangement to you will depend upon the facts of your particular circumstances. Because individual circumstances may differ, you should consult with your tax advisor as to the specific tax consequences of the Arrangement to you.

Q:	What are the United States federal income tax consequences of the Arrangement?

A:	The exchange of Ainsworth Shares for cash and/or LP Shares pursuant to the Arrangement will be a taxable transaction for United States federal income tax purposes. In general, a U.S. Holder (as defined under the heading “Certain United States Federal Income Tax Considerations”) that exchanges Ainsworth Shares for cash and/or LP Shares pursuant to the Arrangement will recognize gain or loss on the exchange of its Ainsworth Shares in an amount equal to the difference, if any, between (a) the fair market value of the LP Shares (determined as of the Effective Date) and the U.S. dollar value of the amount of cash received in exchange for Ainsworth Shares pursuant to the Arrangement and (b) the U.S. Holder’s adjusted tax basis in the Ainsworth Shares exchanged therefor. A Non-U.S. Holder (as defined under the heading “Certain United States Federal Income Tax Considerations”) generally will not be subject to U.S. federal income tax on the gain (if any) realized on the exchange of Ainsworth Shares for cash and/or LP Shares pursuant to the Arrangement unless (i) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business, or, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States or (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, unless an applicable income tax treaty provides otherwise.

See “Certain United States Federal Income Tax Considerations”.

Tax matters are complicated and the tax consequences of the Arrangement to you will depend upon the facts of your particular circumstances. Because individual circumstances may differ, you should consult with your tax advisor as to the specific tax consequences of the Arrangement to you, including the applicability of United States federal, state, local, non-United States and other tax laws.

Q:	What will happen to Ainsworth if the Arrangement is completed?

A:	If the Arrangement is completed, Bidco will acquire all of the Ainsworth Shares and Ainsworth will become a direct or indirect wholly-owned subsidiary of LP. LP intends to have the Ainsworth Shares de-listed from the TSX.

Q:	Are the LP Shares listed on a stock exchange?

A:	Yes. LP Shares currently trade on the NYSE under the symbol “LPX”. LP will apply to list the LP Shares issuable under the Arrangement on the NYSE, and it is a condition of closing that LP will have obtained approval for this listing.

Q:	Are Ainsworth Shareholders entitled to Dissent Rights?

A:	Yes. Under the Interim Order, registered holders of Ainsworth Shares are entitled to Dissent Rights but only if they follow the procedures specified in the BCBCA, as modified by Article 4 of the Plan of Arrangement, the Interim Order and the Final Order. If you wish to exercise Dissent Rights, you should review the requirements summarized in this Circular carefully and consult with your legal advisor.

See “Rights of Dissenting Ainsworth Shareholders”.

Q.	What will happen if the Arrangement Resolution is not approved or the Arrangement is not completed for any reason?

A:	If the Arrangement Resolution is not approved or the Arrangement is not completed for any reason, the Arrangement Agreement may be terminated. In certain circumstances, Ainsworth will be required to pay to LP a termination fee of $32.5 million in connection with such termination.

See “The Arrangement Agreement – Termination of the Arrangement Agreement”.

Q:	What do I need to do now in order to vote on the Arrangement Resolution?

A:	You should carefully read and consider the information contained in this Circular. Registered Ainsworth Shareholders should then vote by completing, dating and signing the enclosed form of proxy or, alternatively, by telephone, or over the internet, in each case in accordance with the enclosed instructions. To be used at the Meeting, the completed proxy form must be deposited at the office of Computershare Investor Services Inc., Proxy Department, 100 University Avenue, 8th Floor, Toronto, Ontario M5J 2Y1 (Fax:1-866-249-7775 (toll free within North America) or (416) 263-9524 (outside North America)) by mail or fax or the proxy vote is otherwise registered in accordance with the instructions thereon. To be effective, a proxy must be received by Computershare not later than 4:00 p.m. (Vancouver time) on October 25, 2013, or in the case of any postponement or adjournment of the Meeting, not less than 48 hours, Saturdays, Sundays and holidays excepted, prior to the time of the postponed or adjourned Meeting. Late proxies may be accepted or rejected by the Chair of the Meeting in his discretion, and the Chair is under no obligation to accept or reject any particular late proxy.

If you hold your Ainsworth Shares through a broker, investment dealer or other intermediary, please follow the instructions provided by such broker, investment dealer or other intermediary to ensure that your vote is counted at the Meeting and contact your intermediary for instructions and assistance in delivering the share certificate(s) representing those shares and, if applicable, making an election with respect to the form of Consideration you wish to receive.

See “General Information Concerning the Meeting and Voting – Voting by Proxies”.

Q:	Should I send in my proxy now?

A:	Yes. To ensure your vote is counted, you need to complete and submit the enclosed form of proxy or, if applicable, provide your broker, investment dealer or other intermediary with voting instructions. You are encouraged to vote well in advance of the proxy cut-off at 4:00 p.m. (Vancouver time) on October 25, 2013 (or if the Meeting is postponed or adjourned, not later than 48 hours (excluding Saturdays, Sundays and holidays) before the time for holding the postponed or adjourned meeting).

Q:	Should I send in my Letter of Transmittal and Election Form and Ainsworth Share certificates now?

A:	All registered holders of Ainsworth Shares should complete, sign and return the Letter of Transmittal and Election Form with accompanying Ainsworth Share certificate(s) to the Depositary prior to the Election Deadline. To make a valid election as to the form of Consideration that you wish to receive under the Arrangement (subject to proration with respect to shareholders who elect to receive the Share Consideration or the Cash Consideration), you must sign and return, if applicable, the Letter of Transmittal and Election Form and make a proper election thereunder and return it with accompanying Ainsworth Share certificate(s) to the Depositary prior to the Election Deadline, being 2:00 p.m. (Vancouver time) on the business day which is two business days preceding the Effective Date. Ainsworth will provide at least two business days’ notice of the Election Deadline to Ainsworth Shareholders by means of a press release disseminated on a newswire. If you fail to make a proper election by the Election Deadline, you will be deemed to have elected to receive $1.94 in cash and 0.114 of a LP Share in respect of each Ainsworth Share held.

Please be sure to use the Letter of Transmittal and Election Form (printed on yellow paper).

See “The Arrangement – Elections, Proration and Exchange Procedure”.

Q:	If my Ainsworth Shares are held by my broker, investment dealer or other intermediary, will they vote my Ainsworth Shares or make an election for me?

A:	A broker, investment dealer or other intermediary will vote the Ainsworth Shares held by you, or make an election on your behalf, only if you provide instructions to them on how to vote or which election to make. Without instructions, those Ainsworth Shares will not be voted and no election will be made on your behalf. Ainsworth Shareholders should instruct their brokers, investment dealers or other intermediaries to vote their Ainsworth Shares and make an election on their behalf by following the directions provided to them by their brokers. Unless your broker, investment dealer or other intermediary gives you its proxy to vote the Ainsworth Shares at the Meeting, you cannot vote those Ainsworth Shares owned by you at the Meeting.

See “The Arrangement – Elections, Proration and Exchange Procedure” and “General Information Concerning the Meeting and Voting – Voting of Ainsworth Shares Beneficially Owned by Non-registered Shareholders”.

If you fail to make a proper election by the Election Deadline, you will be deemed to have elected to receive the Mixed Consideration in respect of your Ainsworth Shares.

See “The Arrangement – Elections, Proration and Exchange Procedure”.

Q:	When will I receive the Consideration payable to me under the Arrangement for my Ainsworth Shares?

A:	You will receive the Consideration due to you under the Arrangement as soon as practicable after the Arrangement becomes effective and your Letter of Transmittal and Election Form and Ainsworth Share certificate(s) and all other required documents are properly completed and received by the Depositary. It is anticipated that the Arrangement will be completed by the end of 2013 assuming the Arrangement Resolution is approved, all Court and all other approvals and clearances have been obtained, including approvals and clearances under the Investment Canada Act, the Competition Act (Canada) and the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all conditions of closing have been satisfied or waived.

See “The Arrangement – Procedure for the Arrangement to Become Effective”.

Q:	What happens if I send in my Ainsworth Share certificate(s) and the Arrangement Resolution is not approved or the Arrangement is not completed?

A:	If the Arrangement Resolution is not approved or if the Arrangement is not otherwise completed, your Ainsworth Share certificate(s) will be returned promptly to you by the Depositary.

Q:	Can I change my vote after I have voted by proxy?

A:	Yes. In addition to revocation in any other manner permitted by law, an Ainsworth Shareholder executing the enclosed form of proxy has the power to revoke it by depositing an instrument in writing executed by the Ainsworth Shareholder or his or her legal representative authorized in writing or, where the Ainsworth Shareholder is a corporation, by the corporation or a representative of the corporation. To be valid, an instrument of revocation must be received at Ainsworth’s registered office by fax at (604) 661-3201, or by mail or by hand at 1055 Dunsmuir Street, Vancouver, British Columbia, Suite 3194, V7X 1L3 at any time up to and including the last business day preceding the day of the Meeting, or in the case of any postponement or adjournment of the Meeting, the last business day preceding the day of the postponed or adjourned Meeting, or delivered to the Chair of the Meeting on the day fixed for the Meeting, and prior to the start of the Meeting or any postponement or adjournment thereof.

See “General Information Concerning the Meeting – Revocability of Proxies”.

Q:	Who can help answer my questions?

A:	If you have any questions about this Circular or the matters described in this Circular, please contact your professional advisor. Ainsworth Shareholders who would like additional copies, without charge, of this Circular or have additional questions about the procedures for voting Ainsworth Shares or making an election, should contact their broker or Georgeson by e-mail, or at the telephone number below.

North American Toll-Free Number	1-888-605-8415
By E-mail	askus@georgeson.com

SUMMARY

The following is a summary of certain information contained elsewhere in, or incorporated by reference into, this Circular, including the Appendices hereto. Certain capitalized terms used in this summary are defined in the Glossary of Defined Terms (Appendix A) or elsewhere in this Circular. This summary is qualified in its entirety by the more detailed information appearing elsewhere, or incorporated by reference, in this Circular.

Purpose of the Meeting

The purpose of the Meeting is for Ainsworth Shareholders to consider and, if thought advisable, approve the Arrangement Resolution to approve the Arrangement under Division 5 of Part 9 of the BCBCA.

Date, Time and Place

The Meeting will be held at the Four Seasons Hotel, 791 West Georgia Street, Vancouver, British Columbia V6C 2T4 on October 29, 2013 at 10:00 a.m. (Vancouver time).

Record Date

The record date for determining the Ainsworth Shareholders entitled to receive notice of and to vote at the Meeting is September 24, 2013. Only Ainsworth Shareholders of record as of the close of business on the Record Date are entitled to receive notice of and to vote at the Meeting.

The Arrangement Agreement

The Arrangement Agreement outlines the terms, conditions and other matters related to the acquisition, by a direct or indirect wholly owned subsidiary of LP, of all the outstanding Ainsworth Shares. Under the Arrangement Agreement, Ainsworth has agreed to, among other things, call the Meeting to seek approval of Ainsworth Shareholders for the Arrangement Resolution and, if approved, apply to the Court for the Final Order.

See “The Arrangement Agreement”.

Recommendation of the Board

After careful consideration, the Board unanimously determined (without any abstention) that the Arrangement is fair to Ainsworth Shareholders and in the best interests of Ainsworth. The Board unanimously recommends (without any abstention) that Ainsworth Shareholders vote FOR the Arrangement Resolution.

See “The Arrangement – Recommendation of the Board” .

Reasons for the Recommendation of the Board

In making its determinations and recommendations, the Board considered and relied upon a number of substantive factors, including, among others:

•	Premium to Ainsworth Shareholders. Based on the closing price of the LP Shares on the NYSE of US$15.20 and the currency exchange rate on September 3, 2013, the Arrangement values the Ainsworth Shares at $3.76 per Ainsworth Share. This represents a premium of approximately 30% over the closing price of Ainsworth Shares of $2.89 on September 3, 2013, the last trading day prior to the public announcement by Ainsworth and LP of the proposed Arrangement, and 24% over the 20-day volume-weighted average trading price of Ainsworth Shares on the TSX through September 3, 2013.

•	Benefits of LP and Ainsworth Combination. The Board believes that the combination with LP represents an excellent strategic fit through a broader array of product offerings, an expanded geographic footprint, opportunities to achieve manufacturing and distribution efficiencies, and increased manufacturing scale. The Combined Company should be well positioned from a financial and operating perspective to benefit from the U.S. housing recovery and expand sales outside North America. Ainsworth Shareholders who elect to receive LP Shares pursuant to the Arrangement will have the opportunity to participate in these benefits and any future increase in value of the Combined Company.

•	Business Reputation and Financial Strength of LP. The Board considered the strong business reputation and substantial financial resources of LP and focused on the absence of any financing contingency with respect to the Arrangement.

•	Increased Market Liquidity. Upon the completion of the Arrangement, the Combined Company will have a broader shareholder base with increased market liquidity and a larger public float than Ainsworth. As of September 3, 2013, the Combined Company had a pro forma market capitalization of approximately US$2.6 billion compared with Ainsworth’s market capitalization of approximately $700 million. This is expected to provide Ainsworth Shareholders who receive LP Shares under the Arrangement with greater liquidity for such shares than currently available with respect to their Ainsworth Shares.

•	Ability to Elect Form of Consideration. Ainsworth Shareholders are entitled to elect to receive the (i) Mixed Consideration; (ii) the Cash Consideration; or (iii) the Share Consideration, the Cash Consideration and the Share Consideration being subject to proration.

•	RBC Capital Markets Fairness Opinion. In the opinion of RBC Capital Markets, as at September 4, 2013, and subject to the assumptions, limitations, qualifications and other matters contained therein, the consideration under the Arrangement is fair, from a financial point of view, to Ainsworth Shareholders. See “The Arrangement – RBC Capital Markets Fairness Opinion” and Appendix H “RBC Capital Markets Fairness Opinion”.

•	Comprehensive and Rigorous Sales Process. The Arrangement arose out of a comprehensive and rigorous process conducted by Ainsworth, with the assistance of RBC Capital Markets, to seek alternative transactions involving a sale of Ainsworth. A number of interested parties were contacted to determine whether they were interested in entering a transaction leading to the acquisition of Ainsworth. Following this process, the Board concluded that the Arrangement represented the best alternative currently available to Ainsworth Shareholders.

•	Support of the Majority Shareholder. The Majority Shareholder, which is a sophisticated investor with significant expertise in the forest products sector, and is being treated the same as all other Ainsworth Shareholders in the Arrangement, is supportive of the Arrangement. The Majority Shareholder and all of the directors and Executives of Ainsworth who hold Ainsworth Shares or Ainsworth Options have signed Lock-Up Agreements, in aggregate holding approximately 54.8% of the Ainsworth Shares, pursuant to which, and subject to the terms thereof, they have agreed to, among other things, vote their Ainsworth Shares in favour of the Arrangement Resolution. See “The Arrangement – Lock-Up Agreements”.

In making its determinations and recommendation, the Board also observed that a number of procedural safeguards were and are present to permit the Board to represent effectively the interests of Ainsworth, the Ainsworth Shareholders and Ainsworth’s other stakeholders, including, among others:

•

Ability to Respond to Superior Proposals. Notwithstanding the limitations contained in the Arrangement Agreement on Ainsworth’s ability to solicit interest from third parties, the Arrangement Agreement allows the Board to engage in discussions or negotiations with respect to an unsolicited written bona fide Acquisition Proposal at any time prior to the approval of the Arrangement Resolution by Ainsworth Shareholders and after the Board determines, in good faith, after consultation with its financial advisor and its outside legal counsel, that such Acquisition Proposal could reasonably be expected to lead to a Superior Proposal.

•	Reasonable Termination Fee. The amount of the Termination Fee, being $32.5 million, is reasonable in the circumstances.

•	Role of the Independent Directors. The evaluation and negotiation process was monitored by the Independent Directors, being members of the Board who are independent of management and the Majority Shareholder and who have no financial interest in the Arrangement that is different from that of the Ainsworth Shareholders. The Independent Directors met formally (and held a number of in camera sessions), and the Independent Directors had additional informal conferences among themselves, and with Ainsworth’s advisors and management.

•	Shareholder and Court Approvals. The Arrangement is subject to the following shareholder and Court approvals, which protect Ainsworth Shareholders:

•	the Arrangement Resolution must be approved by the affirmative vote of at least two-thirds of the votes cast on the Arrangement Resolution by Ainsworth Shareholders, present in person or represented by proxy at the Meeting; and

•	the Arrangement must be approved by the Court, which will consider, among other things, the fairness and reasonableness of the Arrangement to Ainsworth Shareholders.

•	Dissent Rights. The availability of rights of dissent to registered Ainsworth Shareholders with respect to the Arrangement.

See “The Arrangement – Reasons for the Recommendation”.

RBC Capital Markets Fairness Opinion

RBC Capital Markets was engaged by Ainsworth as its financial advisor in connection with a potential transaction involving the direct or indirect sale or disposition of Ainsworth including, if requested, providing an opinion as to the fairness, from a financial point of view, of the consideration to be received in respect of any such transaction.

RBC Capital Markets delivered its opinion to the Board to the effect that, as of September 4, 2013, and based upon and subject to the assumptions, limitations, qualifications and other matters stated in the RBC Capital Markets Fairness Opinion, RBC Capital Markets is of the opinion that the consideration under the Arrangement is fair, from a financial point of view, to Ainsworth Shareholders. A copy of the RBC Capital Markets Fairness Opinion is attached as Appendix H.

The RBC Capital Markets Fairness Opinion does not constitute a recommendation to Ainsworth Shareholders with respect to the Arrangement Resolution. The Board urges Ainsworth Shareholders to read the RBC Capital Markets Fairness Opinion carefully and in its entirety.

See “The Arrangement – RBC Capital Markets Fairness Opinion”.

Effects of the Arrangement

If the Arrangement Resolution is passed and all of the other conditions to closing of the Arrangement are satisfied, LP, indirectly through Bidco, will acquire all of the outstanding Ainsworth Shares. Each Ainsworth

Shareholder may elect to receive at the Effective Time of the Arrangement in respect of each Ainsworth Share held, either: (i) the Mixed Consideration; (ii) the Cash Consideration; or (iii) the Share Consideration. Ainsworth Shareholders who elect either the Cash Consideration or the Share Consideration will be subject to proration if the total cash elections exceed approximately $467 million or the total share elections exceed approximately 27.5 million LP Shares. If the Arrangement is completed, Ainsworth will become a direct or indirect wholly-owned subsidiary of LP.

See “The Arrangement Agreement”.

Description of the Arrangement

If approved, the Arrangement will become effective at the Effective Time (which is expected to be at 12:01 a.m. (Vancouver time) on a date to be determined not later than the Outside Date, or such later date as may be agreed to in writing by Ainsworth and LP). At the Effective Time, the following will be deemed to occur in the following order without any further authorization, act or formality:

•	each Dissent Share will be directly transferred and assigned by such Dissenting Ainsworth Shareholder to Bidco free and clear of any Liens, and each Dissenting Ainsworth Shareholder will cease to have any rights as an Ainsworth Shareholder other than the right to be paid the fair value of such holder’s Ainsworth Shares;

•	each Ainsworth Share (other than any Dissent Share) will be transferred and assigned to Bidco (free and clear of any Liens) in exchange for: (i) the Cash Consideration, (ii) the Share Consideration or (iii) the Mixed Consideration, in each case in accordance with the election or deemed election of such Ainsworth Shareholder pursuant to Section 3.2 of the Plan of Arrangement, subject to proration in the case of (i) and (ii) above in accordance with Section 3.3 of the Plan of Arrangement;

•	with respect to each Ainsworth Share transferred and assigned: (i) the registered holder thereof will cease to be the registered holder of such Ainsworth Share and the name of such registered holder will be removed from the register of Ainsworth Shareholders as of the Effective Time; (ii) the registered holder thereof will be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign such Ainsworth Share; (iii) Bidco will be the holder of all of the outstanding Ainsworth Shares and the central securities register of Ainsworth will be revised accordingly; and

•	the exchanges and cancellations outlined above will be deemed to occur on the Effective Date, notwithstanding that certain procedures related thereto may not be completed until after the Effective Date.

See “The Arrangement – Description of the Arrangement”.

Ainsworth Shareholder Approval

The Ainsworth Board unanimously recommends (without abstention) that Ainsworth Shareholders vote FOR the Arrangement Resolution. To be effective, the Arrangement Resolution must be approved, with or without variation, by the affirmative vote of at least two-thirds of the votes cast on the Arrangement Resolution by Ainsworth Shareholders present in person or represented by proxy at the Meeting.

See “The Arrangement – Ainsworth Shareholder Approval”.

Lock-Up Agreements

On September 4, 2013, the Majority Shareholder as well as each of the directors of Ainsworth and the Executives who hold Ainsworth Shares or Ainsworth Options entered into lock-up agreements with LP in connection with the Arrangement. Subject to the terms of the Lock-Up Agreements, such persons, holding an aggregate of approximately 54.8% of the outstanding Ainsworth Shares, have agreed, among other things, to vote such Ainsworth Shares in favour of the Arrangement Resolution.

In accordance with the Brookfield Lock-Up Agreement, the Majority Shareholder has agreed to elect to receive the Mixed Consideration.

See “The Arrangement – Lock-Up Agreements”.

Court Approval and Completion of the Arrangement

Completion of the Arrangement requires approval by the Court under Division 5 of Part 9 of the BCBCA. Prior to the mailing of this Circular, Ainsworth obtained the Interim Order providing for the calling and holding of the Meeting and other procedural matters. A copy of the Interim Order is attached hereto as Appendix G. A copy of the Petition applying for the Final Order is attached hereto as Appendix F.

Subject to the approval of the Arrangement Resolution by Ainsworth Shareholders at the Meeting, the hearing in respect of the Final Order is expected to take place on or about October 31, 2013 in the Court at 800 Smithe Street, Vancouver, British Columbia, or as soon thereafter as is reasonably practicable.

Any Ainsworth Shareholder or other person who wishes to participate, to appear, to be represented, and to present evidence or arguments at the hearing, must serve and file a response to a petition and satisfy the other requirements of the Court, as directed in the Interim Order appended hereto as Appendix G and as the Court may direct in the future. The Court will consider, among other things, the fairness and reasonableness of the Arrangement and the rights of every Person affected. The Court may approve the Arrangement in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court deems fit. The Court has further been advised that the Final Order granted by the Court will constitute the basis for the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof with respect to the LP Shares to be issued pursuant to the Arrangement. If the hearing is postponed, adjourned or rescheduled then, subject to further direction of the Court, only those persons having previously served a Response in compliance with the Interim Order will be given notice of the new date.

Any Ainsworth Shareholder or other person who wishes to participate, to appear, to be represented, and to present evidence or arguments at the hearing, must serve and file a response to a petition and satisfy the other requirements of the Court, as directed in the Interim Order appended hereto as Appendix G and as the Court may direct in the future. If the hearing is postponed, adjourned or rescheduled then, subject to further direction of the Court, only those persons having previously served a Response in compliance with the Interim Order will be given notice of the new date.

Although Ainsworth’s objective is to have the Effective Date occur as soon as possible after the Meeting, the Effective Date could be delayed for a number of reasons, including, but not limited to, an objection before the Court at the hearing of the application for the Final Order or any delay in obtaining any required approvals or clearances. Ainsworth and LP may determine not to complete the Arrangement without prior notice to or action on the part of Ainsworth Shareholders.

See “The Arrangement – Court Approval and Completion of the Arrangement”.

Letter of Transmittal and Election Form

A Letter of Transmittal and Election Form (printed on yellow paper) has been mailed, together with this Circular, to each Person who was a registered holder of Ainsworth Shares on the Record Date. Each registered Ainsworth Shareholder must forward a properly completed and signed Letter of Transmittal and Election Form, with accompanying Ainsworth Share certificate(s), in order to receive the Consideration to which such Ainsworth Shareholder is entitled under the Arrangement. It is recommended that Ainsworth Shareholders complete, sign and return the Letter of Transmittal and Election Form with accompanying Ainsworth Share certificate(s) to the Depositary as soon as possible. The Letter of Transmittal and Election Form is available on Ainsworth’s website at http://www.ainsworthengineered.com and on SEDAR at www.sedar.com.

See “The Arrangement – Letter of Transmittal and Election Form” and “The Arrangement – Elections, Proration and Exchange Procedure”.

Proration and Election Procedure

Available Elections and Procedure

Each registered holder of Ainsworth Shares will have the right to elect in the Letter of Transmittal and Election Form to receive the Consideration set out below. To make a valid election as to the form of Consideration that you wish to receive under the Arrangement, you must sign and return, if applicable, the Letter of Transmittal and Election Form and make a proper election thereunder and return it with accompanying Ainsworth Share certificate(s) to the Depositary prior to the Election Deadline, being 2:00 p.m. (Vancouver time) on the business day which is two business days preceding the Effective Date. Ainsworth will provide at least two business days’ notice of the Election Deadline to Ainsworth Shareholders by means of a press release disseminated on a newswire.

An election will have been properly made by registered holders of Ainsworth Shares only if the Depositary has received, by the Election Deadline, a Letter of Transmittal and Election Form properly completed and signed and accompanied by the certificate(s) for the Ainsworth Shares to which the Letter of Transmittal and Election Form relates, properly endorsed or otherwise in proper form for transfer.

Ainsworth Shareholders whose Ainsworth Shares are registered in the name of a broker, investment dealer or other intermediary should contact that broker, investment dealer or other intermediary for instructions and assistance in delivery of the share certificate(s) representing those shares and making, if applicable, an election with respect to the form of Consideration they wish to receive.

The determination of the Depositary as to whether elections have been properly made or revoked and when elections and revocations were received by it will be binding. AINSWORTH SHAREHOLDERS WHO DO NOT MAKE AN ELECTION PRIOR TO THE ELECTION DEADLINE, OR FOR WHOM THE DEPOSITARY DETERMINES THAT THEIR ELECTION WAS NOT PROPERLY MADE WITH RESPECT TO ANY AINSWORTH SHARES, WILL BE DEEMED TO HAVE ELECTED TO RECEIVE THE MIXED CONSIDERATION IN RESPECT OF THE AINSWORTH SHARES HELD BY SUCH PERSON. The Depositary may, with the mutual agreement of Ainsworth and LP, make such rules as are consistent with the Arrangement for the implementation of the elections contemplated by the Arrangement and as are necessary or desirable to fully effect such elections.

Proration

A registered holder of Ainsworth Shares may elect in accordance with the holder’s Letter of Transmittal and Election Form (and a Beneficial Shareholder may elect in accordance with instructions provided by their broker, investment dealer or other intermediary), for every Ainsworth Share held, one of the following options the (i) Mixed Consideration; (ii) Cash Consideration; or (iii) Share Consideration, provided that:

•	the maximum aggregate amount of cash payable under the Cash Consideration and the Mixed Consideration to Ainsworth Shareholders will not exceed the Maximum Aggregate Cash Consideration; and

•	the maximum aggregate amount of LP Shares issuable under the Share Consideration and the Mixed Consideration to Ainsworth Shareholders will not exceed the Maximum Aggregate Share Consideration.

The Maximum Aggregate Cash Consideration and the Maximum Aggregate Share Consideration will be first used to satisfy the consideration payable to Ainsworth Shareholders who elected or are deemed to have elected the Mixed Consideration (the “Mixed Electing Shareholders”), and the remaining amount of the Maximum Aggregate Cash Consideration (the “Remaining Cash Consideration”) and the remaining amount of the Maximum Aggregate Share Consideration (the “Remaining Share Consideration”) will then be available to satisfy the consideration payable to Ainsworth Shareholders who have elected the Cash Consideration (the “Cash Electing Shareholders”) and Ainsworth Shareholders who have elected the Share Consideration (the “Share Electing Shareholders”), respectively.

If the aggregate cash consideration that would otherwise be payable to Cash Electing Shareholders in respect of their Ainsworth Shares (the “Elected Cash Amount”) exceeds the Remaining Cash Consideration, the amount of cash consideration payable to the Cash Electing Shareholders will be limited to the Remaining Cash Consideration and will be allocated pro rata (on a per share basis) among such Cash Electing Shareholders, and each such Cash Electing Shareholder will receive LP Shares as consideration for the balance which exceeds the amount of cash so allocated to the Cash Electing Shareholder (calculated by valuing each LP Share at the LP Announcement Share Price).

If the aggregate number of LP Shares that would otherwise be issuable to Share Electing Shareholders in respect of their Ainsworth Shares (the “Elected Share Amount”) exceeds the Remaining Share Consideration, the number of LP Shares issuable to the Share Electing Shareholders will be limited to the Remaining Share Consideration and will be allocated pro rata (on a per share basis) among such Share Electing Shareholders and each such Share Electing Shareholder will receive cash as consideration for the balance which exceeds the number of LP Shares allocated to the Share Electing Shareholder (calculated by valuing each LP Share at the LP Announcement Share Price).

Cash payments in connection with the Arrangement will be denominated in Canadian dollars other than any payment for fractional interests in LP Shares which will be paid in U.S. dollars.

See “The Arrangement – Elections, Proration and Exchange Procedure”.

Stock Exchange Listing and Reporting Issuer Status

If the Arrangement is completed, the Ainsworth Shares will be de-listed from the TSX. Ainsworth currently has 7.5% senior secured notes due 2017 outstanding and as a result it is expected to remain a reporting issuer following the Arrangement. Such notes have been assigned a credit rating of B+ by Standard and Poor’s (“S&P”) and B2 by Moody’s Investor Services (“Moodys”).

The LP Shares currently trade on the NYSE under the symbol “LPX”. LP will apply to list the LP Shares issuable under the Arrangement on the NYSE and it is a condition of closing that LP will have obtained approval for this listing.

See “The Arrangement – Stock Exchange Listing and Reporting Issuer Status”.

Procedure for the Arrangement to Become Effective

The Arrangement is proposed to be carried out pursuant to Division 5 of Part 9 of the BCBCA. The following procedural steps must be taken in order for the Arrangement to become effective:

•	the Court must grant the Final Order approving the Arrangement;

•	all conditions precedent to the Arrangement further described in the Arrangement Agreement must be satisfied or waived by the appropriate party; and

•	if applicable, the Final Order, the Arrangement Records and related documents, in the form prescribed by the BCBCA, must be filed with the registrar of companies appointed pursuant to section 400 of the BCBCA.

Information Relating to Ainsworth

Ainsworth is a corporation existing under the BCBCA and maintains its principal and head office at 1055 Dunsmuir Street, Suite 3194, Vancouver, British Columbia, V7X 1L3 (telephone (604) 661-3200). Ainsworth is a leading manufacturer and marketer of engineered wood products known as OSB. Ainsworth produces and markets a wide range of commodity and value-added OSB products with a strategic emphasis on value-added products which generally exhibit more stable pricing and command a premium price over commodity sheathing products. Ainsworth sells its products in North America and overseas, primarily Japan.

See “Information Relating to Ainsworth”.

Information Relating to LP

LP, founded in 1973 and headquartered in Nashville, Tennessee, is a leading manufacturer of building products. LP is a publicly traded corporation (NYSE:LPX) existing under the laws of the State of Delaware and maintains its principal executive offices at 414 Union Street, Suite 2000, Nashville, Tennessee, 37219 (telephone (615) 986-5600). LP is a leading manufacturer of building products and operates in four segments: North America OSB; Siding; Engineered Wood Products; and South America. LP’s focus is on delivering innovative, high-quality commodity and specialty building products to retail, wholesale, home building and industrial customers. LP’s products are used primarily in new home construction, repair and remodeling, and manufactured housing.

The unaudited pro forma combined financial statements of LP that give effect to the Arrangement are set forth in Appendix C to this Circular.

See “Information Relating to LP”.

Dissent Rights

The Interim Order expressly provides registered holders of Ainsworth Shares with the right to dissent with respect to the Arrangement Resolution. Each Dissenting Ainsworth Shareholder is entitled to be paid the fair value (determined as of immediately before the passing of the Arrangement Resolution) of all, but not less than all, of the holder’s Ainsworth Shares, provided that the holder duly dissents to the Arrangement Resolution and the Arrangement becomes effective.

To exercise Dissent Rights, an Ainsworth Shareholder must dissent with respect to all Ainsworth Shares of which it is the registered and beneficial owner. A registered Ainsworth Shareholder who wishes to dissent must deliver written notice of dissent to Ainsworth as set forth above and such notice of dissent must strictly comply with the requirements of Section 242 of the BCBCA as modified by Article 4 of the Plan of Arrangement, the Interim Order and the Final Order. Any failure by an Ainsworth Shareholder to fully comply with the provisions of the BCBCA, as modified by Article 4 of the Plan of Arrangement, the Interim Order and the Final Order, may result in the loss of that holder’s Dissent Rights. Beneficial Shareholders who wish to exercise Dissent Rights must cause each registered Ainsworth Shareholder holding their Ainsworth Shares to deliver the notice of dissent.

See “Rights of Dissenting Ainsworth Shareholders”.

Certain Canadian Federal Income Tax Considerations

Ainsworth Shareholders who are residents of Canada for purposes of the ITA will realize a taxable disposition of their Ainsworth Shares under the Arrangement regardless of whether they elect, or are deemed to elect, to receive cash and/or LP Shares.

Ainsworth Shareholders who are not residents of Canada for purposes of the ITA, hold their Ainsworth Shares as capital property and do not hold their Ainsworth Shares as “taxable Canadian property” will not be subject to tax under the ITA on the disposition of their Ainsworth Shares under the Arrangement regardless of whether they elect, or are deemed to elect, to receive cash and/or LP Shares.

See “Certain Canadian Federal Income Tax Considerations” for a general summary of the principal Canadian federal income tax considerations relevant to certain Ainsworth Shareholders who are either residents or non-residents of Canada for purposes of the ITA.

Certain United States Federal Income Tax Considerations

The exchange of Ainsworth Shares for cash and/or LP Shares pursuant to the Arrangement will be a taxable transaction for United States federal income tax purposes. In general, a U.S. Holder (as defined under the heading “Certain United States Federal Income Tax Considerations”) that exchanges Ainsworth Shares for cash and/or LP Shares pursuant to the Arrangement will recognize gain or loss on the exchange of its Ainsworth Shares in an amount equal to the difference, if any, between (a) the fair market value of the LP Shares (determined as of the Effective Date) and the U.S. dollar value of the amount of cash received in exchange for Ainsworth Shares pursuant to the Arrangement and (b) the U.S. Holder’s adjusted tax basis in the Ainsworth Shares exchanged therefor. A Non-U.S. Holder (as defined under the heading “Certain United States Federal Income Tax Considerations”) generally will not be subject to U.S. federal income tax on the gain (if any) realized on the exchange of Ainsworth Shares for cash and/or LP Shares pursuant to the Arrangement unless (i) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business, or, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States or (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, unless an applicable income tax treaty provides otherwise.

See “Certain United States Federal Income Tax Considerations” for a general summary of United States federal income tax considerations relevant to Ainsworth Shareholders.

Accounting Treatment

LP intends to account for the acquisition of Ainsworth pursuant to the Arrangement as a business combination under accounting principles generally accepted in the United States of America. Accordingly, the consideration paid by LP pursuant to the Arrangement will be allocated to net tangible and identifiable assets acquired and liabilities assumed from Ainsworth based on their respective fair values as of the completion of the acquisition. Any consideration in excess of those fair values will be recorded as goodwill.

The allocation of consideration reflected in the unaudited pro forma combined financial statements of LP included in this Circular is based upon currency exchange rates and market prices for LP Shares as of September 6, 2013 and management’s preliminary estimates and certain assumptions with respect to the fair value of the assets to be acquired and the liabilities to be assumed. The final allocation will be based on currency exchange rates and market prices for LP Shares as of the completion of the Arrangement and a full and detailed valuation of the Ainsworth assets and liabilities to be completed with the assistance of an independent third party. Differences between preliminary assumptions and estimates used in preparing the unaudited pro forma combined financial statements of LP and amounts determined in the final acquisition accounting will occur and could have a material impact on the Combined Company’s future financial position and results of operations. The final allocation is expected to be completed as soon as practical but no later than 12 months following the completion of the acquisition.

Risk Factors

There are a number of risk factors relating to the Arrangement, the business of Ainsworth, the business of LP and the LP Shares all of which should be carefully considered by Ainsworth Shareholders.

See “Risk Factors Relating to the Arrangement”, “Information Relating to Ainsworth – Risk Factors” and “Information Relating to LP – Risk Factors”.

Canadian Securities Law Matters

The LP Shares to be issued in exchange for Ainsworth Shares pursuant to the Arrangement will be issued in reliance upon exemptions from the prospectus requirements of securities legislation in each province and territory of Canada.

Upon completion of the Arrangement, LP will become a reporting issuer in each of the provinces of Canada by virtue of the completion of the Arrangement with Ainsworth. Pursuant to NI 71-102, LP will be generally exempt from Canadian statutory financial and other continuous and timely reporting requirements, including the requirement for insiders of LP to file reports with respect to trades of LP securities, provided LP complies with the requirements of U.S. securities Laws and U.S. market requirements in respect of all financial and other continuous and timely reporting matters and LP files with the relevant provincial securities regulatory authorities copies of its documents filed with the SEC under the U.S. Exchange Act.

See “Regulatory Matters – Canadian Securities Law Matters”.

United States Securities Law Matters

The LP Shares issuable in connection with the Arrangement will not be registered under the U.S. Securities Act and will be issued in reliance upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act. The Final Order of the Court will, if granted, constitute a basis for the exemption from the registration requirements of the U.S. Securities Act with respect to the LP Shares issued in connection with the Arrangement.

Ainsworth Shareholders who are not “affiliates” (as defined in Rule 144 under the U.S. Securities Act) of LP after consummation of the Arrangement and were not affiliates of LP within three months before a resale of LP Shares received pursuant to the Arrangement may resell such shares without restriction under the U.S. Securities Act. Any Ainsworth Shareholder who is an affiliate of LP after consummation of the Arrangement or was an affiliate of LP within three months before a resale of LP Shares received pursuant to the Arrangement may not resell such shares unless such shares are registered under the U.S. Securities Act or an exemption from registration, such as the exemptions contained in Rule 144 under the U.S. Securities Act, is available.

See “Regulatory Matters – United States Securities Law Matters”.

Investment Canada Act

The Arrangement is subject to and exceeds the threshold for review under Part IV of the Investment Canada Act and cannot be implemented unless it has been reviewed by the Minister and the Minister is satisfied or is deemed to be satisfied that the transaction is likely to be of net benefit to Canada. It is a condition to the completion of the Arrangement that the Key Regulatory Approval relating to the Investment Canada Act be obtained and in force and not rescinded at the Effective Time.

LP filed an application for review pursuant to Part IV of the Investment Canada Act on September 18, 2013. Filing of the application triggered an initial review period of up to 45 days. If the Minister has not completed the review by that date, the Minister may unilaterally extend the review period for up to a further 30 days. The Minister and the purchaser may agree to further extensions of the review period.

In determining whether a transaction is likely to be of net benefit to Canada, the Minister is required to consider, among other things, the application filed by the purchaser and any written undertakings offered by the purchaser to Her Majesty in right of Canada. The prescribed factors that the Minister must consider in this regard include the effect of the investment on the economic activity in Canada (including the effect on employment, resource processing, utilization of Canadian products and services and exports), the participation by Canadians in the acquired business, the effect of the investment on productivity, industrial, efficiency, technological development, product innovation, product variety and competition in Canada, the compatibility of the investment with national and provincial industrial, economic and cultural policies, and the contribution of the investment to Canada’s ability to compete in world markets.

If, following his review during the initial review period or the extension(s) described above, the Minister is not satisfied or is not deemed to be satisfied that a transaction is likely to be of net benefit to Canada, the Minister is required to send a notice to that effect to the purchaser, advising the purchaser of its right to make further representations and submit (additional) undertakings within 30 days from the date of such notice or any further period that may be agreed to by the purchaser and the Minister.

At any time, and in any event within a reasonable time after the expiry of the last-mentioned period for making representations and submitting undertakings described above, the Minister will send a notice to the purchaser that either the Minister is satisfied that the investment is likely to be of net benefit to Canada or confirmation that the Minister is not satisfied that the investment is likely to be of net benefit to Canada. In the latter case, the transaction may not be implemented.

As at that date hereof, the Minister’s review of the Arrangement is ongoing.

See “Regulatory Matters – Other Regulatory Matters – Investment Canada Act”.

Competition Act Clearance

The Arrangement exceeds the thresholds for mandatory notification under Part IX of the Competition Act. On September 18, 2013, Ainsworth and LP filed their respective merger notifications pursuant to section 114 of the Competition Act, which were verified and confirmed as complete on September 23, 2013. The applicable initial statutory waiting period in the case of a transaction notified under the Competition Act is 30 days. The Commissioner may, in his discretion, within the initial 30-day waiting period, issue a “supplementary information request” for additional information and documents, in which case a new 30-day waiting period will commence following compliance with such supplementary information request. In addition to merger notifications, LP filed, also on September 18, 2013, a request for an advance ruling certificate pursuant to section 102 of the Competition Act in respect of the Arrangement.

It is a condition to the completion of the Arrangement that the Key Regulatory Approval relating to the Competition Act be obtained and in force and not rescinded at the Effective Time. The Commissioner’s review of a notifiable transaction for substantive competition law considerations may take longer than the statutory waiting period. As of the date of this Circular, the review by the Commissioner of the proposed Arrangement was ongoing.

Upon completion of the Commissioner’s review, the Commissioner may decide to (i) issue an advance ruling certificate with respect to the proposed transaction; (ii) issue a “no action” letter stating that he does not, at that time, intend to make an application to the Competition Tribunal in respect of the transaction but retains the authority to do so for one year after completion of the transaction; or (iii) make an application in respect of the transaction to the Competition Tribunal, if the Commissioner concludes that it is likely to substantially lessen or prevent competition.

See “Regulatory Matters – Other Regulatory Matters – Competition Act Clearance”.

HSR Act

Under the HSR Act, certain transactions may not be completed until each party has filed a Notification and Report Form with the Antitrust Division of the U.S. Department of Justice and with the U.S. Federal Trade Commission and the HSR Act’s waiting period has expired or been earlier terminated. The transactions contemplated by the Arrangement Agreement are subject to the HSR Act and it is a condition to the completion of the Arrangement that the Key Regulatory Approval relating to the HSR Act be obtained and in force at the Effective Time.

See “Regulatory Matters – Other Regulatory Matters – HSR Act”.

Timber Supply Agreements

The Arrangement requires Ainsworth and LP to provide notice to or obtain the consent of certain provincial governments with respect to the timber supply agreements in such provinces. The forestry legislation of certain Canadian provinces provides that the relevant Minister of Natural Resources, in the event of a change of control, may change the amount of allocated wood and territories under forest licenses granted thereunder.

It is a condition to the completion of the Arrangement that (i) the consent of the Ontario Ministry of Natural Resources to the deemed transfer, pursuant to the Arrangement, of the Tenures granted by the Ontario government be obtained and in force and not rescinded at the Effective Time and (ii) no Governmental Entity in British Columbia or Alberta shall have delivered written notice or any other written communication to Ainsworth or LP pursuant to which it indicates that such Governmental Entity has concluded that it is reasonably likely to revoke, withdraw, modify in a materially adverse manner or cancel any Tenure which is material (individually or in the aggregate) as a result of the completion of the Arrangement, or has made a public announcement to the same effect, which notice, written communication or announcement has not been withdrawn or cancelled by five business days prior to the Outside Date.

Selected Historical Consolidated Financial Data of LP

The following summary income statement data of LP for each of the years during the three-year period ended December 31, 2012 and the summary balance sheet data as of December 31, 2012 and December 31, 2011 have been derived from LP’s audited consolidated financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 2012, which have been filed with the SEC at www.sec.gov under LP’s company name and are incorporated by reference into this Circular. The summary income statement data for each of the years ended December 31, 2009 and December 31, 2008 and the summary balance sheet data as of December 31, 2010, December 31, 2009 and December 31, 2008 have been derived from LP’s audited consolidated financial statements as of and for such years contained in LP’s other reports filed with the SEC, which are not incorporated by reference into this Circular. The summary income statement data for each of the six-month periods ended June 30, 2013 and June 30, 2012 and the summary balance sheet data as of June 30, 2013 has been derived from LP’s unaudited consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, which have been filed with the SEC at www.sec.gov under LP’s company name and are incorporated by reference into this Circular. The summary balance sheet data as of June 30, 2012 has been derived from LP’s unaudited consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, which is not incorporated by reference into this Circular.

The information set forth below is only a summary and is not necessarily indicative of the results of future operations of LP or the Combined Company following completion of the Arrangement, and you should read the following information together with LP’s consolidated financial statements, the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in LP’s Annual Report on Form 10-K for the year ended December 31, 2012, and LP’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013.

	Six months ended June 30, 2013	Six months ended June 30, 2012	2012	2011	2010	2009	2008
(US$ in millions, except per share data)
Summary Income Statement Data
Net sales	$1,110.1	$789.3	$1,715.8	$1,356.9	$1,383.6	$1,061.0	$1,379.2
Income (loss) from continuing operations	$159.6	$(48.4)	$32.1	$(171.9)	$(32.2)	$(116.5)	$(563.1)
Income (loss) from discontinued operations	$(0.2)	$(0.2)	$(3.3)	$(9.2)	$(6.4)	$(5.3)	$(13.7)
Net income (loss)	$159.4	$(48.6)	$28.8	$(181.1)	$(38.6)	$(121.8)	$(576.8)
Net income (loss) attributed to Louisiana-Pacific Corporation	$159.4	$(48.6)	$28.8	$(181.3)	$(39.0)	$(120.9)	$(576.6)
Income (loss) from continuing operations, per share – basic	$1.15	$(0.35)	$0.23	$(1.29)	$(0.25)	$(1.06)	$(5.47)
Net income (loss) per share – basic	$1.15	$(0.35)	$0.21	$(1.36)	$(0.30)	$(1.11)	$(5.60)
Income (loss) from continuing operations, per share – diluted	$1.10	$(0.35)	$0.22	$(1.29)	$(0.25)	$(1.06)	$(5.47)
Net income (loss) per share – diluted	$1.10	$(0.35)	$0.20	$(1.36)	$(0.30)	$(1.11)	$(5.60)
Average shares of common stock outstanding (millions):
Basic	138.8	136.8	137.1	133.2	129.1	108.5	102.9
Diluted	144.3	136.8	142.6	133.2	129.1	108.5	102.9
Cash dividends declared per common share	$—	$—	$—	$—	$—	$—	$0.30

Summary Balance Sheet Information
Total assets	$2,571.9	$2,256.2	$2,331.0	$2,139.9	$2,410.6	$2,620.3	$2,601.6
Long-term debt, excluding current portion	$777.3	$784.4	$782.7	$715.9	$714.5	$706.3	$841.3
Long-term debt, excluding current portion, less notes receivable from assets sales	$345.1	$352.2	$350.5	$192.4	$181.0	$172.8	$212.4
Contingency reserves, excluding current portion	$12.3	$16.1	$12.8	$17.2	$25.9	$30.8	$30.5
Stockholders’ equity	$1,182.5	$956.0	$1,033.8	$1,000.9	$1,217.8	$1,253.5	$1,224.2

Selected Historical Consolidated Financial Data of Ainsworth

The following summary income statement data of Ainsworth for each of the years during the two-year period ended December 31, 2012 and the summary balance sheet data as of December 31, 2012 and December 31, 2011 have been derived from Ainsworth’s audited consolidated financial statements for the year ended December 31, 2012, which are available on SEDAR at www.sedar.com and incorporated by reference into this Circular. The summary income statement data for each of the years ended December 31, 2010, December 31, 2009 and December 31, 2008 and the summary balance sheet data as of December 31, 2010, December 31, 2009 and December 31, 2008 have been derived from Ainsworth’s audited consolidated financial statements as of and for such years, which are available on SEDAR at www.sedar.com but are not incorporated by reference into this Circular. The summary income statement data for each of the six-month periods ended June 30, 2013 and June 30, 2012 and the summary balance sheet data as of June 30, 2013 have been derived from Ainsworth’s unaudited consolidated financial statements for the quarter ended June 30, 2013, which are available on SEDAR at www.sedar.com and incorporated by reference into this Circular. The summary balance sheet data as of June 30, 2012 has been derived from Ainsworth’s unaudited consolidated financial statements for the quarter ended June 30, 2012, which are available on SEDAR at www.sedar.com but are not incorporated by reference into this Circular.

The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Ainsworth or the Combined Company following completion of the Arrangement, and you should read the following information together with Ainsworth’s consolidated financial statements, the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the year ended December 31, 2012, and for the quarter ended June 30, 2013, which are available on SEDAR at www.sedar.com.

	Six months ended June 30, 2013	Six months ended June 30, 2012	2012	2011	2010	2009(1)	2008(1)(2)
(in millions, except per share data)
Summary Income Statement Data
Net sales	$269.4	$175.6	$409.1	$293.3	$329.5	$285.9	$359.3
Income (loss) from continuing operations	$39.3	$(10.8)	$28.8	$7.6	$12.8	$15.9	$(233.5)
Income (loss) from discontinued operations	$(0.4)	$(0.3)	$(0.4)	$0.7	$(0.9)	$(37.5)	$(88.3)
Net income (loss)	$38.9	$(11.0)	$28.4	$8.3	$11.9	$(21.6)	$(321.8)
Income (loss) from continuing operations, per share – basic	$0.16	$(0.10)	$0.28	$0.07	$0.13	$0.16	$(4.60)
Net income (loss) per share – basic	$0.16	$(0.10)	$0.28	$0.08	$0.12	$(0.22)	$(6.33)
Income (loss) from continuing operations, per share – diluted	$0.16	$(0.10)	$0.28	$0.07	$0.13	$0.16	$(4.60)
Net income (loss) per share – diluted	$0.16	$0.10	$0.28	$0.08	$0.12	$(0.22)	$(6.33)
Average common shares outstanding (millions):
Basic	240.8	100.8	102.3	100.6	100.3	100.0	100.0
Diluted	241.7	100.8	102.6	100.9	100.7	100.1	100.0
Cash dividends declared per common share	$—	$—	$—	$—	$—	$—	$—

Summary Balance Sheet Information
Total assets	$911.0	$781.1	$835.2	$786.3	$762.2	$846.2	$983.7
Long-term debt, excluding current portion	$372.5	$527.5	$355.1	$518.3	$485.6	$550.6	$627.1
Shareholders’ equity	$424.3	$179.2	$385.3	$190.1	$186.0	$208.1	$226.2

Notes:

(1)	Information presented in accordance with Canadian generally accepted accounting principles.

(2)	Income statement information presented includes the compilation of information for Ainsworth as well as its predecessor. On July 29, 2008 Ainsworth Lumber Co. Ltd. (the “Predecessor”) implemented a financial restructuring plan and the recapitalized company adopted fresh start accounting. Information shown for 2008 includes five months of operations of the restructured company and seven months of operations of the Predecessor.

Selected Unaudited Pro forma Financial Information

The following selected unaudited pro forma combined balance sheet data gives effect to the Arrangement as if it had been completed on June 30, 2013, while the unaudited pro forma combined income statement data for the six months ended June 30, 2013 and the year ended December 31, 2012 gives effect to the Arrangement as if it had been completed on January 1, 2012.

The following selected unaudited pro forma combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of what LP’s consolidated financial position or results of operations actually would have been had the Arrangement been completed as of the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or results of operations of LP. Future financial position may vary significantly from the pro forma balance sheet data presented because of various factors, including differences between historical market prices for LP Shares and historical exchange rates between Canadian dollars and U.S. dollars relative to market prices for LP Shares and the exchange rate between Canadian dollars and U.S. dollars as of the completion of the Arrangement, as well as differences between preliminary estimates and assumptions relative to the final determination of the fair values of assets to be acquired and liabilities to be assumed. See “Accounting Treatment.” Future results of operations may vary significantly from the pro forma statement of operations data presented because of various factors, including those discussed in “Risk Factors Relating to the Arrangement”, “Information Relating to Ainsworth – Risk Factors” and “Information Relating to LP – Risk Factors.” The following selected unaudited pro forma combined financial information should be read in conjunction with the unaudited pro forma combined financial statements of LP which are attached to this Circular as Appendix C.

Unaudited Pro forma Combined Balance Sheet Data

As of June 30, 2013

(US$ in millions, unless otherwise noted)

	Historical LP	Historical Ainsworth(1)	Pro forma Adjustments	Pro forma Combined
Cash and cash equivalents	$630.7	$162.7	$(345.3)	$448.1
Long-term debt, excluding current portion	$777.3	$362.6	$121.0	$1,260.9
Long-term debt excluding current portion, less notes receivable from asset sales	$345.1	$362.6	$121.0	$828.7
Shareholders’ equity	$1,182.5	$388.7	$30.1	$1,601.3
Total liabilities and shareholders’ equity	$2,571.9	$862.5	$233.6	$3,668.0
Common shares outstanding (millions)	139.8	—	27.5	167.3

Note:

(1)	As adjusted to US$ and U.S. GAAP.

Unaudited Pro forma Combined Statement of Income Data

For the Six Months Ended June 30, 2013

(US$ in millions, except per share data)

	Historical LP	Historical Ainsworth(1)	Pro forma Adjustments	Pro forma Combined
Net Sales	$1,110.1	$265.3	$(3.4)	$1,372.0
Income from Operations	$178.1	$90.1	$(5.6)	$262.6
Net Income	$159.4	$57.8	$(5.2)	$212.0
Net earnings per share:
Basic	$1.15			$1.28
Diluted	$1.10			$1.23

Note:

(1)	As adjusted to US$ and U.S. GAAP.

Unaudited Pro forma Combined Statement of Income Data

For the Year Ended December 31, 2012

(US$ in millions, except per share data)

	Historical LP	Historical Ainsworth(1)	Pro forma Adjustments	Pro forma Combined
Net Sales	$1,715.8	$409.3	$(8.3)	$2,116.8
Income from Operations	$107.4	$74.9	$(11.2)	$171.1
Net Income	$28.8	$8.2	$(9.8)	$27.2
Net earnings per share:
Basic	$0.21			$0.17
Diluted	$0.20			$0.16

Note:

(1)	As adjusted to US$ and U.S. GAAP.

Unaudited Comparative Per Share Information

The following table summarizes unaudited per share data for (i) LP and Ainsworth on a historical basis (adjusted for US$ and U.S. GAAP) for the six months ended June 30, 2013 and the year ended December 31, 2012, (ii) LP on a pro forma combined basis giving effect to the Arrangement and (iii) Ainsworth on a pro forma equivalent basis based on the exchange ratio of 0.114 of a LP Share for each Ainsworth Share. It has been assumed for purposes of the pro forma combined financial information provided below that the Arrangement was completed on January 1, 2012 for earnings per share purposes and on June 30, 2013 for book value per share purposes. The historical earnings per share information should be read in conjunction with LP’s consolidated financial statements, the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in LP’s Annual Report on Form 10-K for the year ended December 31, 2012, and LP’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, which are incorporated by reference into this Circular. The unaudited pro forma combined earnings per share information is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements of LP which are attached to this Circular as Appendix C. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Arrangement had been completed as of the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position of the Combined Company.

	LP		Ainsworth
	Historical	Pro forma Combined	Historical(1)	Pro forma Equivalent(2)
(US$)
Six Months Ended June 30, 2013
Basic earnings per share(3)	$1.15	$1.28	$0.24	$0.15
Diluted earnings per share(3)	$1.10	$1.23	$0.24	$0.14
Book value per share(4)	$8.46	$9.57	$1.61	$1.09

Year Ended December 31, 2012
Basic earnings per share(3)	$0.21	$0.17	$0.08	$0.02
Diluted earnings per share(3)	$0.20	$0.16	$0.08	$0.02

Notes:

(1)	As adjusted to US$ and U.S. GAAP.
(2)	The pro forma equivalent share amounts were calculated by multiplying the pro forma combined per share amounts by the exchange ratio of 0.114 of a LP Share per Ainsworth Share. This information shows how each Ainsworth Share would have participated in the Combined Company’s earnings from continuing operations and book value if the Arrangement had been completed on the relevant dates. The information shown above does not reflect the additional cash consideration that each Ainsworth Share will receive as part of the Arrangement.
(3)	The pro forma earnings per share of the Combined Company are calculated by dividing the pro forma net income by the pro forma weighted average number of shares outstanding.
(4)	Historical book value per share is computed by dividing total stockholders’ equity by the number of LP Shares or Ainsworth Shares, as applicable, outstanding as of June 30, 2013. Pro forma combined book value per share is computed by dividing pro forma total stockholders’ equity by the pro forma number of LP Shares that would have been outstanding as of June 30, 2013.

Share Prices

LP Shares are listed on the NYSE under the trading symbol “LPX.” Ainsworth Shares are listed on the TSX under the trading symbol “ANS.” The following table sets forth the closing sales prices per LP Share and Ainsworth Share, on an actual and equivalent per share basis, on the NYSE and TSX, respectively, on the following dates:

•	September 3, 2013, the last full trading day before the public announcement of the Arrangement, and

•	September 24, 2013, the date of this Circular.

	LP Shares		Ainsworth Shares	LP Equivalent Per Share(1)
September 3, 2013	US$	15.20	$2.89	US$	1.73
September 24, 2013	US$	17.51	$3.92	US$	2.00

Note:

(1)	The equivalent per share data for LP Shares has been determined by multiplying the market price of one LP Share on each of the dates by the exchange ratio of 0.114.

Because the exchange ratio will not be adjusted for changes in the market price of either LP Shares or Ainsworth Shares, the market value of the LP Shares that holders of Ainsworth Shares will have the right to receive on the date the Arrangement is completed may vary significantly from the market value of the LP Shares that holders of Ainsworth Shares would receive if the Arrangement was completed on the date of this Circular. As a result, you should obtain recent market prices of Ainsworth Shares and LP Shares prior to voting your shares. See “Risk Factors Relating to the Arrangement”.

Dividends

Neither LP nor Ainsworth has declared or paid any dividends on its common stock in the last three years. Under the Arrangement Agreement, neither party may, unless consented to by the other party, declare, set aside or pay any dividends or other distributions (whether in cash, shares or property, or any combination thereof) on its respective outstanding shares of common stock prior to the Effective Time of the Arrangement.

THE ARRANGEMENT

Background to the Arrangement

The terms of the Arrangement and the provisions of the Arrangement Agreement are the result of arm’s length negotiations conducted between representatives of Ainsworth and LP and their respective advisors. The following is a summary of the material meetings, negotiations, discussions and actions among the parties that preceded the execution and public announcement of the Arrangement Agreement.

Over the course of 2012, the Board reviewed its long term business strategy including the timing and financing of two significant opportunities, namely the potential re-start of the High Level mill and the completion of the second line at the Grande Prairie mill, as well as continued product development for export sales outside North America. In October 2012, the Board approved a comprehensive refinancing plan to better position Ainsworth across industry cycles through a reduction in debt, lower borrowing costs and extended maturities. The refinancing plan was completed in December 2012 and included a rights offering of common shares as well as the issuance of senior secured notes. As a result of increasing signs of a sustainable recovery in the North American housing market and OSB demand, Ainsworth also commenced activities to restart the High Level mill by late 2013.

In light of the improving OSB demand as well as some inbound inquiries about the possible sale of Ainsworth, in February 2013, the Board began considering various strategic alternatives available to Ainsworth. The Majority Shareholder indicated it would be supportive of a sale and that it anticipated participating in any transaction on the same basis as all other Ainsworth Shareholders. Accordingly, the Board decided to retain a financial advisor and assess the pursuit of a sale process. Given the expectation that the Majority Shareholder would be treated the same as all other Ainsworth Shareholders, it was determined that there was no need to create a formal special committee, but that the Independent Directors would continue to meet separately from time to time, consistent with past practice.

On March 6, 2013, after considering and meeting with various other investment banks, Ainsworth retained RBC Capital Markets as Ainsworth’s financial advisor to explore the possible sale of Ainsworth in the context of other strategic alternatives available to Ainsworth.

On March 26, 2013, RBC Capital Markets presented its findings to the Board, including a preliminary financial assessment of Ainsworth under various scenarios and addressing the feasibility of a sale of Ainsworth at this time. RBC Capital Markets advised that it was an attractive time to consider a sale of Ainsworth for a number of reasons, including: strong market sentiment regarding the rebound in North American housing starts, favourable debt and equity market conditions, and a strong OSB pricing outlook. With the advice of RBC Capital Markets, the Board identified a list of potential strategic and financial buyers who would be contacted as part of the sale process.

Between late March and May, 2013, RBC Capital Markets contacted over 20 potential buyers, including LP. Ainsworth entered into confidentiality agreements with a number of parties and provided those parties with a presentation about the opportunity to purchase Ainsworth. After receiving feedback from the parties involved in this process, the Board decided to focus on negotiating a transaction with LP.

On June 28, 2013, LP submitted a non-binding expression of interest to purchase Ainsworth on the basis of $1.80 in cash and 0.114 shares of LP for each Ainsworth Share, following a 45-day exclusivity period to conduct due diligence. The expression of interest was conditional upon due diligence, regulatory approvals and clearances and the negotiation of definitive binding agreements, including a lock-up agreement with the Majority Shareholder. The Board determined that the total consideration offered by LP in its expression of interest was inadequate.

The Majority Shareholder undertook to continue negotiations with LP and its representatives to see if the consideration could be increased. As a result of these discussions, LP verbally offered to increase the cash component of the consideration from $1.80 to $1.94 per Ainsworth Share. Discussions between the Majority Shareholder and LP continued, resulting in a revised non-binding expression of interest being submitted by LP on July 15, 2013 in which the cash component of the consideration was increased to $1.99 per Ainsworth Share (in addition to the 0.114 LP Shares per Ainsworth Share) and the period of exclusivity was reduced to 30 days. The Board met on July 15, 2013 to discuss the revised expression of interest on a preliminary basis and RBC Capital Markets was asked to prepare an analysis of the revised terms. The Board met again on July 17, 2013 to receive a presentation by RBC Capital Markets on the terms of the revised expression of interest from LP. Following a lengthy discussion, the Board determined that there were a number of elements of the proposal which Ainsworth should pursue and clarify with LP. RBC Capital Markets was instructed to engage with LP and its advisors on these issues.

On July 19, 2013, Ainsworth and RBC Capital Markets entered into a confidentiality agreement with LP and received internal projections prepared by LP which would better enable Ainsworth and RBC Capital Markets to assess the value of the LP Shares. Representatives of RBC Capital Markets and the Majority Shareholder also had an opportunity to ask questions about LP’s business and prospects.

On July 24, 2013, the Board met to receive a further presentation from RBC Capital Markets on the July 15, 2013 revised expression of interest, including a detailed assessment of the LP Shares being offered as part of the consideration. As a result of ongoing discussions, LP indicated that it was willing to provide Ainsworth’s shareholders with the ability to elect between the cash and LP Share consideration, subject to proration for overall amounts, provided that the Majority Shareholder agreed to take cash and LP Shares on the basis set forth in the revised expression of interest. The Majority Shareholder indicated that it would be willing to support a transaction on this basis. Following consideration of all of the available information, the Board agreed to enter into exclusive negotiations with LP for a period of 30 days to determine whether or not a transaction could be finalized on the basis contained in the revised expression of interest.

On July 26, 2013, Ainsworth entered into an exclusivity agreement with LP granting it exclusivity until August 25, 2013. Ainsworth subsequently agreed to extend the period of exclusivity until September 7, 2013.

Between July 26 and September 4, 2013, LP conducted certain due diligence on Ainsworth, Ainsworth conducted certain due diligence on LP and the value of the LP Shares and the parties negotiated the Arrangement Agreement, the Brookfield Lock-Up Agreement and the Director and Executive Lock-Up Agreements.

Over the course of negotiations between LP and Ainsworth, it was agreed that LP would assume more risk associated with certain regulatory approvals and in exchange Ainsworth would accept a reduction in the cash portion of the purchase price from $1.99 to $1.94 per Ainsworth Share. The Board determined that on balance this represented a transaction that was more attractive than the alternative.

On September 4, 2013, the Board met to consider the terms of the Arrangement Agreement, received the RBC Capital Markets Fairness Opinion from RBC Capital Markets and authorized the execution of the Arrangement Agreement.

Recommendation of the Board

After careful consideration, the Board unanimously determined (without any abstention) that the Arrangement is fair to Ainsworth Shareholders and in the best interests of Ainsworth. The Board unanimously recommends (without any abstention) that Ainsworth Shareholders vote FOR the Arrangement Resolution.

Reasons for the Recommendation

In making its recommendation, the Board consulted with Ainsworth’s management, legal counsel and RBC Capital Markets, reviewed a significant amount of information and considered a number of factors, including those listed below. The following includes forward-looking information and readers are cautioned that actual results may vary.

In making its determinations and recommendations, the Board considered and relied upon a number of substantive factors, including, among others:

•	Premium to Ainsworth Shareholders. Based on the closing price of the LP Shares on the NYSE of US$15.20 and the currency exchange rate on September 3, 2013, the Arrangement values the Ainsworth Shares at $3.76 per Ainsworth Share. This represents a premium of approximately 30% over the closing price of Ainsworth Shares of $2.89 on September 3, 2013, the last trading day prior to the public announcement by Ainsworth and LP of the proposed Arrangement, and 24% over the 20-day volume-weighted average trading price of Ainsworth Shares on the TSX through September 3, 2013.

•	Benefits of LP and Ainsworth Combination. The Board believes that the combination with LP represents an excellent strategic fit through a broader array of product offerings, an expanded geographic footprint, opportunities to achieve manufacturing and distribution efficiencies, and increased manufacturing scale. The Combined Company should be well positioned from a financial and operating perspective to benefit from the U.S. housing recovery and expand into sales outside North America. Ainsworth Shareholders who elect to receive LP Shares pursuant to the Arrangement will have the opportunity to participate in these benefits and any future increase in value of the Combined Company.

•	Business Reputation and Financial Strength of LP. The Board considered the strong business reputation and substantial financial resources of LP and focused on the absence of any financing contingency with respect to the Arrangement.

•	Increased Market Liquidity. Upon the completion of the Arrangement, the Combined Company will have a broader shareholder base with increased market liquidity and a larger public float than Ainsworth. As of September 3, 2013, the Combined Company had a pro forma market capitalization of approximately US$2.6 billion compared with Ainsworth’s market capitalization of approximately $700 million. This is expected to provide Ainsworth Shareholders who receive LP Shares under the Arrangement with greater liquidity for such shares than currently available with respect to their Ainsworth Shares.

•	Ability to Elect Form of Consideration. Ainsworth Shareholders are entitled to elect to receive the (i) Mixed Consideration; (ii) the Cash Consideration; or (iii) the Share Consideration, the Cash Consideration and the Share Consideration being subject to proration.

•	RBC Capital Markets Fairness Opinion. In the opinion of RBC Capital Markets, as at September 4, 2013, and subject to the assumptions, limitations, qualifications and other matters contained therein, the consideration under the Arrangement is fair, from a financial point of view, to Ainsworth Shareholders. See “The Arrangement – RBC Capital Markets Fairness Opinion” and Appendix H “RBC Capital Markets Fairness Opinion”.

•	Comprehensive and Rigorous Sales Process. The Arrangement arose out of a comprehensive and rigorous process conducted by Ainsworth, with the assistance of RBC Capital Markets, to seek alternative transactions involving a sale of Ainsworth. A number of interested parties were contacted to determine whether they were interested in entering a transaction leading to the acquisition of Ainsworth. Following this process, the Board concluded that the Arrangement represented the best alternative currently available to Ainsworth Shareholders.

•

Support of the Majority Shareholder. The Majority Shareholder, which is a sophisticated investor with significant expertise in the forest products sector, and is being treated the same as all other Ainsworth

Shareholders in the Arrangement, is supportive of the Arrangement. The Majority Shareholder and all of the directors and Executives of Ainsworth who hold Ainsworth Shares or Ainsworth Options have signed Lock-Up Agreements, in aggregate holding approximately 54.8% of the Ainsworth Shares, pursuant to which, and subject to the terms thereof, they have agreed to, among other things, vote their Ainsworth Shares in favour of the Arrangement Resolution. In accordance with its lock-up agreement, the Majority Shareholder has agreed to elect to receive the Mixed Consideration. See “The Arrangement – Lock-Up Agreements”.

In making its determinations and recommendation, the Board also observed that a number of procedural safeguards were and are present to permit the Board to represent effectively the interests of Ainsworth, the Ainsworth Shareholders and Ainsworth’s other stakeholders, including, among others:

•	Ability to Respond to Superior Proposals. Notwithstanding the limitations contained in the Arrangement Agreement on Ainsworth’s ability to solicit interest from third parties, the Arrangement Agreement allows the Board to engage in discussions or negotiations with respect to an unsolicited written bona fide Acquisition Proposal at any time prior to the approval of the Arrangement Resolution by Ainsworth Shareholders and after the Board determines, in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal could reasonably be expected to lead to a Superior Proposal.

•	Reasonable Termination Fee. The amount of the Termination Fee, being $32.5 million, is reasonable in the circumstances.

•	Role of the Independent Directors. The evaluation and negotiation process was monitored by the Independent Directors, being members of the Board who are independent of management and the Majority Shareholder and who have no financial interest in the Arrangement that is different from that of the Ainsworth Shareholders. The Independent Directors met formally (and held a number of in camera sessions), and the Independent Directors had additional informal conferences among themselves, and with Ainsworth’s advisors and management.

•	Shareholder and Court Approvals. The Arrangement is subject to the following shareholder and Court approvals, which protect Ainsworth Shareholders:

•	the Arrangement Resolution must be approved by the affirmative vote of at least two-thirds of the votes cast on the Arrangement Resolution by Ainsworth Shareholders, present in person or represented by proxy at the Meeting; and

•	the Arrangement must be approved by the Court, which will consider, among other things, the fairness and reasonableness of the Arrangement to Ainsworth Shareholders.

•	Dissent Rights. The availability of rights of dissent to registered Ainsworth Shareholders with respect to the Arrangement.

The foregoing summary of the information and factors considered by the Board is not intended to be exhaustive, but includes the material information and factors considered by the Board in its consideration of the Arrangement. In view of the variety of factors and the amount of information considered in connection with the Board’s evaluation of the Arrangement, it did not find it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to each of the specific factors considered in reaching its conclusion and recommendation. The recommendation of the Board was made after consideration of all of the above-noted factors and in light of its own collective knowledge of the business, financial condition and prospects of Ainsworth and was based upon the advice of the Board’s financial advisors and legal advisors. In addition, individual members of the Board may have assigned different weights to different factors.

RBC Capital Markets Fairness Opinion

RBC Capital Markets was engaged by Ainsworth pursuant to an engagement letter dated March 6, 2013 as its financial advisor in connection with a potential transaction involving the direct or indirect sale or disposition of Ainsworth including, if requested, providing an opinion as to the fairness, from a financial point of view, of the consideration to be received in respect of any such transaction. The Board requested that RBC Capital Markets provide an opinion to the Board as to the fairness, from a financial point of view, of the consideration under the Arrangement to Ainsworth Shareholders. RBC Capital Markets delivered its opinion to the Board to the effect that, as of September 4, 2013, and based upon and subject to the assumptions, limitations, qualifications and other matters stated in the RBC Capital Markets Fairness Opinion, RBC Capital Markets is of the opinion that the consideration under the Arrangement is fair, from a financial point of view, to Ainsworth Shareholders. A copy of the RBC Capital Markets Fairness Opinion is attached as Appendix H.

In rendering the RBC Capital Markets Fairness Opinion, RBC Capital Markets relied, without independent verification, on financial and other information that was obtained by RBC Capital Markets from public sources, senior management of Ainsworth, LP and their respective consultants and advisors. RBC Capital Markets assumed that this information was complete, accurate and fairly presented.

RBC Capital Markets is one of Canada’s largest investment banking firms, with operations in all facets of corporate and government finance, corporate banking, mergers and acquisitions, equity and fixed income sales and trading and investment research. RBC Capital Markets and its affiliates also have significant operations in the United States and internationally. The RBC Capital Markets Fairness Opinion represents the opinion of RBC Capital Markets and the form and content of the RBC Capital Markets Fairness Opinion have been approved for release by a committee of its directors, each of whom is experienced in merger, acquisition, divestiture and fairness opinion matters.

The RBC Capital Markets Fairness Opinion does not constitute a recommendation to Ainsworth Shareholders with respect to the Arrangement Resolution. The Board urges Ainsworth Shareholders to read the RBC Capital Markets Fairness Opinion carefully and in its entirety.

The full text of the RBC Capital Markets Fairness Opinion, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the review undertaken by RBC Capital Markets, is reproduced as Appendix H to this Circular. This summary of the RBC Capital Markets Fairness Opinion is qualified in its entirety by reference to the full text of the RBC Capital Markets Fairness Opinion. Ainsworth has agreed to pay RBC Capital Markets a fee for providing its opinion and for its financial advisory services which is, in part, contingent on the successful completion of the Arrangement. Ainsworth has also agreed to reimburse the expenses of RBC Capital Markets and to indemnify RBC Capital Markets in respect of certain liabilities that may be incurred by RBC Capital Markets in connection with the provision of its services.

Description of the Arrangement

The following description of the Arrangement is qualified in its entirety by reference to the full text of the Plan of Arrangement which is attached as Appendix E to this Circular.

If approved, the Arrangement will become effective at the Effective Time (which is expected to be at 12:01 a.m. (Vancouver time) on a date to be determined not later than the Outside Date, or such later date as may be agreed to in writing by Ainsworth and LP). At the Effective Time, the following will be deemed to occur in the following order at five minute intervals following the completion of the previous event without any further authorization, act or formality:

•	each Dissent Share will be directly transferred and assigned by such Dissenting Ainsworth Shareholder to Bidco free and clear of any Liens, and each Dissenting Ainsworth Shareholder will cease to have any rights as an Ainsworth Shareholder other than the right to be paid the fair value of such holder’s Ainsworth Shares;

•	each Ainsworth Share (other than any Dissent Share) will be transferred and assigned to Bidco (free and clear of any Liens) in exchange for: (i) the Mixed Consideration, (ii) the Cash Consideration, or (iii) the Share Consideration, in each case in accordance with the election or deemed election of such Ainsworth Shareholder pursuant to section 3.2 of the Plan of Arrangement, subject to proration in the case of (ii) and (iii) above in accordance with section 3.3 of the Plan of Arrangement;

•	with respect to each Ainsworth Share transferred and assigned: (i) the registered holder thereof will cease to be the registered holder of such Ainsworth Share and the name of such registered holder will be removed from the register of Ainsworth Shareholders as of the Effective Time; (ii) the registered holder thereof will be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign such Ainsworth Share; (iii) Bidco will be the holder of all of the outstanding Ainsworth Shares and the central securities register of Ainsworth will be revised accordingly; and

•	the exchanges and cancellations outlined above will be deemed to occur on the Effective Date, notwithstanding that certain procedures related thereto may not be completed until after the Effective Date.

Procedure for the Arrangement to Become Effective

The Arrangement is proposed to be carried out pursuant to Division 5 of Part 9 of the BCBCA. The following procedural steps must be taken in order for the Arrangement to become effective:

•	the Court must grant the Final Order approving the Arrangement;

•	all conditions precedent to the Arrangement further described in the Arrangement Agreement must be satisfied or waived by the appropriate party; and

•	if applicable, the Final Order, the Arrangement Records and related documents, in the form prescribed by the BCBCA, must be filed with the registrar of companies appointed pursuant to section 400 of the BCBCA (the “Registrar”).

Ainsworth Shareholder Approval

The Ainsworth Board unanimously recommends (without any abstention) that Ainsworth Shareholders vote FOR the Arrangement Resolution. To be effective, the Arrangement Resolution must be approved, with or without variation, by the affirmative vote of at least two-thirds of the votes cast on the Arrangement Resolution by Ainsworth Shareholders present in person or represented by proxy at the Meeting.

Lock-Up Agreements

On September 4, 2013, the Majority Shareholder as well as each of the directors of Ainsworth and the Executives who hold Ainsworth Shares or Ainsworth Options entered into lock-up agreements with LP in connection with the Arrangement. The Majority Shareholder beneficially owns or exercises control or direction over 131,134,729 Ainsworth Shares, which represents approximately 54.4% of the outstanding Ainsworth Shares. The Director and Executive Locked-Up Shareholders collectively beneficially own or exercise control or direction over 920,013 Ainsworth Shares, which represents approximately 0.4% of the outstanding Ainsworth Shares.

Brookfield Lock-Up Agreement

The Brookfield Lock-Up Agreement can be found on SEDAR at www.sedar.com. Below is only a summary of the Brookfield Lock-Up Agreement and is qualified in its entirety by reference to the full text of the Brookfield Lock-Up Agreement.

Under the Brookfield Lock-Up Agreement, the Majority Shareholder has agreed, subject to the terms and conditions of the Brookfield Lock-Up Agreement, among other things:

•	to vote or to cause to be voted any Ainsworth Shares held by them, or over which they have control or direction, in favour of the Arrangement Resolution and any other matter that could reasonably be expected to facilitate the acquisition by LP of all of the outstanding Ainsworth Shares;

•	to vote or cause to be voted any Ainsworth Shares held by them against any matter that that could reasonably be expected to delay, prevent or frustrate the successful completion of the transaction at any meeting of Ainsworth Shareholders called for the purpose of considering same;

•	not, except as to the extent permitted by the Arrangement Agreement, directly or indirectly, option, sell, transfer, pledge, encumber, grant a security interest in, hypothecate or enter into any monetization transaction with respect to any of the Ainsworth Shares or any right or interest therein, to any person or group or agree to do any of the foregoing unless the person to whom the Ainsworth Shares are optioned, sold, transferred, pledged or otherwise conveyed will have executed in favour of LP a lock-up agreement and such person is an affiliate of the transferor;

•	immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any person or group or any agent or representative of any person or group conducted before the date of the Arrangement Agreement with respect to any Acquisition Proposal;

•	not, except as to the extent permitted by the Arrangement Agreement, directly or indirectly, solicit, assist, initiate, encourage or knowingly facilitate any inquiries, proposals or offers regarding any Acquisition Proposal;

•	not to, after the date of the Arrangement Agreement and within the 24-month period following the Effective Date, acquire, offer or propose to acquire, or agree to acquire, by purchase, gift or otherwise, directly or indirectly, the beneficial ownership of any securities of LP, subject to certain exceptions; and

•	not to exercise any Dissent Rights in respect of their Ainsworth Shares that may arise with respect to the Arrangement.

The Brookfield Lock-Up Agreement will terminate and be of no further force or effect upon the earliest of: (a) the mutual agreement in writing of LP and the Majority Shareholder; (b) the termination of the Arrangement Agreement in accordance with its terms; (c) notice by the Majority Shareholder, if (i) the Effective Time has not occurred on or prior to the Outside Date, or (ii) the Arrangement Agreement is amended to reduce or adversely change the Consideration or is amended in any other respect that is materially adverse to the Majority Shareholder; (d) the Effective Time (subject to the survival of specified restrictions on the Majority Shareholder in relation to LP and the LP Shares owned by the Majority Shareholder); and (e) if there is passed any Law that makes the consummation of the transactions contemplated by the Arrangement Agreement illegal or otherwise prohibited.

In accordance with the Brookfield Lock-Up Agreement, the Majority Shareholder has agreed to elect to receive the Mixed Consideration.

Director and Executive Lock-Up Agreements

Under their respective Director and Executive Lock-Up Agreements, each of the Director and Executive Locked-Up Shareholders have agreed, subject to the terms and conditions of their respective Director and Executive Lock-Up Agreements, among other things:

•	to vote or to cause to be voted the Ainsworth Shares and any other securities directly or indirectly acquired by or issued to such directors and Executives after September 4, 2013 (including without limitation any Ainsworth Shares issued upon exercise of options to purchase shares) in favour of the Arrangement and any other matter necessary for the consummation of the Arrangement at the meeting of Ainsworth Shareholders or any adjournment thereof;

•	if requested by LP, acting reasonably, to deliver or to cause to be delivered to Ainsworth duly executed proxies in favour of LP voting in favour of the Arrangement;

•	not to exercise any rights to dissent in connection with the Arrangement;

•	except in the capacity as director or officer to the extent permitted by the Arrangement Agreement, not to take any action which may in any way adversely affect the success of the Arrangement;

•	except in the capacity as director or officer to the extent permitted by the Arrangement Agreement, not to, directly or indirectly, make or participate in or take any action that would reasonably be expected to result in an Acquisition Proposal (as such term is defined in the Arrangement Agreement), or engage in any discussion, negotiation or inquiries relating thereto or accept any Acquisition Proposal; and

•	not to, directly or indirectly, sell, transfer, pledge or assign or agree to sell, transfer, pledge or assign any of the Ainsworth Shares or Ainsworth Options or any interest therein, without LP’s prior written consent.

Each of the Director and Executive Lock-Up Agreements expires upon the earlier of: (a) the date the Arrangement Agreement is terminated in accordance with its terms; and (b) the Outside Date, if the Effective Time has not occurred.

The foregoing is only a summary of the Director and Executive Lock-Up Agreements and is qualified in its entirety by reference to the full text of the Director and Executive Lock-Up Agreements.

Court Approval and Completion of the Arrangement

The Arrangement requires approval by the Court under Division 5 of Part 9 of the BCBCA. Prior to the mailing of this Circular, Ainsworth obtained the Interim Order providing for the calling and holding of the Meeting and other procedural matters. A copy of the Interim Order is attached hereto as Appendix G. A copy of the Petition applying for the Final Order is attached hereto as Appendix F.

Subject to the approval of the Arrangement Resolution by Ainsworth Shareholders at the Meeting, the hearing in respect of the Final Order is expected to take place on or about October 31, 2013 in the Court at 800 Smithe Street, Vancouver, British Columbia, or as soon thereafter as is reasonably practicable.

Any Ainsworth Shareholder who wishes to appear or be represented and to present evidence or arguments must serve and file a Response to a Petition as set out in the Petition for the Final Order and satisfy any other requirements of the Court. The Court will consider, among other things, the fairness and reasonableness of the Arrangement and the rights of every Person affected. The Court may approve the Arrangement in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court deems fit. The Court has further been advised that the Final Order granted by the Court will constitute the basis for the exemption from the registration requirements of the U.S. Securities Act provided by section 3(a)(10) thereof with respect to the LP Shares to be issued pursuant to the Arrangement.

Any Ainsworth Shareholder or other person who wishes to participate, to appear, to be represented, and to present evidence or arguments at the hearing, must serve and file a response to a petition (a “Response”) and satisfy the other requirements of the Court, as directed in the Interim Order appended hereto as Appendix G and as the Court may direct in the future. If the hearing is postponed, adjourned or rescheduled then, subject to further direction of the Court, only those persons having previously served a Response in compliance with the Interim Order will be given notice of the new date.

Although Ainsworth’s objective is to have the Effective Date occur as soon as possible after the Meeting, the Effective Date could be delayed for a number of reasons, including, but not limited to, an objection before the Court at the hearing of the application for the Final Order or any delay in obtaining any required approvals. Ainsworth and LP may determine not to complete the Arrangement without prior notice to or action on the part of Ainsworth Shareholders. See “The Arrangement Agreement – Termination of the Arrangement Agreement”.

Letter of Transmittal and Election Form

A Letter of Transmittal and Election Form (printed on yellow paper) has been mailed, together with this Circular, to each Person who was a registered holder of Ainsworth Shares on the Record Date. Each registered Ainsworth Shareholder must forward a properly completed and signed Letter of Transmittal and Election Form, with accompanying Ainsworth Share certificate(s), in order to receive the Consideration to which such Ainsworth Shareholder is entitled under the Arrangement. It is recommended that Ainsworth Shareholders complete, sign and return the Letter of Transmittal and Election Form with accompanying Ainsworth Share certificate(s) to the Depositary as soon as possible. To make a valid election as to the form of Consideration that you wish to receive under the Arrangement, you must sign and return, if applicable, the Letter of Transmittal and Election Form and make a proper election thereunder and return it with accompanying Ainsworth Share certificate(s) to the Depositary prior to the Election Deadline, being 2:00 p.m. (Vancouver time) on the business day which is two business days preceding the Effective Date. Ainsworth will provide at least two business days’ notice of the Election Deadline to Ainsworth Shareholders by means of a press release disseminated on a newswire.

The Letter of Transmittal and Election Form is available on Ainsworth’s website at http://www.ainswortheingineered.com and on SEDAR at www.sedar.com.

See “The Arrangement – Elections, Proration and Exchange Procedure”.

Any use of the mail to transmit a certificate for Ainsworth Shares and a related Letter of Transmittal and Election Form is at the risk of the Ainsworth Shareholder. If these documents are mailed, it is recommended that registered mail, properly insured, be used.

Whether or not Ainsworth Shareholders forward the certificate(s) representing their Ainsworth Shares, upon completion of the Arrangement on the Effective Date, Ainsworth Shareholders will cease to be Ainsworth Shareholders as of the Effective Date and will only be entitled to receive the cash and/or that number of LP Shares to which they are entitled under the Arrangement or, in the case of Ainsworth Shareholders who properly exercise Dissent Rights, the right to receive fair value for their Ainsworth Shares in accordance with the dissent procedures. See “Rights of Dissenting Ainsworth Shareholders”.

The instructions for making elections, exchanging certificates representing Ainsworth Shares and depositing such share certificates with the Depositary are set out in the Letter of Transmittal and Election Form. The Letter of Transmittal and Election Form provides instructions with regard to lost certificates. See “The Arrangement – Elections, Proration and Exchange Procedure”.

Elections, Proration and Exchange Procedure

Available Elections and Procedure

Each registered holder of Ainsworth Shares will have the right to elect in the Letter of Transmittal and Election Form to receive the Consideration set out below. To make a valid election as to the form of Consideration that you wish to receive under the Arrangement, you must sign and return, if applicable, the Letter of Transmittal and Election Form and make a proper election thereunder and return it with accompanying Ainsworth Share certificate(s) to the Depositary prior to the Election Deadline, being 2:00 p.m. (Vancouver time) on the business day which is two business days preceding the Effective Date. Ainsworth will provide at least two business days’ notice of the Election Deadline to Ainsworth Shareholders by means of a press release disseminated on a newswire.

An election will have been properly made by registered holders of Ainsworth Shares only if the Depositary has received, by the Election Deadline, a Letter of Transmittal and Election Form properly completed and signed and accompanied by the certificate(s) for the Ainsworth Shares to which the Letter of Transmittal and Election Form relates, properly endorsed or otherwise in proper form for transfer.

Ainsworth Shareholders whose Ainsworth Shares are registered in the name of a broker, investment dealer or other intermediary should contact that broker, investment dealer or other intermediary for instructions and assistance in delivery of the share certificate(s) representing those shares and making, if applicable, an election with respect to the form of Consideration they wish to receive.

The determination of the Depositary as to whether elections have been properly made or revoked and when elections and revocations were received by it will be binding. AINSWORTH SHAREHOLDERS WHO DO NOT MAKE AN ELECTION PRIOR TO THE ELECTION DEADLINE, OR FOR WHOM THE DEPOSITARY DETERMINES THAT THEIR ELECTION WAS NOT PROPERLY MADE WITH RESPECT TO ANY AINSWORTH SHARES, WILL BE DEEMED TO HAVE ELECTED TO RECEIVE MIXED CONSIDERATION IN RESPECT OF THE AINSWORTH SHARES HELD BY SUCH PERSON. The Depositary may, with the mutual agreement of Ainsworth and LP, make such rules as are consistent with the Arrangement for the implementation of the elections contemplated by the Arrangement and as are necessary or desirable to fully effect such elections.

Proration

A registered holder of Ainsworth Shares may elect in accordance with the holder’s Letter of Transmittal and Election Form (and a Beneficial Shareholder may elect in accordance with instructions provided by their broker, investment dealer or other intermediary), for every Ainsworth Share held, one of the following options the (i) Mixed Consideration; (ii) Cash Consideration; or (iii) Share Consideration, provided that:

•	the maximum aggregate amount of cash payable under the Cash Consideration and the Mixed Consideration to Ainsworth Shareholders will not exceed the Maximum Aggregate Cash Consideration; and

•	the maximum aggregate amount of LP Shares issuable under the Share Consideration and the Mixed Consideration to Ainsworth Shareholders will not exceed the Maximum Aggregate Share Consideration.

The Maximum Aggregate Cash Consideration and the Maximum Aggregate Share Consideration will be first used to satisfy the consideration payable to Ainsworth Shareholders who elected or are deemed to have elected the Mixed Consideration (the “Mixed Electing Shareholders”), and the remaining amount of the Maximum Aggregate Cash Consideration (the “Remaining Cash Consideration”) and the remaining amount of the Maximum Aggregate Share Consideration (the “Remaining Share Consideration”) will then be available to satisfy the consideration payable to Ainsworth Shareholders who have elected the Cash Consideration (the “Cash Electing Shareholders”) and Ainsworth Shareholders who have elected the Share Consideration (the “Share Electing Shareholders”), respectively.

If the aggregate cash consideration that would otherwise be payable to Cash Electing Shareholders in respect of their Ainsworth Shares (the “Elected Cash Amount”) exceeds the Remaining Cash Consideration, the amount of cash consideration payable to the Cash Electing Shareholders will be limited to the Remaining Cash Consideration and will be allocated pro rata (on a per share basis) among such Cash Electing Shareholders, and each such Cash Electing Shareholder will receive LP Shares as consideration for the balance which exceeds the amount of cash so allocated to the Cash Electing Shareholder (calculated by valuing each LP Share at the LP Announcement Share Price).

If the aggregate number of LP Shares that would otherwise be issuable to Share Electing Shareholders in respect of their Ainsworth Shares (the “Elected Share Amount”) exceeds the Remaining Share Consideration, the number of LP Shares issuable to the Share Electing Shareholders will be limited to the Remaining Share Consideration and will be allocated pro rata (on a per share basis) among such Share Electing Shareholders and each such Share Electing Shareholder will receive cash as consideration for the balance which exceeds the number of LP Shares allocated to the Share Electing Shareholder (calculated by valuing each LP Share at the LP Announcement Share Price).

Cash payments in connection with the Arrangement will be denominated in Canadian dollars other than any payment for fractional interests in LP shares which will be paid in U.S. dollars.

Exchange Procedure

Following receipt of the Final Order and prior to the Effective Time, LP will deliver or arrange to be delivered to the Depositary the Consideration, including certificates representing the LP Shares required to be issued to the Ainsworth Shareholders in accordance with section 3.1(b) of the Plan of Arrangement, which LP Share certificates will be held by the Depositary as agent and nominee for such former Ainsworth Shareholders for distribution to such former Ainsworth Shareholders in accordance with the provisions of Article 5 of the Plan of Arrangement.

Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Ainsworth Shares that were transferred pursuant to section 3.1(b) of the Plan of Arrangement, together with a duly completed and executed Letter of Transmittal and Election Form and such additional documents and instruments as the Depositary may reasonably require, the Ainsworth Shareholder represented by such surrendered certificate will be entitled to receive in exchange therefor, and the Depositary will deliver to such Ainsworth Shareholder, the Consideration which such Ainsworth Shareholder has the right to receive under the Arrangement for such Ainsworth Shares, less any amounts withheld, and any certificate so surrendered will forthwith be cancelled.

Any exchange or transfer of Ainsworth Shares pursuant to the Plan of Arrangement will be free and clear of any Liens or other claims of third parties of any kind.

No Fractional Shares

In no event will any Ainsworth Shareholder be entitled to a fractional LP Share. Where the aggregate number of LP Shares to be issued to an Ainsworth Shareholder as consideration under the Arrangement would result in a fraction of an LP Share being issuable, the number of LP Shares to be received by such Ainsworth Shareholder will be rounded down to the nearest whole LP Share. In lieu of any such fractional LP Share, each Ainsworth Shareholder otherwise entitled to a fractional interest in LP Share will be entitled to receive a cash payment equal to such Ainsworth Shareholder’s pro rata portion of the net proceeds after expenses received by the Depositary upon the sale of whole shares representing an accumulation of all fractional interests in LP Shares to which all such Ainsworth Shareholders would otherwise be entitled. The Depositary will sell such LP Shares by private sale (including by way of sale through the facilities of any stock exchange upon which the LP Shares are then listed) as soon as reasonably practicable following the Effective Date. The aggregate net proceeds after expenses of such sale will be distributed by the Depositary, pro rata in relation to the respective fractions, among Ainsworth Shareholders otherwise entitled to receive fractional interests in LP Shares.

Lost Certificates

If any certificate which immediately prior to the Effective Time represented one or more outstanding Ainsworth Shares that were transferred pursuant to Section 3.1(b) of the Plan of Arrangement will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, the Consideration deliverable in accordance with such holder’s Letter of Transmittal and Election Form. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom such cash is to be delivered will as a condition precedent to the delivery of such cash, give a bond satisfactory to LP and the Depositary (acting reasonably) in such sum as LP may direct, or otherwise indemnify LP and Ainsworth in a manner satisfactory LP and Ainsworth, acting reasonably, against any claim that may be made against LP, Bidco and Ainsworth with respect to the certificate alleged to have been lost, stolen or destroyed.

Cancellation of Rights

Until surrendered, each certificate that immediately prior to the Effective Time represented Ainsworth Shares will be deemed after the Effective Time to represent only the right to receive upon such surrender the Consideration to which the holder is entitled to receive in lieu of such certificate as contemplated in Section 5.1 of the Plan of Arrangement, less any amounts withheld. Any such certificate formerly representing Ainsworth Shares not duly surrendered on or before the sixth anniversary of the Effective Date will cease to represent a claim by or interest of any former holder of Ainsworth Shares of any kind or nature against or in Ainsworth or Bidco. On such date, all Consideration to which such former holder was entitled will be deemed to have been surrendered and forfeited to LP, Bidco or Ainsworth, as applicable.

Withholding Rights

LP, Bidco, Ainsworth or the Depositary will be entitled to deduct and withhold from any amount payable to any Person under the Plan of Arrangement, such amounts as LP, Bidco, Ainsworth or the Depositary determines, acting reasonably, are required or permitted to be deducted and withheld with respect to such payment under the ITA, the United States Internal Revenue Code of 1986, as amended, or any provision of any other Law (a “Withholding Obligation”). To the extent that amounts are so withheld, such withheld amounts will be treated for all purposes hereof as having been paid to the Person in respect of which such withholding was made, provided that such amounts are actually remitted to the appropriate taxing authority. LP, Bidco, Ainsworth or the Depositary will also have the right to withhold such number of LP Shares issued or issuable to such Person pursuant to this Plan of Arrangement as would be necessary to produce sale proceeds (after deducting reasonable commissions payable to the broker and other reasonable costs and expenses) sufficient to fund any Withholding Obligations.

Non-Registered Shareholders

Ainsworth Shareholders whose Ainsworth Shares are registered in the name of a broker, investment dealer or other intermediary should contact that broker, investment dealer or other intermediary for instructions and assistance in making an election with respect to the form of Consideration they wish to receive.

Treatment of Ainsworth Options

Each holder of Ainsworth Options has entered into an option cancellation agreement with Ainsworth, whereby such holder has agreed to surrender for cancellation all unexercised Ainsworth Options, whether vested or unvested, in consideration for the Option Payment, effective immediately prior to the Effective Time and conditional on the implementation of the Plan of Arrangement.

Treatment of DSUs

Pursuant to the Arrangement Agreement, Ainsworth has covenanted that it will cause all DSUs to vest, terminate and be paid out immediately prior to the Effective Time.

Stock Exchange Listing and Reporting Issuer Status

If the Arrangement is completed, the Ainsworth Shares will be de-listed from the TSX. Ainsworth currently has 7.5% senior secured notes due 2017 outstanding and as a result is expected to remain a reporting issuer following the Arrangement. Such notes have been assigned a credit rating of B+ by S&P and B2 by Moodys. See “Regulatory Matters – Canadian Securities Law Matters”.

The LP Shares currently trade on the NYSE under the symbol “LPX”. LP will apply to list the LP Shares issuable under the Arrangement on the NYSE and it is a condition of closing that LP will have obtained approval for this listing. See “Regulatory Matters – Stock Exchange Approvals”.

Interests of Certain Persons in the Arrangement

In considering the recommendation of the Board with respect to the Arrangement, Ainsworth Shareholders should be aware that certain members of the Board and of Ainsworth’s management have interests in connection with the transactions contemplated by the Arrangement that may create actual or potential conflicts of interest in connection with such transactions. The Board is aware of these interests and considered them along with the other matters described above in “The Arrangement – Recommendation of the Board”.

Ownership of Ainsworth Options and DSUs

Certain of the directors and senior officers of Ainsworth hold DSUs and Ainsworth Options which will be affected by the Arrangement as described under the headings “Treatment of Ainsworth Options” and “Treatment of DSUs” above.

Termination and Change of Control Benefits

Certain senior officers of Ainsworth have employment agreements with Ainsworth that may result in payments being made to such individuals as a result of certain events. Specifically, these employment agreements provide that:

(a)	if there is a change of control of Ainsworth, which results in the loss of such executive’s employment within six months of the change of control, the executive will be eligible to receive a special severance payment; and

(b)	if there is a change of control of Ainsworth and the executive remains an employee of Ainsworth for 90 days after the change of control, the executive will be entitled to a cash payment.

Insurance and Indemnification of Directors and Officers

The Arrangement Agreement provides that Ainsworth will be entitled to purchase run off directors’ and officers’ liability insurance for a period of up to six years from the Effective Date with the prior written consent of LP, not to be unreasonably withheld, provided that the aggregate cost does not exceed 200% of the annual premiums which are in effect as of September 4, 2013.

Pursuant to the Arrangement Agreement, LP agreed that it will cause Ainsworth to honour all rights to indemnification or exculpation now existing in favour of present and former officers and directors of Ainsworth and its subsidiaries, and acknowledges that such rights, as disclosed, will survive the completion of the Arrangement and will continue in full force and effect for a period of not less than six years from the Effective Date.

Intention of Ainsworth Directors and Executives

The directors and Executives of Ainsworth, who collectively beneficially own or exercise control or direction over 920,013 Ainsworth Shares and 1,378,676 Ainsworth Options, which Ainsworth Shares represent in the aggregate approximately 0.4% of the outstanding Ainsworth Shares, have each entered into the Director and Executive Lock-Up Agreements with LP pursuant to which they have agreed, subject to the terms and conditions thereof, to vote their Ainsworth Shares in favour of the Arrangement Resolution.

Intention of the Majority Shareholder

The Majority Shareholder, which beneficially owns or exercises control or direction over 131,134,729 Ainsworth Shares, which represents approximately 54.4% of the outstanding Ainsworth Shares has entered into the Brookfield Lock-Up Agreement with LP pursuant to which the Majority Shareholder has agreed, subject to the terms and conditions thereof, to vote its Ainsworth Shares in favour of the Arrangement Resolution and elect to receive the Mixed Consideration in respect of the Ainsworth Shares held by it.

Depositary

Ainsworth and LP have retained the services of the Depositary for the receipt of the Letter of Transmittal and Election Forms and the certificates representing Ainsworth Shares and for the delivery and payment of the Consideration payable for the Ainsworth Shares under the Arrangement. The Depositary will receive reasonable and customary compensation for its services in connection with the Arrangement, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities, including liabilities under securities laws and expenses in connection therewith.

THE ARRANGEMENT AGREEMENT

The Arrangement will be carried out pursuant to the Arrangement Agreement and the Plan of Arrangement. The following is a summary of the principal terms of the Arrangement Agreement and Plan of Arrangement. This summary does not purport to be complete and is qualified in its entirety by reference to the Arrangement Agreement, which is incorporated by reference herein and has been filed by Ainsworth on SEDAR at www.sedar.com, and to the Plan of Arrangement, which is appended hereto as Appendix E.

The Arrangement Agreement contains representations and warranties made by Ainsworth and LP. These representations and warranties were made by and to the parties thereto for the purposes of the Arrangement Agreement and are subject to the limitations and qualifications agreed to by the parties in connection with negotiating and entering into the Arrangement Agreement. In addition, these representations and warranties were made as of specified dates, may be subject to a contractual standard of materiality different from what may be viewed as material to Ainsworth Shareholders or may have been used for the purpose of allocating risk between the parties rather than for the purpose of establishing facts. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Arrangement Agreement.

On September 4, 2013, Ainsworth and LP entered into the Arrangement Agreement, pursuant to which Ainsworth and LP agreed that, subject to the terms and conditions set forth in the Arrangement Agreement, LP will acquire, indirectly through Bidco, all of the issued and outstanding Ainsworth Shares. Upon completion of the Arrangement, each Ainsworth Shareholder (other than Dissenting Ainsworth Shareholders) will receive, in exchange for each Ainsworth Share, one of the following: (i) $1.94 in cash and 0.114 of a LP Share; (ii) $3.76 in cash; or (iii) 0.235 of a LP Share, subject to proration in the case of (ii) and (iii) if the total cash elections exceed approximately $467 million or the total share elections exceed approximately 27.5 million LP Shares. The terms of the Arrangement Agreement are the result of arm’s length negotiations between Ainsworth and LP and their respective advisors.

Representations and Warranties

The Arrangement Agreement contains representations and warranties made by Ainsworth to LP and representations and warranties made by LP to Ainsworth. Those representations and warranties were made solely for the purposes of the Arrangement Agreement and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, some of the representations and warranties contained in the Arrangement Agreement are subject to a contractual standard of materiality (including a Material Adverse Effect) that is different from that generally applicable to the public disclosure to Ainsworth Shareholders, or those standards used for the purpose of allocating risk between parties to an agreement. For the foregoing reasons, you should not rely on the representations and warranties contained in the Arrangement Agreement as statements of factual information at the time they were made or otherwise.

The representations and warranties provided by Ainsworth in favour of LP relate to, among other things: (a) the approval of the Arrangement Agreement by the Ainsworth Board; (b) the due incorporation, existence, and power and authority of Ainsworth to own its assets and conduct its business; (c) the corporate power, authority and capacity of Ainsworth to enter into the Arrangement Agreement and perform its obligations thereunder; (d) the execution and delivery of the Arrangement Agreement, and the performance by it of its obligations thereunder not resulting in a violation, conflict or default under (i) Ainsworth’s articles, (ii) any material Permit or Material Contract to which Ainsworth or any of its properties or assets is bound, and (iii) any Laws, regulation, order, judgment or decree applicable to Ainsworth, except for the Key Regulatory Approvals; (e) the capitalization of Ainsworth; (f) Ainsworth’s ownership of its subsidiaries; (g) Ainsworth’s compliance with all filing requirements for public documents; (h) Ainsworth’s financial statements, internal controls and financial reporting; (i) the accuracy of the books and records of Ainsworth; (j) the accuracy of the corporate minute books of Ainsworth; (k) the absence of undisclosed liabilities; (l) the absence of certain material changes or events; (m) the absence of any claims or proceedings against Ainsworth or any of its subsidiaries; (n) tax related matters; (o) Ainsworth’s Tenures; (p) the valid title to, or valid and enforceable leasehold interest in, Ainsworth’s owned and leased properties; (q) the sufficiency of assets for conducting the business as currently conducted; (r) the performance of all obligations under Ainsworth’s material contracts; (s) the sufficiency and compliance with required Permits; (t) environmental matters; (u) Ainsworth being in compliance with any applicable Laws; (v) employment matters; (w) intellectual property; (x) the absence of any non-arm’s length transactions; (y) brokers; (z) Ainsworth’s insurance policies; and (aa) the Investment Canada Act.

The representations and warranties provided by LP in favour of Ainsworth relate to, among other things: (a) the approval of the Arrangement Agreement by LP’s board of directors; (b) the corporate power and authority of LP to enter into the Arrangement Agreement and perform its obligations thereunder; (c) the due incorporation, existence and power and authority of LP to own its assets and conduct its business; (d) the execution and delivery of the Arrangement Agreement, and the performance by it of its obligations thereunder not resulting in a violation, conflict or default under (i) LP’s certificate of incorporation or bylaws, (ii) any material Permit or material agreement to which LP or any of its subsidiaries is a party to, and (iii) any Laws, regulation, order, judgment or decree applicable to LP, except for the Key Regulatory Approvals and required filings under the U.S. Exchange Act; (e) LP having sufficient funds to consummate the Arrangement; (f) the LP Shares to be issued pursuant to the Arrangement having been duly authorized and reserved for issuance and will be listed for trading on the NYSE; (g) that LP does not beneficially own any securities of Ainsworth or any of its affiliates; (h) LP’s compliance with all filing requirements for documents required to be filed under the U.S. Securities Act or the U.S. Exchange Act; (i) the absence of undisclosed liabilities; (j) the absence of certain material changes or events; (k) brokers; (l) absence of cease trade order; (m) the capitalization of LP; (n) LP’s financial statements, internal controls and financial reporting; (o) the absence of any claims or proceedings against LP; and (p) LP being in compliance with all applicable Laws.

Conditions Precedent to the Arrangement

Mutual Conditions

The obligations of the parties to complete the Arrangement are subject to the fulfillment, on or before the Effective Time, of each of the following conditions precedent, each of which may only be waived in whole or in part with the mutual consent of Ainsworth and LP:

•	the Arrangement Resolution will have been approved and adopted by the Ainsworth Shareholders at the Meeting in accordance with the Interim Order;

•	the Interim Order and the Final Order will each have been obtained on terms consistent with the Arrangement Agreement and will not have been set aside or modified in a manner unacceptable to Ainsworth or LP, acting reasonably, on appeal or otherwise;

•	there will not exist any prohibition at Law, including a cease trade order, injunction or other prohibition or order at Law or under applicable legislation, and there will not have been any action taken under any Law by any Governmental Entity or other regulatory authority or any other person, that makes it illegal or otherwise directly or indirectly restrains, enjoins, prevents or prohibits the consummation of the Arrangement;

•	(i) the provisions of section 2.6 of the Arrangement Agreement (relating to U.S. securities laws) will have been satisfied and (ii) the LP Shares to be issued pursuant to the Arrangement will be exempt from the registration requirements of the U.S. Securities Act pursuant to section 3(a)(10) thereof and will not be subject to resale restrictions under the U.S. Securities Act, subject to restrictions applicable to affiliates (as defined in Rule 405 of the U.S. Securities Act) of LP following the Effective Date;

•

the distribution of the securities pursuant to the Arrangement will be exempt from the prospectus and registration requirements of applicable Securities Laws either by virtue of exemptive relief from the securities regulatory authorities of each of the provinces of Canada or by virtue of applicable exemptions under Securities Laws and will not be subject to resale restrictions under applicable Securities Laws (other than as applicable to control Persons or pursuant to section 2.6 of the National Instrument 45-102 – Resale of Securities);

•	the Key Regulatory Approvals will have been obtained;

•	there will not be any action or proceeding by a Governmental Entity filed in Canada or the United States that is reasonably likely to (i) cease trade, enjoin or prohibit LP’s ability to acquire, hold, or exercise full rights of ownership over, any Ainsworth Shares, including the right to vote the Ainsworth Shares, (ii) prohibit the Arrangement, or the ownership or operation by LP of any material portion of the business of Ainsworth and its subsidiaries or (other than as contemplated by section 5.6(c) of the Arrangement Agreement) compel LP to dispose of or hold separate any portion of the business or assets of Ainsworth and its subsidiaries as a result of the Arrangement, or (iii) materially delay the consummation of the Arrangement, or if the Arrangement is consummated, have a Material Adverse Effect;

•	the Arrangement Agreement will not have been terminated; and

•	the NYSE will have conditionally approved the listing thereon of LP Shares to be issued pursuant to the Arrangement, subject only to the standard listing conditions of the NYSE.

Additional Conditions in Favour of LP

The obligations of LP to complete the Arrangement are subject to the fulfillment of each of the following additional conditions precedent at or before the Effective Time (each of which is for the exclusive benefit of LP and may be waived by LP in whole or in part at any time):

•	all covenants of Ainsworth under the Arrangement Agreement to be performed on or before the Effective Date which have not been waived by LP will have been duly performed by Ainsworth in all material respects, and LP will have received a certificate of Ainsworth addressed to LP and dated the Effective Date, signed on behalf of Ainsworth by a senior executive officer of Ainsworth (on Ainsworth’s behalf and without personal liability), confirming the same as at the Effective Time;

•	(i) each Ainsworth Fundamental Representation will be true and correct in all respects (other than for de minimis inaccuracies) as of the Effective Time as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of that specified date); (ii) all other representations and warranties of Ainsworth will be true and correct as of the Effective Time as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of that specified date), except where any failure or failures of any such other representations and warranties to be so true and correct in all respects would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of Ainsworth (and, for this purpose, any reference to “Material”, “Material Adverse Effect” or any other concept of materiality in such representations and warranties will be ignored); and (iii) LP will have received a certificate of Ainsworth addressed to LP and dated the Effective Date, signed on behalf of Ainsworth by a senior executive officer of Ainsworth (on Ainsworth’s behalf and without personal liability), confirming the same as at the Effective Time;

•	since the date of the Arrangement Agreement, there will not have occurred, or have been disclosed to the public (if previously undisclosed to the public) any Material Adverse Effect in respect of Ainsworth, and Ainsworth will have provided to LP a certificate of a senior executive officer of Ainsworth certifying the same as at the Effective Time;

•	Ainsworth Shareholders will not have exercised their Dissent Rights in connection with the Arrangement with respect to more than 10% of the Ainsworth Shares;

•	all regulatory approvals and clearances and all other third party consents, waivers, permits, orders and approvals that are set out in Schedule G of the Arrangement Agreement will have been obtained on terms acceptable to LP acting reasonably; and

•	no Governmental Entity in British Columbia or Alberta will have delivered written notice or any other written communication to Ainsworth or LP or any of their Representatives pursuant to which it indicates that such Governmental Entity has concluded that it is reasonably likely to revoke, withdraw, modify in a materially adverse manner or cancel any Tenure which is material (individually or in the aggregate) as a result of the completion of the Arrangement, or has made a public announcement to the same effect, which notice, written communication or announcement has not been withdrawn or cancelled by five business days prior to the Outside Date.

Additional Conditions in Favour of Ainsworth

The obligations of Ainsworth to complete the Arrangement are subject to the fulfillment of each of the following additional conditions precedent at or before the Effective Time (each of which is for the exclusive benefit of Ainsworth and may be waived by Ainsworth in whole or in part at any time):

•	all covenants of LP under the Arrangement Agreement to be performed on or before the Effective Date will have been duly performed by LP in all material respects, and Ainsworth will have received a certificate of LP, addressed to Ainsworth and dated the Effective Date, signed on behalf of LP by a senior executive officer (on LP’s behalf and without personal liability), confirming the same as at the Effective Time;

•	(i) each LP Fundamental Representation will be true and correct in all respects (other than for de minimis inaccuracies) as of the Effective Time as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of that specified date), (ii) all other representations and warranties of LP will be true and correct as of the Effective Time as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of that specified date), except where any failure or failures of any such other representations and warranties to be so true and correct in all respects would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of LP (and, for this purpose, any reference to “Material”, “Material Adverse Effect” or any other concept of materiality in such representations and warranties will be ignored); and (iii) Ainsworth will have received a certificate of LP addressed to Ainsworth and dated the Effective Date, signed on behalf of LP by a senior executive officer of LP (on LP’s behalf and without personal liability), confirming the same as at the Effective Time;

•	since the date of the Arrangement Agreement, there will not have occurred, or have been disclosed to the public (if previously undisclosed to the public) any Material Adverse Effect in respect of LP, and LP will have provided to Ainsworth a certificate of a senior executive officer of LP certifying the same as at the Effective Time; and

•	LP will have fully satisfied its obligations under the Arrangement Agreement to deliver or cause to be delivered to the Depositary in escrow pending the Effective Time, sufficient cash and LP Shares to pay the aggregate Consideration to be paid to Ainsworth Shareholders (other than Dissenting Ainsworth Shareholders) under the Arrangement.

Covenants

General

In the Arrangement Agreement, each of Ainsworth and LP has agreed to certain covenants, including customary affirmative and negative covenants relating to the operation of their respective businesses, and using commercially reasonable efforts to satisfy the conditions precedent to their respective obligations under the Arrangement Agreement.

Key Regulatory Approvals

Ainsworth and LP have agreed to use their commercially reasonable efforts to obtain, or cause to be obtained, all Key Regulatory Approvals necessary or advisable to be obtained by them in order to complete the Plan of Arrangement. The Key Regulatory Approvals are approval under the Investment Canada Act and the Competition Act, and expiration of all applicable waiting periods required by the HSR Act, all as defined in Schedule E to the Arrangement Agreement.

LP is under no obligation to (i) negotiate or agree to the sale, divestiture or disposition by LP of any of its or its affiliates’ assets, properties, businesses or business lines, or any of Ainsworth’s or its subsidiaries’ assets, properties, businesses or business lines, (ii) negotiate or agree to any form of behavioural remedy, including an interim or permanent hold separate order, (iii) take any steps or actions that would, in the sole discretion of LP, affect LP’s right to own, use or exploit either any assets of Ainsworth or any of LP’s assets, or (iv) except as provided in section 5.5(b) of the Arrangement Agreement in respect of approval under the Investment Canada Act, make or agree to any undertakings or arrangements.

However, LP has agreed, if required to obtain the Key Regulatory Approvals by the Outside Date, to take any of the steps referred to in (i), (ii) or (iii) above, provided that such steps are not, individually or in the aggregate and in the sole opinion of LP, acting reasonably, likely to significantly and adversely affect the business, assets, properties, financial condition or results of the operations of Ainsworth, LP or their respective subsidiaries.

LP has further agreed that, if required to obtain the Key Regulatory Approvals by the Outside Date, the sale, divestiture or disposition of one Specified Mill will be deemed not to be likely to significantly and adversely affect the business, assets, properties, financial condition or results of the operations of Ainsworth, LP or their respective subsidiaries. For greater certainty, LP and Ainsworth agreed that the sale, divestiture or disposition of anything other than one Specified Mill will be deemed to be likely to significantly and adversely affect the business, assets, properties, financial condition or results of the operations of Ainsworth, LP or their respective subsidiaries.

LP has the absolute right to contest any challenge to the Arrangement Agreement brought by any Governmental Entity, including contesting through a litigation proceeding initiated by the Commissioner, the U.S. Department of Justice or the U.S. Federal Trade Commission to enjoin the transactions contemplated by the Arrangement Agreement, and to control all aspects of this litigation, provided that such actions do not prevent obtaining the Key Regulatory Approvals by the Outside Date and do not limit the obligations of LP noted above with respect to the potential divestiture of a Specified Mill.

LP Financing

Concurrently with the execution and delivery of the Arrangement Agreement, LP delivered to Ainsworth a copy of a commitment letter, dated September 4, 2013, among LP, Goldman Sachs Lending Partners LLC, Bank of Montreal and BMO Capital Markets, to provide LP with debt financing, subject to the terms and conditions set forth therein. LP has represented in the Arrangement Agreement that LP’s cash currently on hand, together with the proceeds of the borrowings contemplated by such commitment letter, are sufficient to provide all the cash that LP will need at the Effective Time to consummate the Arrangement and the other transactions contemplated by the Arrangement Agreement and the Arrangement.

Ainsworth Non-Solicitation

Pursuant to the Arrangement Agreement, Ainsworth and its subsidiaries will not, directly or indirectly, through any Representatives of Ainsworth or of any of its subsidiaries, or otherwise, and will not authorize any such Person to do so on their behalf:

•

solicit, assist, initiate, encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of Ainsworth or any subsidiary or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;

•	enter into or otherwise engage or participate in any discussions or negotiations with any Person (other than LP) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;

•	make a Change in Recommendation;

•	accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to a publicly announced, or otherwise publicly disclosed, Acquisition Proposal for a period of no more than five business days will not be considered to be in violation of this covenant, provided the Board has rejected such Acquisition Proposal and affirmed the Board Recommendation before the end of such five business day period (or in the event that the Meeting is scheduled to occur within such five business day period, prior to the third business day prior to the date of the Meeting)); or

•	accept or enter into or publicly propose to accept or enter into any agreement, understanding or arrangements in respect of an Acquisition Proposal.

Pursuant to the Arrangement Agreement, Ainsworth has confirmed that it has not waived any confidentiality, standstill or similar agreement or restriction to which Ainsworth or any of its subsidiaries is a Party, and has agreed to certain covenants, including (i) that Ainsworth will take all necessary action to enforce each confidentiality, standstill, non-disclosure, non-solicitation, use, business purpose or similar agreement, restriction or covenant to which Ainsworth or any of its subsidiaries is a party, and (ii) that neither Ainsworth, nor any of its subsidiaries or any of their respective Representatives have or will, without the prior written consent of LP (which may be withheld or delayed in LP’s sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations respecting Ainsworth, or any of its subsidiaries, under any confidentiality, standstill, non-disclosure, non-solicitation, use, business purpose or similar agreement, restriction or covenant to which Ainsworth or any of its subsidiaries is a party; provided, however, that the Parties acknowledge and agree that the automatic termination or release of any such agreement, restriction or covenant in accordance with their terms shall not be a violation of section 7.1(c) of the Arrangement Agreement.

Notification of LP of Acquisition Proposals

The Board may engage in discussions or negotiations with, or respond to enquiries that constitute an unsolicited written Acquisition Proposal that the Board has determined constitutes, or could reasonably be expected to result in a Superior Proposal.

If Ainsworth or any of its subsidiaries or any of their respective Representatives, receives an Acquisition Proposal after the date of the Arrangement Agreement, or any request for copies of, access to, or disclosure of, confidential information relating to Ainsworth or any subsidiary in connection with such an Acquisition Proposal, Ainsworth will as soon as practicable and in any event within 24 hours of the receipt thereof notify LP (at first orally and then in writing) of such Acquisition Proposal or request. Such notice will include a description of its material terms and conditions of such Acquisition Proposal or request and the identity of all Persons making the Acquisition Proposal or request and will provide LP with copies of all written documents, correspondence or other material received in respect of, from or on behalf of any such Person. Ainsworth will keep LP fully informed on a current basis of the status of material or substantive developments and (to the extent Ainsworth is permitted by section 7.3 of the Arrangement Agreement to enter into discussions or negotiations), the status of discussions and negotiations with respect to any such Acquisition Proposal and will provide LP with copies of all material or substantive correspondence if in writing or electronic form, and if not in writing or electronic form, a description of the material terms of such correspondence sent or communicated to Ainsworth by or on behalf of any Person making any such Acquisition Proposal.

Responding to Acquisition Proposals and Superior Proposals

If at any time prior to obtaining the Shareholder Approval of the Arrangement Resolution, Ainsworth receives a bona fide written Acquisition Proposal (that was not solicited after the date of the Arrangement Agreement), Ainsworth may engage in or participate in discussions or negotiations regarding such Acquisition Proposal, and may provide copies of, access to or disclosure of information, properties, facilities, books or records of Ainsworth or its subsidiaries to the Person making such Acquisition Proposal, if and only if:

•	the Board determines in good faith, after consultation with its financial advisors and its outside legal counsel, that such Acquisition Proposal (disregarding any due diligence or access conditions) constitutes or could reasonably be expected to constitute or lead to a Superior Proposal;

•	such Person was not restricted from making such Acquisition Proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purpose or similar restriction with Ainsworth or any of its subsidiaries;

•	Ainsworth has been, and continues to be, in compliance, with its non-solicitation restrictions in the Arrangement Agreement;

•	prior to providing any such copies, access, or disclosure, Ainsworth enters into a confidentiality and standstill agreement with such Person substantially in the same form as the confidentiality agreement made as of March 29, 2013, between LP and Ainsworth, as it may be amended;

•	Ainsworth promptly provides LP with written notice stating Ainsworth’s intention to participate in such discussions or negotiations and to provide such copies, access or disclosure; and

•	Ainsworth promptly provides LP with a final and executed copy of the confidentiality and standstill agreement prior to providing any such copies, access or disclosure.

Right to Match

If Ainsworth receives an Acquisition Proposal that constitutes a Superior Proposal prior to the approval of the Arrangement Resolution by the Ainsworth Shareholders, the Board may enter into a definitive agreement with respect to such Superior Proposal, withdraw the Board Recommendation and make a Change in Recommendation, if and only if:

•	the Person making the Superior Proposal was not restricted from doing so pursuant to an existing confidentiality, standstill, non-disclosure, use, business purpose or similar restriction;

•	Ainsworth has been, and continues to be, in compliance with its non-solicitation restrictions in the Arrangement Agreement;

•	Ainsworth has delivered to LP a Superior Proposal Notice;

•	Ainsworth has provided LP a copy of the proposed definitive agreement for the Superior Proposal and all supporting materials, including any financing documents supplied to Ainsworth in connection therewith;

•	at least five business days (the “Matching Period”) have elapsed from the date that is the later of the date on which LP received the Superior Proposal Notice and the date on which LP received all of the materials set forth in the immediately above bullet;

•	during any Matching Period, LP has had the opportunity (but not the obligation), to offer to amend the Arrangement Agreement and the Arrangement in order for such Acquisition Proposal to cease to be a Superior Proposal;

•	after the Matching Period, the Board has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal continues to constitute a Superior Proposal (if applicable, compared to the terms of the Arrangement as proposed to be amended by LP); and

•	prior to or concurrently with entering into such definitive agreement Ainsworth terminates the Arrangement Agreement and pays the Termination Fee.

If in response to a Superior Proposal, LP amends the terms of the Arrangement Agreement, (a) the Board will review any offer made by LP under section 7.4(a) of the Arrangement Agreement to amend the terms of the Arrangement Agreement and the Arrangement in good faith in order to determine whether such proposal would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal; and (b) Ainsworth will negotiate in good faith with LP to make such amendments to the terms of the Arrangement Agreement and the Arrangement as would enable LP to proceed with the transactions contemplated by the Arrangement Agreement on such amended terms. If the Board determines that such Acquisition Proposal would cease to be a Superior Proposal, Ainsworth will promptly so advise LP and Ainsworth and LP will amend the Arrangement Agreement to reflect such offer made by LP, and will take and cause to be taken all such actions as are necessary to give effect to the foregoing.

Termination of the Arrangement Agreement

The Arrangement Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of the Arrangement Agreement or the Arrangement Resolution by the Ainsworth Shareholders or the Arrangement by the Court) in certain circumstances, including, as follows:

•	by mutual written agreement of Ainsworth and LP;

•	by either Ainsworth or LP, if:

•	the Effective Date will not have occurred on or before the Outside Date, except that the right to terminate the Arrangement Agreement in this manner is not available to a party whose failure to fulfill any of its obligations or breach any of its representations and warranties under the Arrangement Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to occur by the Outside Date;

•	any applicable Law is made or enacted or any injunction or court order exists that makes consummation of the Arrangement illegal or otherwise prohibits or enjoins Ainsworth or LP from consummating the Arrangement and such applicable Law, injunction or court order will have become final and non-appealable, provided that the Party seeking to terminate the Arrangement Agreement will have used commercially reasonable efforts to prevent the entry of or remove or lift such prohibition or injunction; or

•	Ainsworth Shareholders will not have approved the Arrangement Resolution at the Meeting in accordance with the Interim Order.

•	by LP, if:

•	the Ainsworth Board makes a Change in Recommendation;

•	Ainsworth provides LP with a Superior Proposal Notice;

•	if there will occur after the date of the Arrangement Agreement any change, effect, event, circumstance or fact that constitutes a Material Adverse Effect in respect of Ainsworth;

•	a breach of any representation or warranty or failure to perform any covenant, agreement or obligation on the part of Ainsworth in the Arrangement Agreement would cause certain of the conditions precedent in favour of LP in the Arrangement Agreement not to be satisfied;

•	the Meeting has not occurred on or before November 5, 2013, provided that the right to terminate the Arrangement Agreement will not be available to LP if the failure by LP to fulfill any obligation under the Arrangement Agreement is the cause of, or results in, the failure of the Meeting to occur on or before such date; or

•	the condition that Ainsworth Shareholders will not have exercised their Dissent Rights in connection with the Arrangement with respect to more than 10% of the Ainsworth Shares is not capable of being satisfied by the Outside Date.

•	by Ainsworth, if:

•	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of LP in the Arrangement Agreement would cause certain of the conditions precedent in favour of Ainsworth the Arrangement Agreement not to be satisfied;

•	the Board authorizes Ainsworth to enter into an agreement concerning, or proposes publicly to approve or recommend or enter into an agreement (other than a confidentiality agreement) with respect to a Superior Proposal; provided that concurrently with such termination, Ainsworth pays the Termination Fee; or

•	there will occur after the date of the Arrangement Agreement any change, effect, event, circumstance or fact that constitutes a Material Adverse Effect in respect of LP.

Termination Payment

The Arrangement Agreement provides that Ainsworth will pay the Termination Fee in the amount of $32.5 million to LP upon the termination of the Arrangement Agreement (each a “Termination Fee Event”):

•	by LP pursuant to Section 8.2(c)(i) of the Arrangement Agreement (Change in recommendation) or Section 8.2(c)(vi) (Superior Proposal Notice) in which case the Termination Fee will be paid on the first business day following such termination;

•	by Ainsworth pursuant to Section 8.2(d)(i) of the Arrangement Agreement (to enter into a Superior Proposal), in which case the Termination Fee will be paid concurrent with such termination; or

•	by LP pursuant to Section 8.2(c)(iii) (Breach of Representations and Warranties), Section 8.2(c)(iv) (Breach of Non Solicitation) or Section 8.2(c)(v) of the Arrangement Agreement (Special Meeting has not occurred), by either Party pursuant to Section 8.2(b)(i) (Effective Time not prior to the Outside Date) or Section 8.2(b)(iii) of the Arrangement Agreement (No Shareholder Approval) or by Ainsworth pursuant to Section 8.2(d)(ii) of the Arrangement Agreement (Effective Time not prior to the Outside Date) (in circumstances where LP would also be entitled to terminate the Arrangement Agreement pursuant to Section 8.2(c)(iii), Section 8.2(c)(iv), Section 8.2(c)(v) or Section 8.2(b)(iii) of the Arrangement Agreement), but only if, in the case of this Termination Fee Event, prior to the termination of the Arrangement Agreement, an Acquisition Proposal will have been made to Ainsworth, or the intention to make an Acquisition Proposal with respect to Ainsworth will have been publicly announced by any Person (other than LP or any of its affiliates), and if within nine months following the date of such termination:

•	an Acquisition Proposal (whether or not it is the Acquisition Proposal referred to above) is consummated by Ainsworth; or

•	Ainsworth and/or one or more of its subsidiaries enters into a definitive agreement in respect of, or the Board approves or recommends, an Acquisition Proposal and at any time thereafter (whether or not within nine months following the date of termination of the Arrangement Agreement), such Acquisition Proposal is consummated;

then an amount equal to the Termination Fee, will be payable (less any applicable withholding tax) within two business days following the closing of the applicable transaction referred to therein.

Amendment

The Plan of Arrangement and the Arrangement Agreement may, at any time before or after the Meeting, but not later than the Effective Time, be amended by mutual written agreement of the Parties and any such amendment may, subject to the Interim Order and the Final Order and applicable Law, without limitation:

•	change the time for performance of any of the obligations or acts of the Parties;

•	waive any inaccuracies or modify any representation or warranty contained in the Arrangement Agreement or in any document delivered pursuant to the Arrangement Agreement;

•	waive compliance with or modify any of the covenants in the Arrangement Agreement and waive or modify the performance of any of the obligations of the Parties; and/or

•	waive compliance with or modify any mutual conditions precedent in the Arrangement Agreement.

Guarantee

Under the Arrangement Agreement, LP unconditionally and irrevocably guaranteed to and in favour of Ainsworth, the full and complete performance by Bidco of each and every one of Bidco’s obligations under the Plan of Arrangement. Ainsworth is not obligated to exhaust its remedies against Bidco as a condition precedent to being entitled to demand performance of the guarantee.

REGULATORY MATTERS

Canadian Securities Law Matters

Qualification and Resale of LP Shares

The LP Shares to be issued in exchange for Ainsworth Shares pursuant to the Arrangement will be issued in reliance upon exemptions from the prospectus requirements of securities legislation in each province and territory of Canada. Subject to certain disclosure and regulatory requirements and to customary restrictions applicable to distributions of shares that constitute “control distributions”, LP Shares issued pursuant to the Arrangement may be resold in each province and territory in Canada, subject in certain circumstances, to the usual conditions that no unusual effort, or no effort, has been made to prepare the market or create demand.

Ongoing Canadian Reporting Obligations

Ainsworth is a reporting issuer (or the equivalent) in all of the provinces of Canada. Ainsworth Shares currently trade on the TSX. After the Arrangement, LP intends to delist the Ainsworth Shares from the TSX. Ainsworth currently has 7.5% senior secured notes due 2017 outstanding and as a result is expected to remain a reporting issuer following the Arrangement.

LP is not currently a reporting issuer in any jurisdiction in Canada. Upon completion of the Arrangement, LP will become a reporting issuer in each of the provinces of Canada by virtue of the completion of the Arrangement with Ainsworth. Pursuant to NI 71-102, LP will be generally exempt from Canadian statutory financial and other continuous and timely reporting requirements, including the requirement for insiders of LP to file reports with respect to trades of LP securities, provided LP complies with the requirements of U.S. securities Laws and U.S. market requirements in respect of all financial and other continuous and timely reporting matters and LP files with the relevant provincial securities regulatory authorities copies of its documents filed with the SEC under the U.S. Exchange Act.

United States Securities Law Matters

The following discussion is only a general overview of certain requirements of U.S. federal securities laws that may be applicable to the holders of LP Shares. All holders of such securities are urged to obtain legal advice to ensure that their resale of such securities complies with applicable U.S. securities laws. Further information applicable to the holders of such securities resident in the United States is disclosed in this Circular under the heading “Notice to Ainsworth Shareholders in the United States”.

Exemption from U.S. Registration

The LP Shares issuable in connection with the Arrangement will not be registered under the U.S. Securities Act and will be issued in reliance upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act. Section 3(a)(10) of the U.S. Securities Act exempts from registration a security that is issued in exchange for outstanding securities where the terms and conditions of such issuance and exchange are approved, after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange have the right to appear, by a court or by a governmental authority expressly authorized by law to grant such approval. The Final Order of the Court will, if granted, constitute a basis for the exemption from the registration requirements of the U.S. Securities Act with respect to the LP Shares issued in connection with the Arrangement.

Resale of LP Shares Received Pursuant to the Arrangement

Ainsworth Shareholders who are not “affiliates” (as defined in Rule 144 under the U.S. Securities Act) of LP after consummation of the Arrangement and were not affiliates of LP within three months before a resale of LP Shares received pursuant to the Arrangement may resell such shares without restriction under the U.S. Securities Act.

Any Ainsworth Shareholder who is an affiliate of LP after consummation of the Arrangement or was an affiliate of LP within three months before a resale of LP Shares received pursuant to the Arrangement may not resell such shares unless such shares are registered under the U.S. Securities Act or an exemption from registration, such as the exemptions contained in Rule 144 under the U.S. Securities Act, is available.

As defined in Rule 144 under the U.S. Securities Act, an “affiliate” of LP is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, LP and may include certain officers and directors of LP as well as principal shareholders of LP. “Control” means the possession, direct or indirect, of the power to direct or cause direction of the management and policies of an issuer, whether through the ownership of voting securities, by contract or otherwise.

Affiliates – Rule 144

In general, under Rule 144, persons that are affiliates of LP after consummation of the Arrangement or were affiliates of LP within three months before the resale will be entitled to sell in the United States, during any three-month period, the LP Shares that they receive in connection with the Arrangement, provided that the number of such shares sold, together with all other LP Shares sold during such period, does not exceed the greater of one percent of the then outstanding securities of such class or, if such securities are listed on a United States securities exchange and/or reported through the automated quotation system of a U.S. registered securities association, the average weekly trading volume of such securities during the four calendar week period preceding the date of sale, subject to aggregation rules, specified restrictions on manner of sale, reporting requirements, and the availability of current public information about LP. Persons that are affiliates of LP after the Arrangement will continue to be subject to the resale restrictions described in this paragraph for so long as they continue to be affiliates of LP, and for three months thereafter.

Stock Exchange Approvals

LP Shares currently trade on the NYSE under the symbol “LPX”. LP will apply to list LP Shares issuable under the Arrangement on the NYSE and it is a condition of closing that LP will have obtained approval for this listing.

Other Regulatory Matters

Investment Canada Act

Subject to certain limited exceptions, the direct acquisition of control of a Canadian business by a non-Canadian that exceeds a financial threshold prescribed under Part IV of the Investment Canada Act (a “Reviewable Transaction”) cannot be implemented unless the transaction has been reviewed by the Minister responsible for the Investment Canada Act (the “Minister”) and the Minister is satisfied or is deemed to be satisfied that the transaction is likely to be of net benefit to Canada (the “net benefit ruling”). Accordingly, in the case of a Reviewable Transaction, a non-Canadian purchaser must submit an application to the Minister (an “Application for Review”) seeking approval of the Reviewable Transaction and cannot complete the transaction until it receives a net benefit ruling. The submission of the Application for Review triggers an initial review period of up to 45 days. If the Minister has not completed the review by that date, the Minister may unilaterally extend the review period for up to a further 30 days. The Minister and the purchaser may agree to further extensions of the review period. It is a condition to the completion of the Arrangement that the Key Regulatory Approval relating to the Investment Canada Act be obtained and in force and not rescinded at the Effective Time.

The Arrangement is a Reviewable Transaction. LP filed an application for review pursuant to Part IV of the Investment Canada Act on September 18, 2013. Filing of the application triggered an initial review period of up to 45 days. If the Minister has not completed the review by that date, the Minister may unilaterally extend the review period for up to a further 30 days. The Minister and the purchaser may agree to further extensions of the review period.

In determining whether to issue a net benefit ruling, the Minister is required to consider, among other things, the Application for Review and any written undertakings offered by the purchaser to Her Majesty in right of Canada. The prescribed factors that the Minister must consider when determining whether to issue a net benefit ruling include, among other things, the effect of the investment on the economic activity in Canada (including the effect on employment, resource processing, utilization of Canadian products and services and exports), the participation by Canadians in the acquired business, the effect of the investment on productivity, industrial, efficiency, technological development, product innovation, product variety and competition in Canada, the compatibility of the investment with national and provincial industrial, economic and cultural policies, and the contribution of the investment to Canada’s ability to compete in world markets.

If, following his review during the initial review period or the extension(s) described above, the Minister is not satisfied or is not deemed to be satisfied that the Reviewable Transaction is likely to be of net benefit to Canada, the Minister is required to send a notice to that effect to the purchaser, advising the purchaser of its right to make further representations and submit (additional) undertakings within 30 days from the date of such notice or any further period that may be agreed to by the purchaser and the Minister.

At any time, and in any event within a reasonable time after the expiry of the last-mentioned period for making representations and submitting undertakings described above, the Minister will send a notice to the purchaser that either the Minister is satisfied that the investment is likely to be of net benefit to Canada (i.e., a net benefit ruling) or confirmation that the Minister is not satisfied that the investment is likely to be of net benefit to Canada. In the latter case, the Reviewable Transaction may not be implemented.

Competition Act Clearance

Part IX of the Competition Act requires that parties to any proposed transaction that exceeds specified financial and shareholding thresholds provide to the Commissioner of Competition (“Commissioner”) prior notice of, and information relating to, the proposed transaction. A proposed transaction is exempt from the foregoing notification requirements if the Commissioner issues an advance ruling certificate in respect of the proposed transaction. The Commissioner may also waive the notification requirements if substantially similar information was previously supplied in relation to a request for an advance ruling certificate. Under the Competition Act, a notifiable transaction may not be completed until the expiry, waiver or termination of the applicable statutory waiting period.

The Arrangement is a notifiable transaction for the purposes of the Competition Act. On September 18, 2013, LP filed a submission with the Commissioner requesting that he issue an advance ruling certificate pursuant to section 102 of the Competition Act, or in the alternative a no-action letter, in respect of the Arrangement. It is a condition to the completion of the Arrangement that the Key Regulatory Approval relating to the Competition Act be obtained and in force and not rescinded at the Effective Time.

On September 18, 2013, Ainsworth and LP also filed merger notifications pursuant to section 114 of the Competition Act which were verified and confirmed as complete on September 23, 2013. The applicable initial statutory waiting period in the case of a transaction notified under the Competition Act is 30 days. The Commissioner may, in his discretion, within the initial 30-day waiting period, issue a “supplementary information request” for additional information and documents to the parties, in which case a new 30-day waiting period will commence following compliance with such supplementary information requests.

The Commissioner’s review of a notifiable transaction for substantive competition law considerations may take longer than the statutory waiting period. As of the date of this Circular, the review by the Commissioner of the proposed Arrangement was ongoing.

Upon completion of the Commissioner’s review, the Commissioner may decide to (i) issue an advance ruling certificate with respect to the proposed transaction; (ii) issue a “no action” letter stating that he does not, at that time, intend to make an application to the Competition Tribunal, in respect of the transaction but retains the authority to do so for one year after completion of the transaction; or (iii) make an application to the Competition Tribunal, in respect of the transaction, if the Commissioner concludes that it is likely to substantially lessen or prevent competition.

It is a condition to the completion of the Arrangement that the Key Regulatory Approval relating to the Competition Act be obtained and in force and not rescinded prior to the Effective Time. The Key Regulatory Approval relating to the Competition Act is (i) the issuance of an advance ruling certificate, or (ii) both of (a) the expiry, waiver, or termination of any applicable waiting periods under the Competition Act, and (b) LP having been advised in writing by the Commissioner that he does not, at that time, intend to make an application under the Competition Act, and the form of and any terms and conditions attached to any such advice, subject to Section 5.6(c) and Section 9.5 of the Arrangement Agreement, are acceptable to LP and such advice has not been rescinded prior to the Effective Time. Where the Commissioner issues an advance ruling certificate and the parties substantially complete the transaction within one year after the advance ruling certificate is issued, he cannot challenge the transaction before the Competition Tribunal solely on the basis of information that is the same or substantially the same as the information on the basis of which the advance ruling certificate was issued.

HSR Act

Under the HSR Act, certain transactions may not be completed until each party has filed a Notification and Report Form with the Antitrust Division of the U.S. Department of Justice (the “DOJ”) and with the U.S. Federal Trade Commission (the “FTC”) and the HSR Act’s waiting period has expired or been earlier terminated. The transactions contemplated by the Arrangement Agreement are subject to the HSR Act. It is a condition to the completion of the Arrangement that the Key Regulatory Approval relating to the HSR Act be obtained and in force at the Effective Time.

LP and Ainsworth filed the pre-merger Notification and Report Forms on September 17, 2013, and, absent a request from the DOJ or FTC for additional information, the waiting period under the HSR Act will expire 30 days after filing, on October 17, 2013 (waiting periods expire on the first business day after the thirty-day period). If a request for additional information is issued, the waiting period will expire at the end of the thirtieth day after LP and Ainsworth have substantially complied with the request. The DOJ, the FTC or others (including states attorneys general and, in certain circumstances, private parties) may challenge the merger on antitrust grounds either before or after expiration or termination of the waiting period. Accordingly, at any time before or after the completion of the merger, the DOJ, the FTC or others could take action under the antitrust laws, including seeking to prevent the Arrangement, to rescind the Arrangement, or to conditionally approve the Arrangement upon the divestiture of assets of LP and/or Ainsworth. There can be no assurance that a challenge to the transaction contemplated by the Arrangement Agreement on antitrust grounds will not be made or, if a challenge is made, that it would not be successful.

In addition, prior to acquiring their LP Shares, shareholders who as a result of the Arrangement will hold LP Shares with a value in excess of U.S.$70.9 million may, unless exempt, be subject to the filing and waiting period requirements under the HSR Act. This would require each such shareholder, as well as LP, to file an HSR Notification and Report Form with the FTC and the DOJ and to observe an initial 30 calendar-day waiting period. The initial waiting period may be terminated by the FTC and the DOJ before its expiration or extended by a request for additional information. Issuance of such a request requires the observation of an additional 30 calendar-day waiting period after the request is complied with. Therefore, compliance with the HSR Act could delay the acquisition of LP Shares by affected shareholders and/or the effective date of the Arrangement. These requirements will not apply to a particular shareholder if such shareholder will hold 10% or less of the voting securities of LP and is acquiring such voting securities solely for the purpose of investment within the meaning of the HSR Act. Any Ainsworth Shareholder that believes that it may have a filing and waiting obligation under the HSR Act in connection with this transaction should contact Ainsworth at its head office at 1055 Dunsmuir Street, Suite 3194, Vancouver, British Columbia, V7X 1L3, and consult its own legal counsel.

Timber Supply Agreements

The Arrangement requires Ainsworth and LP to provide notice to or obtain the consent of certain provincial governments with respect to the timber supply agreements in such provinces. The forestry legislation of certain Canadian provinces provides that the relevant Minister of Natural Resources, in the event of a change of control, may change the amount of allocated wood and territories under forest licenses granted thereunder either before or post-closing.

It is a condition to the completion of the Arrangement that (i) the consent of the Ontario Ministry of Natural Resources to the deemed transfer, pursuant to the Arrangement, of the Tenures granted by the Ontario government be obtained and in force and not rescinded at the Effective Time and (ii) no Governmental Entity in British Columbia or Alberta will have delivered written notice or any other written communication to Ainsworth or LP pursuant to which it indicates that such Governmental Entity has concluded that it is reasonably likely to revoke, withdraw, modify in a materially adverse manner or cancel any Tenure which is material (individually or in the aggregate) as a result of the completion of the Arrangement, or has made a public announcement to the same effect, which notice, written communication or announcement has not been withdrawn or cancelled by five business days prior to the Outside Date.

ELIGIBILITY FOR INVESTMENT IN CANADA

Based on the current provisions of the ITA and the regulations thereunder, the LP Shares, if acquired on the date hereof and if listed on a designated stock exchange for purposes of the ITA (which currently includes the NYSE), will be qualified investments under the ITA for trusts governed by a registered retirement savings plan (“RRSP”), a registered retirement income fund (“RRIF”), a deferred profit sharing plan, a registered education savings plan, a registered disability savings plan and a tax-free savings account (“TFSA”), each as defined in the ITA.

Notwithstanding that LP Shares may be qualified investments for a trust governed by an RRSP, RRIF and TFSA, the annuitant under an RRSP or RRIF, or the holder of a TFSA, will be subject to a penalty tax on such shares if such shares are a “prohibited investment”. LP Shares will generally be a “prohibited investment” if annuitant under the RRSP or RRIF, or the holder of a TFSA, does not deal at arm’s length with LP for purposes of the ITA or the annuitant under an RRSP or RRIF, or holder of the TFSA, has a “significant interest” (as defined in the ITA) in LP or, if amendments issued by the Department of Finance on December 21, 2012 are not enacted as proposed, in a corporation, partnership or trust with which LP does not deal at arm’s length for purposes of the ITA. An annuitant under the RRSP or RRIF, or a holder of a TFSA should consult its own tax advisor in this regard.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the principal Canadian federal income tax considerations relating to the Arrangement under the ITA that generally apply to beneficial owners of Ainsworth Shares who, for purposes of the ITA, and at all relevant times, hold their Ainsworth Shares, and will hold any LP Shares received pursuant to the Arrangement, as capital property and deal at arm’s length with, and are not affiliated with, Ainsworth, LP or Bidco. Persons meeting such requirements are referred to as a “Holder” or as “Holders” herein, and this summary only addresses Holders.

This summary does not apply to a Holder: (i) with respect to whom LP is or will be a “foreign affiliate” within the meaning of the ITA, (ii) that is a “financial institution” for the purposes of the mark-to-market rules in the ITA, (iii) an interest in which is a “tax shelter investment” as defined in the ITA, (iv) that is a “specified financial institution” as defined in the ITA, (v) who has made a “functional currency” election under Section 261 of the ITA, (vi) who received Ainsworth Shares upon exercise of a stock option, or (vii) who has entered into or will enter into, with respect to their Ainsworth Shares or LP Shares, a “derivative forward agreement” as that term is defined in proposed amendments to the ITA. Any such Holder should consult its own tax advisor with respect to the Arrangement.

Ainsworth Shares and LP Shares will generally be considered to be capital property unless such securities are held in the course of carrying on a business, or were acquired in one or more transactions considered to be an adventure or concern in the nature of trade. Certain Holders who are residents of Canada for purposes of the ITA and whose Ainsworth Shares might not otherwise qualify as capital property, may, in certain circumstances, be entitled to make, or may already have made, an irrevocable election in accordance with subsection 39(4) of the ITA to have their Ainsworth Shares, and every “Canadian security” (as defined in the ITA) owned by such Holder in the taxation year of the election and in all subsequent taxation years, deemed to be capital property. Any Person contemplating making a subsection 39(4) election should consult their tax advisor for advice as to whether the election is available or advisable in their particular circumstances.

This summary is based on the facts set out in this document, the current provisions of the ITA and the regulations thereunder and counsel’s understanding of the published administrative policies and assessing practices of the CRA publicly available prior to the date of this document. This summary takes into account all proposed amendments to the ITA and the regulations thereunder that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that such Proposed Amendments will be enacted in the form proposed. However, no assurance can be given that such Proposed Amendments will be enacted in the form proposed, or at all.

Except for the Proposed Amendments, this summary does not take into account or anticipate any other changes in law or any changes in the CRA’s administrative policies and assessing practices, whether by judicial, governmental or legislative action or decision, nor does it take into account other federal or any provincial, territorial or foreign tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein.

This summary is not exhaustive of all possible Canadian federal income tax considerations applicable to the Arrangement and/or the holding of LP Shares. This summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business or tax advice to any particular shareholder. Shareholders should consult their own tax advisors having regard to their own circumstances.

Generally for purposes of the ITA, all amounts relating to the acquisition, holding or disposition of securities (including dividends, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars. Amounts denominated in another currency must be converted into Canadian dollars based on exchange rates as determined in accordance with the ITA. The amount of dividends to be included in the income of, and the amount of capital gains or capital losses realized by, a Holder may be affected by fluctuation in the relevant Canadian dollar exchange rate.

Holders Resident in Canada

The following section of the summary applies to a Holder who, for purposes of the ITA and any applicable income tax treaty, is or is deemed to be a resident of Canada at all relevant times (a “Resident Shareholder”).

Exchange of Ainsworth Shares for Cash and/or LP Shares

A Resident Shareholder who exchanges Ainsworth Shares for cash and/or LP Shares under the Arrangement will generally be considered to have disposed of such Ainsworth Shares for proceeds of disposition equal to the sum of (a) the cash consideration received and (b) the fair market value at the Effective Time of the LP Shares acquired by such Resident Shareholder on the exchange, and generally will realize a capital gain (or capital loss) to the extent that such proceeds of disposition, net of any reasonable costs of the disposition, exceed (or are less than) the adjusted cost base to the Resident Shareholder of such Ainsworth Shares immediately before the disposition. See “Taxation of Capital Gains and Capital Losses” below.

The cost to a Resident Shareholder of any LP Shares acquired on the exchange will be equal to the fair market value of the Ainsworth Shares held by the Resident Shareholder at the Effective Time less the cash consideration, if any, received on the exchange. For the purpose of determining the adjusted cost base at any time to a Resident Shareholder of LP Shares acquired under the Arrangement, the adjusted cost base of such shares will generally be determined by averaging the cost of such LP Shares with the adjusted cost base of all other LP Shares held by the Resident Shareholder as capital property at that time.

Dividends on LP Shares

A Resident Shareholder will be required to include in computing such holder’s income for a taxation year the amount of dividends, if any, received on LP Shares. Dividends received on LP Shares by a Resident Shareholder who is an individual will not be subject to the gross-up and dividend tax credit rules in the ITA normally applicable to taxable dividends received from taxable Canadian corporations. A Resident Shareholder that is a corporation will not be entitled to deduct the amount of such dividends in computing its taxable income. A Resident Shareholder that is throughout the year a “Canadian-controlled private corporation” (as defined in the ITA) may be liable to pay a refundable tax of 6 2⁄3% of its “aggregate investment income” (as defined in the ITA), including any dividends received or deemed to be received on LP Shares. Any United States non-resident withholding tax on such dividends may give rise to a Resident Shareholder’s entitlement to claim a foreign tax credit or deduction in respect of such United States tax to the extent and under the circumstances provided in the ITA.

Disposition of LP Shares

A disposition or deemed disposition of LP Shares by a Resident Shareholder will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of the disposition, exceed (or are less than) the adjusted cost base to the holder of the LP Shares immediately before the disposition. See “Taxation of Capital Gains and Capital Losses” below. The Resident Shareholder may be entitled to claim a foreign tax credit or deduction in respect of any United States tax payable by the Resident Shareholder on any gain realized on such disposition or deemed disposition to the extent and under the circumstances provided in the ITA.

Taxation of Capital Gains and Capital Losses

Generally one-half of any capital gain (a “taxable capital gain”) realized by a Resident Shareholder will be included in the Resident Shareholder’s income for the year of disposition. One-half of any capital loss (an “allowable capital loss”) realized by a Resident Shareholder in a taxation year is required to be deducted by the holder against taxable capital gains in that year (subject to and in accordance with the rules of the ITA). Any excess of allowable capital losses over taxable capital gains of the Resident Shareholder realized in a taxation year may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains realized in such years, to the extent and under the circumstances provided in the ITA.

Capital gains realized by a Resident Shareholder who is an individual or trust, other than certain specified trusts, may give rise to alternative minimum tax under the ITA.

A Resident Shareholder that is throughout the relevant year a “Canadian-controlled private corporation” (as defined in the ITA) may be liable to pay a refundable tax of 6 2/3% of its “aggregate investment income” (as defined in the ITA), including any taxable capital gains.

If the Resident Shareholder is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of an Ainsworth Share may be reduced by the amount of dividends received or deemed to have been received by it on the share to the extent and under the circumstances prescribed by the ITA. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Ainsworth Shares, or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns any such shares. Resident Shareholders to whom these rules may be relevant should consult their own tax advisors.

Offshore Investment Fund Property

The ITA contains rules which, in certain circumstances, may require a Resident Shareholder to include an amount in income in each taxation year in respect of the acquisition and holding of LP Shares if (1) the value of such LP Shares may reasonably be considered to be derived, directly or indirectly, primarily from certain enumerated portfolio investments and (2) it may reasonably be concluded that one of the main reasons for the Resident Shareholder acquiring or holding the LP Shares was to derive a benefit from portfolio investments in such a manner that the taxes, if any, on the income, profits and gains from such portfolio investments for any particular year are significantly less than the tax that would have been applicable under Part I of the ITA if the income, profits and gains had been earned directly by the Resident Shareholder.

Where these rules apply, a Resident Shareholder will be required to include in income for each taxation year in which such shareholder owns the LP Shares the amount, if any, by which (i) an imputed return for the taxation year computed on a monthly basis, where the amount in respect of each month is calculated as the product obtained when the Resident Shareholder’s “designated cost” (within the meaning of the ITA) of the LP Shares at the end of the month is multiplied by 1/12th of the applicable prescribed rate for the period that includes such month plus two percent, exceeds (ii) any dividends or other amounts included in computing such shareholder’s income for the year (other than a capital gain) in respect of the LP Shares determined without reference to these rules. Any amount required to be included in computing a Resident Shareholder’s income under these provisions will be added to the adjusted cost base of the LP Shares. A Resident Shareholder who realizes a capital loss on the disposition of LP Shares will not, however, be entitled to claim any deduction in respect of any portion of such capital loss in computing the Resident Shareholder’s income, even in circumstances where the Resident Shareholder was required to include an amount in computing its income under these rules in connection with holding LP Shares.

These rules are complex and their application depends, to a large extent, on the reasons for a Resident Shareholder acquiring or holding LP Shares. Resident Shareholders are urged to consult their own tax advisors regarding the application and consequences of these rules in their own particular circumstances.

Foreign Property Information Reporting

A Resident Shareholder which is a “specified Canadian entity” for a taxation year or a fiscal period and whose total cost amount of “specified foreign property” (as such terms are defined in the ITA), including LP Shares, at any time in the year or fiscal period exceeds $100,000 will be required to file an information return with the CRA for the year or period disclosing prescribed information in respect of such property. Substantial penalties may apply where a Resident Shareholder fails to file the required information return in respect of its specified foreign property.

Dissenting Ainsworth Shareholders

A Dissenting Ainsworth Shareholder will be deemed to have transferred its Ainsworth Shares to Bidco as of the Effective Time and will receive a cash payment from Bidco in respect of the fair value of the Dissenting

Ainsworth Shareholder’s Ainsworth Shares. Such a Dissenting Ainsworth Shareholder will be considered to have disposed of the Ainsworth Shares for proceeds of disposition equal to the amount received by the Dissenting Ainsworth Shareholder (less any interest awarded by a court). As a result, such Dissenting Ainsworth Shareholder will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition received exceed (or is less than) the aggregate of (i) the adjusted cost base to the Dissenting Ainsworth Shareholder of the Ainsworth Shares; and (ii) any reasonable costs of disposition. See “Taxation of Capital Gains and Capital Losses” above for a general description of the treatment of capital gains and capital losses under the ITA.

Interest awarded to a Dissenting Ainsworth Shareholder by a court will be included in the Dissenting Ainsworth Shareholder’s income for the purposes of the ITA. In addition, a Dissenting Ainsworth Shareholder that, throughout the relevant taxation year, is a “Canadian-controlled private corporation” (as defined in the ITA) may be liable to pay a refundable tax of 6 2/3% of its “aggregate investment income” (as defined in the ITA), including interest income.

A Resident Shareholder who exercises his or her Dissent Rights but who is not ultimately determined to be entitled to be paid fair value for the Ainsworth Shares held by such Resident Shareholder will be deemed to have participated in the Arrangement and will receive Mixed Consideration. In such an event, the tax consequences as discussed above under the heading “Exchange of Ainsworth Shares for Cash and/or LP Shares” will generally apply.

Holders Not Resident in Canada

The following section of the summary applies to a Holder who, (i) for the purposes of the ITA and any applicable income tax treaty and at all relevant times, is not, and is not deemed to be, a resident of Canada, (ii) does not, and is not deemed to, use or hold Ainsworth Shares and LP Shares received pursuant to the Arrangement in or in the course of carrying on a business in Canada, (iii) is not an insurer who carries on an insurance business or is deemed to carry on an insurance business in Canada and elsewhere, and (iv) does not hold Ainsworth Shares as “taxable Canadian property” or holds Ainsworth Shares as “taxable Canadian property” but such Holder is entitled to relief for Canadian tax on the disposition of such shares under an applicable income tax convention between Canada and the country in which the Holder is resident (in this section, a “Non-Resident Shareholder”).

Generally, Ainsworth Shares will not be “taxable Canadian property” of a Non-Resident Shareholder at a particular time, provided that such Ainsworth Shares are listed at that time on a designated stock exchange (which currently includes the TSX), unless at any particular time during the 60-month period that ends at that particular time (1) the Non-Resident Shareholder, persons with whom the Non-Resident Shareholder does not deal at arm’s length (for the purposes of the ITA) and partnerships in which the Non-Resident Shareholder or a person with whom the Non-Resident Shareholder does not deal at arm’s length holds a membership interest directly or indirectly through one or more partnerships, or the Non-Resident Shareholder together with all such persons or partnerships, has owned 25% or more of the issued shares of any class or series of Ainsworth and (2) more than 50% of the fair market value of the Ainsworth Shares was derived directly or indirectly from one or any combination of : (i) real or immovable properties situated in Canada, (ii) “Canadian resource properties” (as defined in the ITA), (iii) “timber resource properties” (as defined in the ITA), and (iv) options in respect of, or interests in, or for civil law rights in, property in any of the foregoing whether or not the property exists. Notwithstanding the foregoing, in certain circumstances set out in the ITA, Ainsworth Shares could be deemed to be taxable Canadian property.

Non-Resident Shareholders whose Ainsworth Shares are taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances.

Disposition of Ainsworth Shares

A Non-Resident Shareholder who participates in the Arrangement will not be subject to tax under the ITA on the disposition of Ainsworth Shares.

Dissenting Non-Resident Shareholders

A Non-Resident Shareholder who is a Dissenting Ainsworth Shareholder will not be subject to tax under the ITA on the deemed disposition of Ainsworth Shares held by such Non-Resident Shareholder.

Interest awarded to a Non-Resident Holder who is a Dissenting Ainsworth Shareholder by a court will not be subject to Canadian withholding tax.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS CIRCULAR IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”); (B) THIS DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE TRANSACTIONS OR MATTERS DISCUSSED HEREIN; AND (C) INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a summary of certain U.S. federal income tax consequences generally applicable to U.S. Holders and Non-U.S. Holders (each as defined below) of Ainsworth Shares relating to the exchange of Ainsworth Shares for LP Shares and/or cash pursuant to the Arrangement and to the ownership and disposition of LP Shares received pursuant to the Arrangement. This summary does not address the U.S. federal income tax consequences of (i) any conversion into Ainsworth Shares, LP Shares or cash of any notes, debentures or other debt instruments, (ii) any vesting, conversion, assumption, disposition, exercise, exchange, or other transaction involving any rights to acquire Ainsworth Shares or LP Shares, including the Ainsworth Options and DSUs, and (iii) any transaction, other than the Arrangement, in which Ainsworth Shares, LP Shares or cash are acquired. This summary assumes that Ainsworth has never been treated as a U.S. domestic corporation pursuant to Section 897(i) of the Code. If Ainsworth is treated as a U.S. domestic corporation pursuant to an election under Section 897(i) of the Code, the U.S. tax consequences of the Arrangement to Non-U.S. Holders (as defined below) may differ from those described below.

This summary addresses only holders who hold the Ainsworth Shares and LP Shares as “capital assets” (generally, assets held for investment purposes). This summary is for general information purposes only and does not purport to be a complete analysis of all potential U.S. federal income tax considerations that may be relevant to particular holders in light of their particular circumstances, nor does it deal with persons subject to special treatment under the Code, such as brokers, dealers or traders in securities, banks and other financial institutions, mutual funds, holders subject to the alternative minimum tax, tax-exempt organizations (including private foundations), persons that have a functional currency other than the United States dollar, qualified retirement plans, individual retirement accounts and other tax-deferred accounts, insurance companies, real estate investment trusts, regulated investment companies, persons holding Ainsworth Shares and LP Shares as part of a straddle, hedge or conversion transaction or as part of a synthetic security or other integrated transaction, persons that elect to use a mark-to-market method of accounting for their securities holdings or Ainsworth Shares or LP Shares, Dissenting Ainsworth Shareholders, persons deemed to sell Ainsworth Shares under the constructive sale provisions of the Code, persons who directly, indirectly or constructively own or have owned (including through attribution) 10% or more of Ainsworth Shares or LP Shares by vote or value, U.S. expatriates, passive foreign investment companies, controlled foreign corporations and persons that acquired Ainsworth Shares or LP Shares in a compensation transaction. In addition, this summary does not address persons that hold an interest in a partnership or other pass-through entity that holds Ainsworth Shares or LP Shares, or tax considerations arising under the laws of any state, local, or non-U.S. jurisdiction or other U.S. federal tax considerations (e.g., estate or gift tax or the Medicare contribution tax) other than those pertaining to the income tax. Holders and persons listed above should consult their own tax advisors as to the tax considerations applicable to them.

The following is based on the Code, the Treasury regulations promulgated thereunder, judicial authorities, published positions of the U.S. Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations possibly with retroactive effect. No rulings have been or will be sought from the IRS, and Ainsworth has not received any legal opinion, regarding any of the tax consequences discussed herein. Accordingly, no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations set forth below.

As used herein, the term “U.S. Holder” means a beneficial owner of Ainsworth Shares or LP Shares, as applicable, that is (i) a citizen or individual resident of the United States, (ii) a corporation (or an entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (A) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all of its substantial decisions or (B) it has properly elected under applicable Treasury regulations to be treated as a U.S. person.

As used herein, the term “Non-U.S. Holder” means a beneficial owner of Ainsworth Shares or LP Shares that is not a U.S. Holder or a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

The tax treatment of a partner in a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) may depend on both the partnership’s and the partner’s status and the activities of the partnership. Partnerships that are beneficial owners of Ainsworth Shares or LP Shares, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax considerations applicable to them relating to the exchange of Ainsworth Shares for LP Shares and/or cash pursuant to the Arrangement, and the ownership and disposition of any LP Shares received pursuant to the Arrangement.

U.S. Holders

U.S. Federal Income Tax Consequences Relating to the Arrangement

In General

The exchange of Ainsworth Shares for cash and/or LP Shares pursuant to the Arrangement will be treated as a taxable exchange for U.S. federal income tax purposes. Accordingly, a U.S. Holder that exchanges Ainsworth Shares will recognize gain or loss equal to the difference, if any, between (i) the fair market value of the LP Shares (determined as of the Effective Date) and the U.S. dollar value (determined as of the Effective Date) of the amount of cash received in exchange for Ainsworth Shares pursuant to the Arrangement and (ii) the U.S. Holder’s adjusted tax basis in the Ainsworth Shares exchanged therefor. If a U.S. Holder acquired different blocks of Ainsworth Shares at different times and at different prices, any gain or loss, as well as the application of the passive foreign investment company (“PFIC”) rules discussed below, will be determined separately with respect to each block of Ainsworth Shares surrendered.

Cash consideration paid in Canadian dollars pursuant to the Arrangement will be taken into account in determining the taxable gain or loss recognized by a U.S. Holder of Ainsworth Shares in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt by the U.S. Holder, regardless of whether the cash consideration is in fact converted into U.S. dollars. The Canadian dollars received by a U.S. Holder will have a tax basis equal to their U.S. dollar value when the proceeds are received. If the Canadian dollars are converted into U.S. dollars on the date of receipt, the U.S. Holder generally should not be required to recognize foreign currency gain or loss. A U.S. Holder may have foreign currency exchange gain or loss if the Canadian dollars are converted into U.S. dollars after the date of receipt. In general, foreign currency exchange gain or loss will be treated as U.S.-source ordinary gain or loss for U.S. foreign tax credit purposes.

Subject to the PFIC rules discussed below, gain or loss on the disposition of Ainsworth Shares will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder held the Ainsworth Shares for more than one year. Long-term capital gains recognized by U.S. Holders that are not corporations generally are eligible for reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations under the Code.

A U.S. Holder’s adjusted tax basis in an Ainsworth Share generally will equal its cost to the U.S. Holder. In the case of an Ainsworth Share purchased for foreign currency, the cost of the Ainsworth Share to a U.S. Holder will be the U.S. dollar value of the foreign currency purchase price on the date of purchase. In the case of an Ainsworth Share that is traded on an established securities market, a cash basis U.S. Holder (and, if it so elects, an accrual basis U.S. Holder) determines the U.S. dollar value of the cost of such Ainsworth Share by translating the amount paid at the spot rate of exchange on the settlement date of the purchase.

PFIC Rules

Certain adverse consequences could apply to a U.S. Holder if Ainsworth is treated as a PFIC for any taxable year during which the U.S. Holder holds Ainsworth Shares. Ainsworth would be considered a PFIC for any taxable year in which, after applying certain look through rules, either at least 75 percent of its gross income is passive income or at least 50 percent of the average quarterly value of all of its gross assets for the taxable year produce or are held for the production of passive income.

Based on current assets and activities and on assumptions about activities during the balance of the current taxable year, Ainsworth does not expect that it will be a PFIC for the current taxable year or that it was a PFIC in its taxable year ending December 31, 2012. The determination of PFIC status is, however, complex and Ainsworth has not done a complete analysis of the relevant facts and issues for any of these periods, and therefore there is substantial uncertainty as to Ainsworth’s PFIC status and history. In addition, PFIC classification is factual in nature, generally cannot be determined until the close of the taxable year in question, and is determined annually. Moreover, Ainsworth has not requested or received an opinion from its United States tax counsel as to whether it was a PFIC in past taxable years or will be determined to be a PFIC in the current taxable year. There can be no assurance that Ainsworth was not and has not been a PFIC for any taxable year during which a U.S. Holder held or holds Ainsworth Shares.

If Ainsworth were treated as a PFIC for any taxable year during which a U.S. Holder held or holds Ainsworth Shares, gain recognized by the U.S. Holder on the disposition of its Ainsworth Shares pursuant to the Arrangement would be allocated ratably over the U.S. Holder’s holding period for the Ainsworth Shares. The amounts allocated to the taxable year of the exchange and to any year before Ainsworth was a PFIC would be taxed as ordinary income in the current year. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, and an interest charge would be imposed on the amount allocated to the taxable year. These rules would apply to a U.S. Holder that held Ainsworth Shares during any year in which Ainsworth were a PFIC, even if Ainsworth were not a PFIC in the year in which the U.S. Holder disposed of the Ainsworth Shares pursuant to the Arrangement. U.S. Holders should consult their tax advisors regarding the tax consequences that would arise if Ainsworth were treated as a

PFIC for any year, any applicable information reporting requirements and the availability of any elections that may help mitigate the tax consequences to a U.S. Holder if Ainsworth were a PFIC.

U.S. Federal Income Tax Consequences Arising from the Ownership and Disposition of LP Shares

Distributions on LP Shares

If LP makes distributions with respect to LP Shares received by a Non-U.S. Holder pursuant to the Arrangement, the distributions generally will be treated as dividends for U.S. tax purposes to the extent paid from LP’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed LP’s current and accumulated earnings and profits, they will constitute a return of capital and will first reduce the U.S. Holder’s basis in its LP Shares, but not below zero, and then will be treated as gain from the sale of stock, which will be taxable according to rules discussed under the heading “Certain United States Federal Income Tax Considerations – U.S. Holders – U.S. Federal Income Tax Consequences Arising from the Ownership and Disposition of LP Shares – Sales or Other Dispositions of LP Shares,” below.

In the case of non-corporate U.S. Holders, dividend income generally is subject to tax at the same preferential rates as net capital gains if certain requirements are satisfied. Corporate U.S. Holders generally will be entitled to claim the dividends received deduction with respect to dividends paid on LP Shares, subject to applicable restrictions.

Sales or Other Dispositions of LP Shares

Generally, a U.S. Holder will recognize gain or loss on any sale or other disposition of LP Shares received pursuant to the Arrangement equal to the difference between the amount realized by the U.S. Holder on the sale or other disposition and the U.S. Holder’s adjusted tax basis in the LP Shares. Gain or loss on the sale or other disposition of LP Shares will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder held the LP Shares for more than one year. Long-term capital gains recognized by U.S. Holders that are not corporations generally are eligible for reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations under the Code.

Non-U.S. Holders

U.S. Federal Income Tax Consequences Relating to the Arrangement

Generally, a Non-U.S. Holder will not be subject to U.S. federal income tax on the gain (if any) realized on the exchange of Ainsworth Shares for cash and/or LP Shares pursuant to the Arrangement unless (i) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business, or, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States or (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, unless an applicable income tax treaty provides otherwise.

If a Non-U.S. Holder falls under clause (i) above, the Non-U.S. Holder generally will be subject to U.S. federal income tax on its effectively connected income on a net income basis in the same manner as if such Non-U.S. Holder were a U.S. Holder. If an individual Non-U.S. Holder falls under clause (ii) above, the individual generally will be subject to a flat 30% (or lower applicable treaty rate) tax on the gain derived from the sale or other disposition, which may be offset by certain U.S. capital losses. Individual Non-U.S. Holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which the Arrangement is consummated are urged to consult their tax advisors as to the tax consequences of the Arrangement. In addition, if a corporate Non-U.S. Holder falls under clause (i) above, it may be subject to an additional branch profits tax on effectively connected income at a 30% rate, subject to any exemption or lower rate as may be specified by an applicable income tax treaty.

U.S. Federal Income Tax Consequences Arising from the Ownership and Disposition of LP Shares

Distributions on LP Shares

If LP makes distributions with respect to LP Shares received by a U.S. Holder pursuant to the Arrangement, the distributions generally will be treated as dividends for U.S. tax purposes to the extent paid from LP’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed LP’s current and accumulated earnings and profits, they will constitute a return of capital and will first reduce a Non-U.S. Holder’s basis in its LP Shares, but not below zero, and then will be treated as gain from the sale of stock, which will be taxable according to rules discussed under the heading “Certain United States Federal Income Tax Considerations – Non-U.S. Holders – U.S. Federal Income Tax Consequences Arising from the Ownership and Disposition of LP Shares – Sales or Other Dispositions of LP Shares,” below. Any dividends paid to a Non-U.S. Holder with respect to LP Shares generally will be subject to withholding tax (currently imposed at a 30% rate), subject to any exemption or lower rate under an applicable treaty if the Non-U.S. Holder provides LP with a properly executed IRS Form W-8BEN (or other applicable form), or subject to an exemption if the Non-U.S. Holder provides LP with a properly executed IRS Form W-8ECI (or other applicable form) relating to income effectively connected with the conduct of a trade or business within the United States.

Dividends paid with respect to LP Shares received pursuant to the Arrangement that are effectively connected with the conduct of a Non-U.S. Holder’s trade or business in the United States generally will be subject to U.S. federal income tax on a net income basis in the same manner as if such Non-U.S. Holder were a U.S. Holder. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, subject to any exemption or lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of LP Shares who wishes to claim the benefit of an applicable treaty rate or exemption is required to satisfy certain certification and other requirements. If a Non-U.S. Holder is eligible for an exemption from or a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sales or Other Dispositions of LP Shares

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on the sale or disposition of LP Shares received pursuant to the Arrangement provided that (i) the gain is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the U.S. and (ii) in the case of a Non-U.S. Holder that is an individual, such Non-U.S. Holder is not present in the U.S. for 183 days or more in the taxable year of the sale or disposition.

Subject to the rules discussed below, a Non-U.S. Holder will not be subject to U.S. federal income tax on the gain (if any) realized on the sale or other disposition of LP Shares, unless (i) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business, or, if required by an applicable treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States, (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, unless an applicable income tax treaty provides otherwise or (iii) LP is or has been a “United States real property holding corporation,” or “USRPHC,” as defined for U.S. federal income tax purposes. Generally, a U.S. corporation is a USRPHC if at least 50% of the fair market value of all of its interests in real property and all of its other assets used or held for use in a trade or business (as defined in applicable Treasury regulations promulgated under the Code) consists of “U.S. real property interests”. Because LP owns substantial royalty interests in natural resources assets in the United States, it is possible that it is, or may become, a USRPHC. Notwithstanding the foregoing, so long as the common stock of LP continues to be regularly traded on an established securities market, under applicable Treasury regulations, Non-U.S. Holders who have not beneficially owned more than 5% of the common stock of LP at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period generally will not be subject to U.S. federal income tax on any gain realized on the sale or other disposition of LP Shares solely because LP is or has been a USRPHC.

If a Non-U.S. Holder falls under clause (i) or (iii) above, the Non-U.S. Holder generally will be subject to the rules discussed above in the discussion titled “Certain United States Federal Income Tax Considerations – U.S. Holders – U.S. Federal Income Tax Consequences Relating to the Arrangement – In General” and, in the case of (iii) above, generally will be subject to a 10% withholding tax applied to the gross proceeds received. Any amount withheld may be applied as a credit against the Non-U.S. Holder’s U.S. federal income tax liability. If an individual Non-U.S. Holder falls under clause (ii) above, the individual generally will be subject to a flat 30% (or lower applicable treaty rate) tax on the gain derived from the sale or other disposition, which may be offset by certain United States capital losses. Individual Non-U.S. Holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a sale of LP Shares are urged to consult their tax advisors as to the tax consequences of the sale. In addition, if a corporate Non-U.S. Holder falls under clause (i) above, it may be subject to an additional branch profits tax on effectively connected income at a 30% rate, subject to any exemption or lower rate as may be specified by an applicable income tax treaty.

Foreign Account Tax Compliance Act (“FATCA”) Withholding and Reporting

Legislation enacted in 2010 and existing guidance issued thereunder will require, after June 30, 2014, withholding at a rate of 30% on dividends in respect of, and, after December 31, 2016, gross proceeds from the sale of, LP Shares held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the U.S. Department of the Treasury to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution to the extent such interests or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. Accordingly, the entity through which LP Shares are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, LP Shares held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to LP that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which LP will in turn provide to the IRS. Shareholders are encouraged to consult their tax advisors regarding the possible implications of the legislation on the ownership and disposition of LP Shares.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply with respect to proceeds received on the disposition of Ainsworth Shares pursuant to the Arrangement, payments on LP shares received pursuant to the Arrangement and proceeds received on the sale or other disposition of LP Shares received pursuant to the Arrangement. A holder may be subject to U.S. backup withholding tax on these payments (currently imposed at a rate of 28%) if the holder fails to provide its taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. Backup withholding tax is not an additional tax. Any amounts withheld under backup withholding rules will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS. Holders should consult their tax advisors as to the information reporting and backup withholding tax rules.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT LEGAL OR TAX ADVICE. EACH SHAREHOLDER IS ENCOURAGED TO CONSULT ITS TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO THEM RELATING TO THE ARRANGEMENT AND TO THE CONSEQUENCES OF OWNING

AND DISPOSING OF LP SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL OR NON-U.S. TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

ACCOUNTING TREATMENT

LP intends to account for the acquisition of Ainsworth pursuant to the Arrangement as a business combination under U.S. GAAP. Accordingly, the consideration paid by LP pursuant to the Arrangement will be allocated to net tangible and identifiable assets acquired and liabilities assumed from Ainsworth based on their respective fair values as of the completion of the acquisition. Any consideration in excess of those fair values will be recorded as goodwill.

The allocation of consideration reflected in the unaudited pro forma combined financial statements of LP included in this Circular is based upon currency exchange rates and market prices for LP Shares as of September 6, 2013 and LP management’s preliminary estimates and certain assumptions with respect to the fair value of the assets to be acquired and the liabilities to be assumed. The final allocation will be based on currency exchange rates and market prices for LP Shares as of the completion of the Arrangement and a full and detailed valuation of the Ainsworth assets and liabilities to be completed with the assistance of an independent third party. Differences between preliminary assumptions and estimates used in preparing the unaudited pro forma combined financial statements of LP and amounts determined in the final acquisition accounting will occur and could have a material impact on the Combined Company’s future financial position and results of operations. The final allocation is expected to be completed as soon as practical but no later than 12 months following the completion of the acquisition.

RISK FACTORS RELATING TO THE ARRANGEMENT

The following risk factors should be considered by Ainsworth Shareholders in evaluating whether to approve the Arrangement Resolution. These risk factors should be considered in conjunction with the other information contained in or incorporated by reference into this Circular. These risk factors relate to the Arrangement. For information on risks and uncertainties relating to the business of Ainsworth, see “Information Relating to Ainsworth – Risk Factors” and for information on risks and uncertainties relating to the business of LP and the LP Shares, see “Information Relating to LP – Risk Factors”.

Because the market price of the LP Shares and the Ainsworth Shares will fluctuate and the exchange ratio for shares under the Share Consideration and Mixed Consideration is fixed, Ainsworth Shareholders cannot be certain of the market value of the LP Shares they will receive for their Ainsworth Shares under the Arrangement.

The exchange ratio between Ainsworth Shares and LP Shares included in the Share Consideration and the Mixed Consideration, on a per-share basis, is fixed and will not increase or decrease due to fluctuations in the market price of LP Shares or Ainsworth Shares. The market price of LP Shares or Ainsworth Shares could each fluctuate significantly prior to the Effective Date in response to various factors and events, including, without limitation, the differences between LP’s and Ainsworth’s actual financial or operating results and those expected by investors and analysts, changes in analysts’ projections or recommendations, fluctuations in the price of OSB and the housing recovery in the United States, changes in general economic or market conditions, broad market fluctuations and changes in the currency exchange rate between the U.S. and Canadian dollar. As a result of such fluctuations, historical market prices are not indicative of future market prices or the market value of the LP Shares that holders of Ainsworth Shares may receive on the Effective Date. There can be no assurance that the market value of the Consideration that the holders of Ainsworth Shares may receive on the Effective Date will equal or exceed the market value of the Ainsworth Shares held by such Shareholders prior to the Effective Date.

There can also be no assurance that the trading price of the LP Shares will not decline following the completion of the Arrangement.

There can be no certainty that all conditions precedent to the Arrangement will be satisfied. Failure to complete the Arrangement could negatively impact the market price of the Ainsworth Shares.

The Arrangement is subject to certain conditions that may be outside the control of Ainsworth, including, without limitation, the receipt of the Final Order and the receipt of the Key Regulatory Approvals. There can be no certainty, nor can Ainsworth provide any assurance, that these conditions will be satisfied or, if satisfied, when they will be satisfied. If the Arrangement is not completed, the market price of the Ainsworth Shares may decline to the extent that the market price reflects a market assumption that the Arrangement will be completed. If the Arrangement is not completed and the Board decides to seek another merger or business combination, there can be no assurance that it will be able to find a party willing to pay consideration for the Ainsworth Shares that is equivalent to, or more attractive than, the Consideration payable pursuant to the Arrangement.

The Arrangement Agreement may be terminated by LP in certain circumstances, including in the event of the occurrence of a Material Adverse Effect in respect of Ainsworth.

Each of LP and Ainsworth have the right to terminate the Arrangement Agreement and the Arrangement in certain circumstances. Accordingly, there is no certainty, nor can Ainsworth provide any assurance, that the Arrangement Agreement will not be terminated by either LP or Ainsworth before the completion of the Arrangement. For example, LP has the right, in certain circumstances, to terminate the Arrangement Agreement if a Material Adverse Effect in respect of Ainsworth occurs. Although a Material Adverse Effect in respect of Ainsworth excludes certain events that are beyond the control of Ainsworth, there can be no assurance that a Material Adverse Effect will not occur before the Effective Date, in which case LP could elect to terminate the Arrangement Agreement and the Arrangement would not proceed. See “The Arrangement Agreement – Termination of the Arrangement Agreement”.

LP and Ainsworth may not integrate successfully.

The Arrangement will involve the integration of companies that previously operated independently. As a result, the combination will present challenges to management, including the integration of the operations, systems and personnel of the two companies, and special risks, including possible unanticipated liabilities, unanticipated costs, diversion of management’s attention and the loss of key employees.

The difficulties management encounters in the transition and integration processes could have an adverse effect on the revenues, level of expenses and operating results of the Combined Company. As a result of these factors, it is possible that any benefits expected from the combination will not be realized.

The completion of the Arrangement is subject to the receipt of the Key Regulatory Approvals and requires LP and Ainsworth to provide notice to or obtain the consent of certain provincial governments with respect to Tenures.

The completion of the Arrangement is subject to, among other things, the receipt of the Key Regulatory Approvals and requires LP and Ainsworth to provide notice to or obtain the consent of certain provincial governments with respect to Tenures in such provinces. The relevant governmental authorities may impose conditions for their approval of the Arrangement that could adversely affect the business, financial condition and results of operations of the Combined Company and there can be no assurance that, following the Arrangement, the Combined Company will not experience a reduction in its allocated cutting rights under such provincial forestry legislation, each of which could adversely affect the Combined Company and the value of the LP Shares.

Uncertainty surrounding the Arrangement could adversely affect Ainsworth’s retention of customers, suppliers and personnel and could negatively impact Ainsworth’s future business and operations.

Because the Arrangement is dependent upon satisfaction of certain conditions, its completion is subject to uncertainty. In response to this uncertainty, Ainsworth’s customers and suppliers may delay or defer decisions concerning Ainsworth. Any change, delay or deferral of those decisions by customers and suppliers could have a material adverse effect on the business and operations of Ainsworth, regardless of whether the Arrangement is ultimately completed. Similarly, current and prospective employees of Ainsworth may experience uncertainty about their future roles with LP until LP’s strategies with respect to Ainsworth are announced and executed. This may adversely affect Ainsworth’s ability to attract or retain key management in the period until the Arrangement is completed.

The Termination Fee provided under the Arrangement Agreement may discourage other parties from attempting to acquire Ainsworth.

Under the Arrangement Agreement, Ainsworth would be required to pay a Termination Fee of $32.5 million in the event the Arrangement Agreement is terminated in certain circumstances. This Termination Fee may discourage other parties from attempting to acquire Ainsworth Shares or otherwise make an Acquisition Proposal to Ainsworth, even if those parties would otherwise be willing to offer greater value to Ainsworth Shareholders than that offered by LP under the Arrangement.

The provisions in LP’s certificate of incorporation, its by-laws and Delaware law could delay or deter tender offers or takeover attempts that may offer a premium for LP Shares.

Certain provisions in LP’s certificate of incorporation, its by-laws and Delaware law could make it more difficult for a third party to acquire control of LP without the cooperation of LP’s board of directors. These provisions include:

•	The classification of LP’s board of directors into three classes serving staggered three-year terms, which makes it more difficult to quickly replace board members.

•	The ability of LP’s board of directors to issue preferred shares with rights as it deems appropriate without shareholder approval.

•	A provision that special meetings of shareholders may only be called by the chairman of LP’s board of directors or pursuant to a resolution approved by a majority of the LP’s board of directors.

•	A prohibition against action by written consent of LP’s shareholders.

•	A provision that LP’s directors may only be removed for cause and by an affirmative vote of at least 80% of the outstanding voting shares.

•	A provision that LP’s shareholders comply with advance-notice provisions to bring director nominations or other matters before meetings of LP’s shareholders.

•	A prohibition against certain business combinations with an acquirer of 15% or more of LP’s common shares for three years after such acquisition unless the share acquisition or the business combination is approved by the LP board of directors prior to the acquisition of the 15% interest, or the business combination is approved after such acquisition by the LP board of directors and the holders of two-thirds of the other outstanding common shares.

•	A prohibition against LP against certain business combinations and other transactions without the affirmative vote of the holders of at least 75% of the then outstanding common shares if a person beneficially owns 20% or more of LP Shares, unless the transaction is approved by two-thirds of the members of LP’s board of directors or certain other criteria are satisfied.

See “Information Relating to LP – Capital Stock” and “Appendix B – Comparison of Rights of Ainsworth Shareholders and LP Stockholders”.

Canadian Resident Holders of Ainsworth Shares will realize a taxable disposition of their Ainsworth Shares as a result of the Arrangement.

For Canadian federal income tax purposes, the exchange of Ainsworth Shares for cash and/or LP Shares pursuant to the Arrangement will be a fully taxable transaction to a Resident Shareholder (as defined under “Certain Canadian Federal Income Tax Considerations”). A Resident Shareholder will realize a capital gain to the extent that the sum of (a) the cash consideration received and (b) the fair market value at the Effective Time of the LP Shares acquired by such Resident Shareholder on the exchange, net of any reasonable costs of the disposition, exceed the adjusted cost base to the Resident Shareholder of its Ainsworth Shares exchanged under the Arrangement. Depending on the form of consideration, in cash, LP Shares, or a combination thereof, received by a Resident Shareholder, and the Resident Shareholder’s particular circumstances, such Resident Shareholder may not receive sufficient cash in exchange for its Ainsworth Shares to pay the entirety of any resulting tax liability. Each Resident Shareholder should review the discussion in this Circular found at “Certain Canadian Federal Income Tax Considerations” and consult its own tax advisor.

U.S. Holders of Ainsworth Shares will be engaging in a taxable exchange as a result of the Arrangement.

For U.S. federal income tax purposes, the exchange of Ainsworth Shares for cash and/or LP Shares pursuant to the Arrangement will be a fully taxable transaction to U.S. Holders (as defined under “Certain United States Federal Income Tax Considerations”) without regard to whether the U.S. Holder receives cash, LP Shares, or a combination thereof. If the U.S. dollar value of the amount of cash plus the fair market value of LP Shares (determined as of the Effective Date) received by a U.S. Holder in the Arrangement exceeds the U.S. Holder’s adjusted tax basis in its Ainsworth Shares surrendered in the Arrangement, such U.S. Holder will recognize gain in an amount equal to such excess. Depending on the form of consideration (whether in cash, LP Shares, or a combination thereof) received by a U.S. Holder, such U.S. Holder may not receive sufficient cash in exchange for its Ainsworth Shares to pay the entirety of any resulting tax liability. In addition, if Ainsworth were classified as a PFIC for U.S. federal income tax purposes for any time prior to consummation of the Arrangement during which a U.S. Holder held Ainsworth Shares, such U.S. Holder may be subject to adverse U.S. federal income tax consequences on the exchange of its Ainsworth Shares pursuant to the Arrangement (see “Risk Factors Relating to the Arrangement – Ainsworth may be or may have been classified as a PFIC for United States federal income tax purposes, which could result in adverse United States federal income tax consequences to U.S. Holders of Ainsworth Shares”). Each U.S. Holder should review the discussion in this Circular found at “Certain United States Federal Income Tax Considerations” and consult its own tax advisor.

Ainsworth may be or may have been classified as a PFIC for United States federal income tax purposes, which could result in adverse United States federal income tax consequences to U.S. Holders of Ainsworth Shares.

If Ainsworth is treated as a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined under “Certain United States Federal Income Tax Considerations”) of Ainsworth Shares, certain adverse consequences could apply to the U.S. Holder in respect of gain recognized on the Arrangement. Ainsworth would be considered a PFIC for any taxable year in which, after applying certain look through rules, either at least 75 percent of its gross income is passive income or at least 50 percent of the average quarterly value of all of its gross assets for the taxable year produce or are held for the production of passive income. Based on current assets and activities and on assumptions about activities during the balance of the current taxable year, Ainsworth does not expect that it will be a PFIC for the current taxable year or that it was a PFIC in its taxable year ending December 31, 2012. The determination of PFIC status is, however, complex and Ainsworth has not done a complete analysis of the relevant facts and issues for any of these periods, and therefore there is substantial uncertainty as to Ainsworth’s PFIC status and history. In addition, PFIC classification is factual in nature, generally cannot be determined until the close of the taxable year in question, and is determined annually. Moreover, Ainsworth has not requested or received an opinion from its United States tax counsel as to whether it was a PFIC in past taxable years or will be determined to be a PFIC in the current taxable year. There can be no assurance that Ainsworth was not and has not been a PFIC for any taxable year during which a U.S. Holder held or holds Ainsworth Shares. U.S. Holders of Ainsworth Shares should consult their own tax advisors regarding the possible application of the PFIC rules. See the discussion in the section entitled “Certain United States Federal Income Tax Considerations – U.S. Holders – U.S. Federal Income Tax Consequences Relating to the Arrangement – PFIC Rules.”

The unaudited pro forma combined financial statements are presented for illustrative purposes only and may not be an indication of the Combined Company’s financial condition or results of operations following the Arrangement.

The pro forma combined financial statements contained in this Circular are presented for illustrative purposes only and may not be an indication of the Combined Company’s financial condition or results of operations following the Arrangement for several reasons. For example, the pro forma combined financial statements have been derived from the historical financial statements of LP and Ainsworth and certain assumptions have been made regarding the value of the consideration payable by LP in the Arrangement (which will be affected by both the exchange rate between Canadian dollars and U.S. dollars and the market price of LP Shares as of the completion of the Arrangement), the allocation of that value to the assets to be acquired and liabilities to be assumed by LP (which will not be finally determined until after the completion of the Arrangement), and various other matters. The information upon which these assumptions have been made is historical, preliminary and subject to change. Moreover, the pro forma combined financial statements do not reflect all costs that are expected to be incurred by the Combined Company in connection with the Arrangement. For example, the impact of any incremental costs incurred in integrating LP and Ainsworth is not reflected in the pro forma combined financial statements. In addition, the assumptions used in preparing the pro forma combined financial information may not prove to be accurate, and other factors may affect the Combined Company’s financial condition or results of operations following the Arrangement. LP’s share price may be adversely affected if the actual results of the Combined Company fall short of the pro forma combined financial statements contained in this Circular. See “Information Relating to the Combined Company – Unaudited Pro Forma Combined Financial Statements” and the unaudited pro forma combined financial statements of LP attached as Appendix C to this Circular.

INFORMATION RELATING TO AINSWORTH

Ainsworth was formed under the laws of British Columbia on March 31, 1993, by the amalgamation of Ainsworth Lumber Co. Ltd. and its parent company, Ainsworth Enterprises Ltd. On July 24, 2008, Ainsworth transferred by way of continuance from the jurisdiction of British Columbia under the BCBCA into the jurisdiction of Canada under the Canada Business Corporations Act (the “CBCA”). On May 17, 2013, Ainsworth transferred by way of continuance from the jurisdiction of Canada under the CBCA into the jurisdiction of British Columbia under the BCBCA. Ainsworth’s principal and head office is located at 1055 Dunsmuir Street, Suite 3194, Vancouver, British Columbia, V7X 1L3 and Ainsworth’s registered and records office is located at Suite 2600 – 595 Burrard Street, Vancouver, British Columbia, V7X 1L3. Ainsworth’s auditors are Deloitte. Deloitte was first appointed as Ainsworth’s auditors at the commencement of the financial year ended October 31, 1992.

Ainsworth is a leading manufacturer and marketer of engineered wood products known as OSB. Ainsworth produces and markets a wide range of commodity and value-added OSB products with a strategic emphasis on value-added products which generally exhibit more stable pricing and command a premium price over commodity sheathing products. Ainsworth sells its products in North America and overseas, primarily Japan.

Ainsworth’s strategy is to be sustainable and profitable throughout the business cycle by diversifying sales geographically, expanding value-added product offerings and leveraging a proven track record of operational excellence and technical product development.

Ainsworth has four wholly-owned manufacturing facilities located in Grande Prairie, Alberta; High Level, Alberta, 100 Mile House, British Columbia; and Barwick, Ontario, representing a combined annual installed production capacity of 2.5 billion square feet (3/8-inch basis) and during the year ended December 31, 2012, employed approximately 600 people.

The High Level, Alberta mill has been on care and maintenance since December 2007 and has the capability of manufacturing products for sale in both North America and Asia. Ainsworth restarted the High Level mill the third quarter of 2013 in order to meet customer orders and enquiries from both North America and overseas.

Information Respecting Directors and Officers

The names of the directors and officers of Ainsworth, the positions held by them with Ainsworth and the designation, percentage of class and number of outstanding securities of Ainsworth beneficially owned, directly or indirectly, or over which control or direction is exercised by each of them and, where known after reasonable enquiry, by their respective associates, are as follows:

Name	Position with Ainsworth	Securities of Ainsworth Beneficially Owned, Directly or Indirectly or over which Control or Direction is Exercised(1)
		Ainsworth Shares	% Ainsworth Shares Outstanding(2)	Ainsworth Options	% Ainsworth Options Outstanding(3)
Barton Bender	Vice President, Sales	—	—	100,000	5.7%
Robert Chadwick	Director	241,356	*	118,094	5.9%
Chad Eisner	General Manager, Operations	106,284	*	100,000	5.7%
Rick Eng	Vice President, Finance and Chief Financial Officer	—	—	—	—
Paul Gagné	Director	4,776	*	—	—
Peter Gordon	Director (Chair)	—	—	—	—
Paul Houston	Director	463,588	*	124,394	6.2%
John Lacey	Director	—	—	118,094	5.9%
James Lake	President and Chief Executive Officer and Director	95,536	*	700,000	35.1%
Gordon Lancaster	Director	10,861	*	118,094	5.9%
Pierre McNeil	Director	—	—	—	—

Notes:

(1)	The information as to securities of Ainsworth beneficially owned or over which control or direction is exercised, not being within the knowledge of Ainsworth, has been furnished by the respective directors and officers.
(2)	“*” indicates that the number of Ainsworth Shares indicated in the column represents less than 1% of the issued and outstanding Ainsworth Shares. As at September 24, 2013, 240,906,309 Ainsworth Shares were issued and outstanding.
(3)	As at September 24, 2013, there were 1,990,676 options outstanding.

Trading Price and Volume of Ainsworth Shares

The Ainsworth Shares are listed for trading on the TSX under the trading symbol “ANS”. The following table sets forth, for the calendar periods indicated, the intraday high and low sale prices and composite volume of trading of the Ainsworth Shares as reported on the TSX.

	TSX
	Price Range ($)
	High	Low	Volume
September 2012	2.65	2.12	1,147,216
October 2012	2.80	2.06	3,207,801
November 2012	3.64	2.81	4,745,432
December 2012	2.98	1.93	21,205,295
January 2013	3.20	2.56	9,403,387
February 2013	3.28	2.68	14,585,019
March 2013	4.31	3.19	25,807,954
April 2013	4.23	3.52	14,538,691
May 2013	4.04	3.25	16,059,877
June 2013	4.10	3.15	16,723,009
July 2013	3.66	3.04	12,823,209
August 2013	3.55	2.70	12,160,532
September 1, 2013 to September 24, 2013	4.03	2.85	68,146,625

Prior Sales

The following table summarizes the issuances of Ainsworth Shares and Ainsworth Options granted by Ainsworth within the 12 months prior to the date of this Circular.

Date of sale	Price per Ainsworth Share or Exercise Price per Ainsworth Option	Number and Type of Securities	Reasons for issuance
March 15, 2013	$3.73	500,000 Options	Option grants
March 22, 2013	$1.03	3,000 Common Shares	Option exercise
May 16, 2013	$1.53	25,000 Common Shares	Option exercise
August 16, 2013	$2.19	10,000 Common Shares	Option exercise
August 16, 2013	$1.03	4,000 Common Shares	Option exercise

Available Information

Ainsworth files reports and other information with Canadian Securities Administrators. These reports and information are available to the public free of charge on SEDAR at www.sedar.com.

Risk Factors

The business and operations of Ainsworth are subject to risks. In addition to considering the other information in this Circular, Ainsworth Shareholders should consider carefully the factors set forth in the annual information form of Ainsworth dated March 7, 2013, which is incorporated by reference herein.

Selected Historical Consolidated Financial Data of Ainsworth

The following summary income statement data of Ainsworth for each of the years during the two-year period ended December 31, 2012 and the summary balance sheet data as of December 31, 2012 and December 31, 2011 have been derived from Ainsworth’s audited consolidated financial statements for the year ended December 31, 2012, which are available at www.sedar.com and incorporated by reference into this

Circular. The summary income statement data for each of the years ended December 31, 2010, December 31, 2009 and December 31, 2008 and the summary balance sheet data as of December 31, 2010, December 31, 2009 and December 31, 2008 have been derived from Ainsworth’s audited consolidated financial statements as of and for such years, which are available on SEDAR at www.sedar.com but are not incorporated by reference into this Circular. The summary income statement data for each of the six-month periods ended June 30, 2013 and June 30, 2012 and the summary balance sheet data as of June 30, 2013 have been derived from Ainsworth’s unaudited consolidated financial statements for the quarter ended June 30, 2013, which are available on SEDAR at www.sedar.com and incorporated by reference into this Circular. The summary balance sheet data as of June 30, 2012 has been derived from Ainsworth’s unaudited consolidated financial statements for the quarter ended June 30, 2012, which are available on SEDAR at www.sedar.com but are not incorporated by reference into this Circular.

The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Ainsworth or the Combined Company following completion of the Arrangement, and you should read the following information together with Ainsworth’s consolidated financial statements, the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the year ended December 31, 2012, and for the quarter ended June 30, 2013, which are available on SEDAR at www.sedar.com.

(in millions, except share and per share data)	Six months ended June 30, 2013	Six months ended June 30, 2012	2012	2011	2010	2009(1)	2008(1)(2)
Summary Income Statement Data
Net sales	$269.4	$175.6	$409.1	$293.3	$329.5	$285.9	$359.3
Income (loss) from continuing operations	$39.3	$(10.8)	$28.8	$7.6	$12.8	$15.9	$(233.5)
Income (loss) from discontinued operations	$(0.4)	$(0.3)	$(0.4)	$0.7	$(0.9)	$(37.5)	$(88.3)
Net income (loss)	$38.9	$(11.0)	$28.4	$8.3	$11.9	$(21.6)	$(321.8)
Income (loss) from continuing operations, per share – basic	$0.16	$(0.10)	$0.28	$0.07	$0.13	$0.16	$(4.60)
Net income (loss) per share – basic	$0.16	$(0.10)	$0.28	$0.08	$0.12	$(0.22)	$(6.33)
Income (loss) from continuing operations, per share – diluted	$0.16	$(0.10)	$0.28	$0.07	$0.13	$0.16	$(4.60)
Net income (loss) per share – diluted	$0.16	$0.10	$0.28	$0.08	$0.12	$(0.22)	$(6.33)
Average common shares outstanding (millions):
Basic	240.8	100.8	102.3	100.6	100.3	100.0	100.0
Diluted	241.7	100.8	102.6	100.9	100.7	100.1	100.0
Cash dividends declared per common share	$—	$—	$—	$—	$—	$—	$—
Summary Balance Sheet Information
Total assets	$911.0	$781.1	$835.2	$786.3	$762.2	$846.2	$983.7
Long-term debt, excluding current portion	$372.5	$527.5	$355.1	$518.3	$485.6	$550.6	$627.1
Shareholders’ equity	$424.3	$179.2	$385.3	$190.1	$186.0	$208.1	$226.2

Notes:

(1)	Information presented in accordance with Canadian generally accepted accounting principles.
(2)	Income statement information presented includes the compilation of information for Ainsworth as well as its predecessor. On July 29, 2008, Ainsworth Lumber Co. Ltd. (the “Predecessor”) implemented a financial restructuring plan and the recapitalized company adopted fresh start accounting. Information shown for 2008 includes five months of operations of the restructured company and seven months of operations of the Predecessor.

Ainsworth Documents Incorporated by Reference

The following documents filed by Ainsworth with the securities commission or similar authority in each of the provinces of Canada are specifically incorporated by reference in this Circular:

1.	the annual information form of Ainsworth dated March 7, 2013;

2.	the consolidated annual financial statements of Ainsworth as at and for the year ended December 31, 2012, together with the notes thereto and the auditors’ report thereon;

3.	management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2012;

4.	the condensed interim consolidated financial statements for the three and six months ended June 30, 2013, together with the notes thereto;

5.	management’s discussion and analysis of financial condition and results of operations for the three and six months ended June 30, 2013;

6.	Ainsworth’s management information circular dated April 9, 2013 with respect to the annual and special meeting of Ainsworth Shareholders held on May 14, 2013;

7.	the material change report of Ainsworth dated January 3, 2013 in respect of the announcement of the completion of its rights offering raising gross proceeds of $175 million;

8.	the material change report of Ainsworth dated July 23, 2013 in respect of the redemption of US$35 million in principal amount of its 7.5% Senior Secured Notes due 2017; and

9.	the material change report of Ainsworth dated September 4, 2013 in respect of the announcement of the Arrangement.

Any statement contained in a document incorporated by reference herein that bears a date earlier than the date of this Circular shall be deemed to be modified or superseded, for the purposes of this Circular, to the extent that a statement contained herein, modifies or supersedes such statement. Similarly, any statement contained in a document incorporated by reference herein that bears a date later than the date of this Circular shall be deemed to modify or supersede, for the purposes of this Circular, any statement contained or incorporated by reference herein to the extent that a statement contained therein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed to be an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, in its unmodified or non-superseded form, to constitute a part of this Circular.

Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Ainsworth at 1055 Dunsmuir Street, Suite 3194, Vancouver, British Columbia, V7X 1L3. These documents are also available through the internet on SEDAR which can be accessed at www.sedar.com.

Any document of the type required by Item 11.1 of Form 44-101F1 – Short Form Prospectus to be incorporated by reference into a short form prospectus, including any annual information forms, material change reports (except confidential material change reports), business acquisition reports, interim financial statements, audited annual financial statements, management’s discussion and analysis and information circulars filed by Ainsworth with applicable securities commissions or similar authorities in Canada on SEDAR at www.sedar.com after the date of this Circular and before the Meeting, are deemed to be incorporated by reference into this Circular.

INFORMATION RELATING TO LP

Overview

LP, founded in 1973 and headquartered in Nashville, Tennessee, is a leading manufacturer of building products. As of September 1, 2013, LP had approximately 3,900 employees. LP currently owns 21 modern, strategically located facilities in the U.S. and Canada, two facilities in Chile and one facility in Brazil. LP also operates two facilities through joint ventures, for which LP is the exclusive provider of product distribution for North America, and participates in a joint venture operation that produces cellulose insulation in multiple facilities. LP’s focus is on delivering innovative, high-quality commodity and specialty building products to retail, wholesale, home building and industrial customers. LP’s products are used primarily in new home construction, repair and remodeling, and manufactured housing.

LP’s Businesses

LP operates in four segments: North America OSB; Siding; Engineered Wood Products; and South America. In general, LP’s businesses are affected by the level of housing starts; the level of home repairs; the availability and cost of financing; changes in industry capacity; changes in the prices LP pays for raw materials and energy; changes in foreign exchange rates (primarily the Canadian dollar, Chilean Peso and Brazilian Real); and other operating costs.

OSB

LP’s OSB segment manufactures and distributes OSB structural panel products.

OSB is an innovative, affordable and environmentally smart product made from wood strands arranged in layers and bonded with resin. OSB serves many of the same uses as plywood, including roof decking, sidewall sheathing and floor underlayment, but can be produced at a lower cost and generally has a somewhat lower price on the marketplace. Over time, these market forces have caused much plywood to migrate to OSB, with the result that a number of plywood mills closed or diverted their production to other uses. It is estimated for 2012 that OSB accounted for approximately 58% of the structural panel consumption in North America with plywood accounting for the remainder. LP estimates that the overall North American structural panel market (based upon 2012 housing starts) was 27.9 billion square feet with the OSB segment comprising an estimated 16.3 billion square feet of this market. Based upon LP’s production in 2012 of 3.7 billion square feet (including its joint venture OSB mill with Canfor Corporation and OSB produced in its siding segment which was acquired by LP as of May 31, 2013), LP estimates that it accounts for 22% of the North American OSB segment and 13% of the overall North American structural panel market. LP believes it has the largest installed capacity and is one of the most efficient producers of OSB in North America.

Siding

LP’s siding offerings fall into two categories: SmartSide® siding products and related accessories; and CanExel siding and accessory products. LP’s SmartSide® products consist of a full line of wood-based sidings, trim, soffit and fascia. These products have quality and performance characteristics similar to solid wood at more attractive prices due to lower raw material and production costs. LP’s CanExel siding and accessory product offerings include a number of pre-finished lap and trim products in a variety of patterns and textures.

Engineered Wood Products

LP’s Engineered Wood Products segment manufactures and distributes laminated veneer lumber (“LVL”), I-Joists, laminated strand lumber (“LSL”) and other related products. This segment also includes the sale of I-Joist produced by LP’s joint venture with Resolute Forest Products (formerly AbitibiBowater) and LVL sold under a contract manufacturing arrangement. LP believes that in North America it is one of the top three producers (including its joint venture production) of I-Joists, LVL and LSL. A plywood mill associated with LP’s operations in British Columbia is also included in this segment.

LP believes that its engineered I-joists, which are used primarily in residential and commercial flooring and roofing systems and other structural applications, are stronger, lighter and straighter than conventional lumber joists.

LP’s LVL and LSL are high-grade, value-added structural products used in applications where extra strength and quality is required, such as headers and beams.

South America

LP’s South American segment manufactures and distributes OSB and siding products principally in South America. This segment also distributes and sells related products to augment the transition to wood frame construction. LP believes that it is the only producer of OSB in South America.

Other Products

LP’s other products category includes its joint venture that produces cellulose insulation and its remaining timber and timberlands, and other minor products, services and closed operations.

LP’s Rationale for the Arrangement

LP evaluates on an on-going basis various opportunities to participate in acquisitions of assets, businesses and activities that complement its existing assets, business and activities, and other strategic business combination transactions.

LP believes that the Arrangement will:

•	provide LP with enhanced scale, more efficient manufacture and distribution, greater access to customers in Asia, and a more diverse product mix;

•	enable LP to better serve customer needs with an expanded geographic footprint and a broader array of strand-based technologies;

•	expand upon LP’s longstanding history of Canadian operations, including through continued investment in research and development, people and communities; and

•	provide Ainsworth Shareholders with both the opportunity to realize immediate liquidity and the opportunity to participate in a stronger combined enterprise that will be positioned for continued growth.

Capital Stock

LP’s authorized capital stock consists of 200,000,000 LP Shares, par value US$1 per share, and 15,000,000 shares of preferred stock, par value US$1 per share.

LP Shares

Subject to the restrictions described below, the holders of LP Shares are entitled to receive dividends from funds legally available as, if and when declared by LP’s board of directors, and are entitled upon LP’s liquidation, dissolution or winding up to receive pro rata LP’s net assets after satisfaction in full of the prior rights of LP’s creditors and holders of any preferred stock.

Except as otherwise provided by law and subject to the voting rights of LP’s preferred stock of any series that may be outstanding from time to time, the holders of LP Shares are entitled to one vote on each matter submitted to a vote at a meeting of its stockholders for each LP Share held of record by such holder on the date fixed by LP’s board of directors as the record date for such meeting of its stockholders. The holders of LP Shares do not have cumulative voting rights. The holders of LP Shares do not have any preferential, subscription or preemptive rights to subscribe to or purchase any new or additional issue of shares of any class of stock or of securities convertible into LP’s stock or any conversion rights with respect to any of LP’s securities. LP Shares are not subject to redemption. All of LP’s issued and outstanding LP Shares are fully paid and non-assessable

Dividends on LP Shares

On August 4, 2008, LP’s board of directors suspended quarterly dividends. Since that time, LP’s board of directors has not declared or paid any dividends on its LP Shares.

Trading Price of LP Shares

The LP Shares are listed on the NYSE under the trading symbol “LPX.” The Dow-Jones newspaper quotations symbol for the LP Shares is “LaPac.” Information regarding the high and low sales prices for LP Shares for the first two quarters of 2013 and each quarter of 2012 and 2011 follows. All references to “$” in the table below are to United States dollars.

	FISCAL YEAR	HIGH	LOW
2013	First Quarter	$22.55	$18.83
	Second Quarter	$21.70	$14.51

2012	First Quarter	$10.18	$7.66
	Second Quarter	$11.00	$7.81
	Third Quarter	$15.50	$9.87
	Fourth Quarter	$19.34	$12.50

2011	First Quarter	$11.57	$9.26
	Second Quarter	$10.66	$7.25
	Third Quarter	$8.50	$5.10
	Fourth Quarter	$8.21	$4.63

Preferred Stock

LP’s restated certificate of incorporation authorizes LP’s board of directors to provide for the issuance of shares of preferred stock in one or more series and to determine, with respect to any series of preferred stock, the terms and rights of the series, including, without limitation, the following:

•	the designation of and number of shares constituting such series;

•	the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock, and whether such dividends shall be cumulative or noncumulative;

•	whether the shares of such series shall be subject to redemption, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

•	the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

•	whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of LP’s capital stock, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

•	the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of the directors or otherwise;

•	the restrictions, if any, on the issue or reissue of any additional preferred stock; and

•	the rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, LP.

In connection with LP’s stockholder rights agreement, discussed below, LP designated 2,000,000 shares of its authorized preferred stock as Series A Junior Participating Cumulative Preferred Stock, par value US$1 per share. LP has not issued any shares of Series A Junior Participating Cumulative Preferred Stock.

Potential Effects of Certain Provisions of the DGCL, LP’s Restated Certificate of Incorporation and Amended and Restated Bylaws

The DGCL and LP’s restated certificate of incorporation and amended and restated bylaws contain provisions that could make more difficult the acquisition of control of LP by means of a tender offer, open market purchases, a proxy contest or otherwise. A description of these provisions is set forth below.

Section 203 of the DGCL.

LP is subject to Section 203 of the DGCL, which prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time of the transaction in which the person or entity became an interested stockholder, unless:

•	prior to that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation, excluding for this purpose shares owned by persons who are directors and also officers of the corporation and by specified employee benefit plans; or

•	at or after such time the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

For the purposes of Section 203, a “business combination” is broadly defined to include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or within the immediately preceding three years did own 15% or more of the corporation’s voting stock.

Blank-Check Preferred Stock.

LP believes that the availability of the preferred stock under its restated certificate of incorporation will provide it with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise. Having these authorized shares available for issuance will allow LP to issue shares of preferred stock without the expense and delay of a special stockholders’ meeting. The authorized shares of preferred stock, as well as LP Shares, will be available for issuance without further action by LP’s stockholders, unless action is required by applicable law or the rules of any stock exchange on which LP’s securities may be listed. LP’s board of directors has the power, subject to applicable law, to issue series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt. For instance, subject to applicable law, series of preferred stock might impede a business combination by including class voting rights which would enable the holder or holders of such series to block a proposed transaction. LP’s board of directors will make any determination to issue shares based on its judgment as to LP’s and its stockholders’ best interests. LP’s board of directors, in so acting, could issue preferred stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then prevailing market price of the stock.

Classified Board of Directors; Removable Only for Cause.

LP’s amended and restated bylaws divide LP’s board of directors into three classes of directors, with each class serving staggered, three-year terms. In addition, LP’s directors may be removed from office only for cause by the affirmative vote of the holders of at least 75% of LP Shares. Notwithstanding the foregoing, whenever the holders of any one or more series of LP’s preferred stock shall have the right, voting separately as a class, to elect one or more directors, the provisions described in this paragraph shall not apply with respect to the director or directors elected by such holders of preferred stock. The classification of LP’s board of directors means that, unless directors are removed for cause, it could require at least two annual meetings of LP’s stockholders for a majority of stockholders to make a change of control of the board of directors, because only a portion of the directors will be elected at each meeting. A significant effect of a classified board of directors may be to deter hostile takeover attempts, because an acquiror could experience delay in replacing a majority of the directors. A classified board of directors also makes it more difficult for stockholders to effect a change of control of the board of directors, even if such a change of control were to be sought due to dissatisfaction with the performance LP’s directors.

Supermajority Voting for Amending the Bylaws.

LP’s board of directors is expressly authorized to adopt, amend or repeal bylaws of LP by a vote of two-thirds of the entire board. LP’s stockholders may adopt new bylaws and may amend or repeal bylaws, whether or not adopted by them, provided that the affirmative vote of the holders of at least 75% of the outstanding LP Shares shall be required for any such adoption of additional bylaws, amendment or repeal.

Supermajority Approval of Merger, Consolidation, or Other Business Combination.

Any merger, consolidation or recapitalization, or the sale or exchange of all or substantially all the assets, of LP or any issuance of voting securities of LP (other than pursuant to employee benefit plans), shall require the affirmative vote of the holders of at least 75% of the then-outstanding LP Shares if a Person (as defined below) is then directly or indirectly the beneficial owner of 20% or more of the outstanding LP Shares; provided that such 75% voting requirement shall not be applicable with respect to any such transaction if:

•	such Person acquired its LP Shares in a cash tender offer for all outstanding LP Shares; or

•	such Person has no interest, direct or indirect, in such transaction other than solely as a holder of LP Shares so that such Person receives no extra or special benefit not shared on a pro rata basis by all holders of LP Shares; or

•	as a result of such transaction, the holders of LP Shares, other than such Person, will receive consideration for their LP Shares (in the same form and of the same kind as the consideration paid by such Person in acquiring the initial 20% of the outstanding LP Shares acquired by it) having a fair market value per share at least equal to the highest per share price (appropriately adjusted for stock splits, stock dividends and like distributions) paid by such Person for any LP Shares acquired by it within the two-year period prior to such transaction; or

•	such transaction was approved by two-thirds of LP’s entire board of directors.

For the purposes of this provision, the term (i) “Person” shall have the meaning given that term under Section 2(2) of the Securities Act and Section 13(g)(3) of the Securities Exchange Act as in effect on March 8, 1983, and (ii) “beneficial owner” shall have the meaning given that term under Rule 13d-3 of the general rules and regulations under the Securities Exchange Act as in effect on March 8, 1983. The affirmative vote of the holders of at least 75% of the LP Shares is required to amend or repeal this restriction.

Limitation of Director Liability.

LP’s restated certificate of incorporation limits the liability of LP’s directors to LP and its stockholders to the fullest extent permitted by Delaware law. Specifically, a director will not be personally liable for monetary damages for breach of his or her fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to LP or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	violations under Section 174 of the DGCL, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

These provisions in LP’s restated certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against LP’s directors and may discourage or deter LP’s stockholders or management from bringing a lawsuit against LP’s directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited LP and its stockholders. These provisions do not limit or affect a stockholder’s ability to seek and obtain relief under U.S. federal securities laws.

No Stockholder Action by Written Consent.

LP’s amended and restated bylaws provide that any action required or permitted to be taken at any annual or special meeting of LP’s stockholders may be taken only at a duly called annual or special meeting of its stockholders and may not be effected by a written consent of stockholders in lieu of a meeting of stockholders.

Special Meetings of Stockholders.

LP’s amended and restated bylaws provide that special meetings of LP’s stockholders may be called only by the chairman of LP’s board of directors or pursuant to a resolution of the board of directors and shall be called by the chairman of the board of directors at the request in writing of a majority of the board of directors. Business transacted at a special meeting of the stockholders shall be confined to the purpose or purposes of the meeting as stated in the notice of the meeting.

Stockholder Rights Agreement

On May 23, 2008, LP’s board of directors entered into a stockholder rights agreement (the “Rights Agreement”) between LP and Computershare Trust Company, N.A., as rights agent, and declared a dividend of one preferred share purchase right (a “Right”) for each outstanding LP Share, payable to stockholders of record at the close of business on June 6, 2008 (the “LP Record Date”). The existence of the Rights could make more difficult the acquisition of control of LP by means of a tender offer, open market purchases or otherwise unless LP’s board of directors takes action in relation to the Rights to facilitate such an acquisition of control.

The Rights Agreement provides that each LP Share issued after June 6, 2008 and prior to the time that the Rights expire, are redeemed or become exercisable (whichever occurs first) will be accompanied by one Right. Each Right entitles the registered holder to purchase from LP one one-hundredth of a share of Series A Junior Participating Cumulative Preferred Stock, par value US$1 per share, of LP (the “Preferred Shares”), at a price of US$100.00 per one one-hundredth of a preferred share (the “Purchase Price”), subject to adjustment.

Until the earlier to occur of (i) 10 days following the date of a public announcement (the “Shares Acquisition Date”) that a person or group of affiliated or associated persons (an “Acquiring Person”) have acquired beneficial ownership of 15% or more of the LP Shares or (ii) 10 business days (or such later date as may be determined by action of LP’s board of directors prior to such time as any Person or group of affiliated or associated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding LP Shares (the earlier of such dates being the “Distribution Date”), the Rights will be evidenced by the certificate or book entry evidencing the associated LP Shares.

The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the associated LP Shares. Until the earliest of the Distribution Date, the date, if any, on which the Rights are redeemed (the “Redemption Date”) and June 6, 2018 (the “Final Expiration Date”), new LP Share certificates, if any, issued after the LP Record Date upon transfer or new issuance of LP Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or the earlier of the Redemption Date and the Final Expiration Date), the transfer of any LP Shares will also constitute the transfer of the Rights associated with such LP Shares. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of LP Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

The Rights are not exercisable until the Distribution Date. The Rights will expire on the Final Expiration Date unless the Rights are earlier redeemed or exchanged, in each case, as described below. The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares; (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares (or shares having the same rights, privileges and preferences as the Preferred Shares) at a price, or securities convertible into Preferred Shares with a conversion price, less than the then-current market price of the Preferred Shares; or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness, assets, cash or stock (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights, options or warrants (other than those referred to above).

The number of outstanding Rights and the number of one one-hundredths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the LP Shares or a stock dividend on the LP Shares payable in LP Shares or subdivisions, consolidations or combinations of the LP Shares occurring, in any such case, prior to the Distribution Date.

Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of US$1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend declared LP Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of US$100.00 per share but will be entitled to an aggregate payment of 100 times the payment made per share of LP Shares. Each Preferred Share will have 100 votes, voting together with the LP Share. Finally, in the event of any merger, consolidation or other transaction in which LP Shares are exchanged, each Preferred Share will be entitled to receive 100 times the amount received per LP Share. These rights are protected by customary anti-dilution provisions.

Because of the nature of the Preferred Shares’ dividend and liquidation rights, the value of the one one-hundredth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one LP Share.

In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will be void), will thereafter have the right to receive upon exercise that number of LP Shares having a market value of two times the exercise price of the Right.

In the event that LP is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will be void), will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of LP Shares of the acquiring entity which at the time of such transaction will have a market value of two times the exercise price of the Right.

At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding LP Shares, LP’s board of directors may exchange the Rights (other than Rights owned by such person or group which will be void), in whole or in part, at an exchange ratio of one LP Share, or one one-hundredth of a Preferred Share (or of a share of a class or series of LP’s preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Preferred Share, which may, at the election of LP, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made.

At any time prior to the later of the Shares Acquisition Date and the Distribution Date, LP’s board of directors may redeem the Rights, in whole but not in part, at a price of US$.01 per Right (the “Redemption Price”). The redemption of the Rights may be made effective at such time on such basis with such conditions as LP’s board of directors, in its sole discretion, may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price, without interest thereon.

The stock ownership percentages referred to in the Rights Agreement are based upon beneficial ownership (as defined in the Rights Agreement), which includes, among other things, certain derivative or synthetic arrangements having characteristics of a long position in the LP Shares.

The terms of the Rights may be amended by LP’s board of directors without the consent of the holders of the Rights or LP Shares.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of LP, including, without limitation, the right to vote or to receive dividends.

Risk Factors

The business and operations of LP are subject to risks. In addition to considering the other information in this Circular, Ainsworth Shareholders should consider carefully the risk factors and other disclosures set forth in documents filed by LP with the SEC, which are available at www.sec.gov. As set forth below, certain of these filings are incorporated by reference herein.

Selected Historical Consolidated Financial Data of LP

The following summary income statement data of LP for each of the years during the three-year period ended December 31, 2012 and the summary balance sheet data as of December 31, 2012 and December 31, 2011 have been derived from LP’s audited consolidated financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference into this Circular. The summary income statement data for each of the years ended December 31, 2009 and December 31, 2008 and the summary balance sheet data as of December 31, 2010, December 31, 2009 and December 31, 2008 have been derived from LP’s audited consolidated financial statements as of and for such years contained in LP’s other reports filed with the SEC, which are not incorporated by reference into this Circular. The summary income statement data for each of the six-month periods ended June 30, 2013 and June 30, 2012 and the summary balance sheet data as of June 30, 2013 has been derived from LP’s unaudited consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, which is incorporated by reference into this Circular. The summary balance sheet data as of June 30, 2012 has been derived from LP’s unaudited consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, which is not incorporated by reference into this Circular.

The information set forth below is only a summary and is not necessarily indicative of the results of future operations of LP or the Combined Company following completion of the Arrangement, and you should read the following information together with LP’s consolidated financial statements, the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in LP’s Annual Report on Form 10-K for the year ended December 31, 2012, and LP’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013.

(US$ in millions, except per share data)	Six months ended June 30, 2013	Six months ended June 30, 2012	2012	2011	2010	2009	2008
Summary Income Statement Data
Net sales	$1,110.1	$789.3	$1,715.8	$1,356.9	$1,383.6	$1,061.0	$1,379.2
Income (loss) from continuing operations	$159.6	$(48.4)	$32.1	$(171.9)	$(32.2)	$(116.5)	$(563.1)
Income (loss) from discontinued operations	$(0.2)	$(0.2)	$(3.3)	$(9.2)	$(6.4)	$(5.3)	$(13.7)
Net income (loss)	$159.4	$(48.6)	$28.8	$(181.1)	$(38.6)	$(121.8)	$(576.8)
Net income (loss) attributed to Louisiana-Pacific Corporation	$159.4	$(48.6)	$28.8	$(181.3)	$(39.0)	$(120.9)	$(576.6)
Income (loss) from continuing operations, per share – basic	$1.15	$(0.35)	$0.23	$(1.29)	$(0.25)	$(1.06)	$(5.47)
Net income (loss) per share – basic	$1.15	$(0.35)	$0.21	$(1.36)	$(0.30)	$(1.11)	$(5.60)
Income (loss) from continuing operations, per share – diluted	$1.10	$(0.35)	$0.22	$(1.29)	$(0.25)	$(1.06)	$(5.47)
Net income (loss) per share – diluted	$1.10	$(0.35)	$0.20	$(1.36)	$(0.30)	$(1.11)	$(5.60)
Average shares of common stock outstanding (millions):
Basic	138.8	136.8	137.1	133.2	129.1	108.5	102.9
Diluted	144.3	136.8	142.6	133.2	129.1	108.5	102.9
Cash dividends declared per common share	$—	$—	$—	$—	$—	$—	$0.30

Summary Balance Sheet Information
Total assets	$2,571.9	$2,256.2	$2,331.0	$2,139.9	$2,410.6	$2,620.3	$2,601.6
Long-term debt, excluding current portion	$777.3	$784.4	$782.7	$715.9	$714.5	$706.3	$841.3
Long-term debt, excluding current portion, less notes receivable from assets sales	$345.1	$352.2	$350.5	$192.4	$181.0	$172.8	$212.4
Contingency reserves, excluding current portion	$12.3	$16.1	$12.8	$17.2	$25.9	$30.8	$30.5
Stockholders’ equity	$1,182.5	$956.0	$1,033.8	$1,000.9	$1,217.8	$1,253.5	$1,224.2

LP Documents Incorporated by Reference

Information regarding LP has been incorporated by reference in this Circular from documents filed by LP with the SEC. The documents listed below, which contain important information about LP, its business and its financial condition, and which were previously filed by LP with the SEC, are specifically incorporated by reference into, and form an integral part of, this Circular:

•	LP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

•	LP’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2013 and June 30, 2013;

•	the portions of LP’s Definitive Proxy Statement on Schedule 14A filed on March 20, 2013, that are incorporated by reference into Part III of LP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012; and

•	LP’s Current Report on Form 8-K filed on September 4, 2013 (except for information furnished under Item 7.01 and Exhibits 99.1, 99.2, and 99.3 thereof).

Any statement contained in a document incorporated by reference herein that bears a date earlier than the date of this Circular shall be deemed to be modified or superseded, for the purposes of this Circular, to the extent that a statement contained herein, modifies or supersedes such statement. Any future filings made by LP with the SEC under Section 13(a), 13(c), 14, or 15(d) of the U.S. Exchange Act after the date of this Circular will be automatically incorporated by reference into this Circular. Any statement contained in a document incorporated by reference herein that bears a date later than the date of this Circular shall be deemed to modify or supersede, for the purposes of this Circular, any statement contained or incorporated by reference herein to the extent that a statement contained therein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed to be an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, in its unmodified or non-superseded form, to constitute a part of this Circular.

LP will provide a copy of the documents incorporated herein by reference, at no cost, to any Person who receives this Circular. To request a copy of any or all of these documents, you should write or telephone LP at: 414 Union Street, Suite 2000, Nashville, TN 37219, (615) 986-5600. LP files reports and other information with the SEC. Such filings, including any document incorporated by reference in this Circular, are available to the public over the Internet at the SEC’s website at www.sec.gov. Any document that LP files with the SEC may also be read and copied at its public reference room at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Copies of documents incorporated herein by reference have also been filed with the SEC at www.sec.gov under LP’s company name.

INFORMATION RELATING TO THE COMBINED COMPANY

General

On completion of the Arrangement, LP and Ainsworth will continue to be corporations governed by the laws of the State of Delaware and the BCBCA, respectively. After the Effective Date, LP will indirectly own all of the outstanding Ainsworth Shares.

There will be no changes in the composition of LP’s board of directors or corporate officers resulting from the Arrangement, and Ainsworth’s operations will be managed and operated as a subsidiary of LP.

Pro forma Combined Capitalization

The following table sets forth the unaudited historical combined capitalization of LP as of June 30, 2013, before giving effect to the completion of the Arrangement, and the unaudited pro forma combined capitalization of LP as of June 30, 2013, after giving effect to the completion of the Arrangement. This table should be read together with the unaudited pro forma combined financial statements of LP which are attached to this Circular as Appendix C.

	As of June 30, 2013 before giving effect to the Arrangement	As of June 30, 2013 after giving effect to the Arrangement
(US$ in millions, unless otherwise noted)
Cash and Cash Equivalents	$630.7	$448.1
Long-Term Debt, Excluding Current Portion	$777.3	$1,260.9
Long Term Debt, Excluding Current Portion, Less Notes Receivable From Asset Sales	$345.1	828.7
Shareholders’ Equity	$1,182.5	$1,601.3
Total Liabilities and Shareholders’ Equity	$2,571.9	$3,668.0
LP Shares Outstanding (millions)	139.8	167.3

Unaudited Pro forma Combined Financial Statements

Please see Appendix C for a copy of the unaudited pro forma combined financial statements of LP giving effect to the Arrangement.

RIGHTS OF DISSENTING AINSWORTH SHAREHOLDERS

The following is a summary of the provisions of the BCBCA relating to an Ainsworth Shareholder’s dissent and appraisal rights in respect of the Arrangement Resolution. Such summary is not a comprehensive statement of the procedures to be followed by a Dissenting Ainsworth Shareholder who seeks payment of the fair value of its Ainsworth Shares and is qualified in its entirety by reference to the full text of Sections 237 to 247 of the BCBCA, which is attached to this Circular as Appendix I, as modified by Article 4 of the Plan of Arrangement, the Interim Order and the Final Order.

The statutory provisions dealing with the right of dissent are technical and complex. Any Dissenting Ainsworth Shareholders should seek independent legal advice, as failure to comply strictly with the provisions of Sections 237 to 247 of the BCBCA, as modified by Article 4 of the Plan of Arrangement, the Interim Order and the Final Order, may result in the loss of all Dissent Rights.

The Interim Order expressly provides registered holders of Ainsworth Shares with the right to dissent with respect to the Arrangement Resolution. Each Dissenting Ainsworth Shareholder is entitled to be paid the fair value (determined as of immediately before the passing of the Arrangement Resolution) of all, but not less than all, of the holder’s Ainsworth Shares, provided that the holder duly dissents to the Arrangement Resolution and the Arrangement becomes effective.

In many cases, Ainsworth Shares beneficially owned by a holder are registered either (a) in the name of an intermediary (“Intermediary”) that the Beneficial Shareholder deals with in respect of such shares, such as, among others, banks, trust companies, securities brokers, trustees and other similar entities, or (b) in the name of a depository, such as CDS, of which the Intermediary is a participant. Accordingly, a Beneficial Shareholder will not be entitled to exercise his, her or its rights of dissent directly (unless the Ainsworth Shares are re-registered in the Beneficial Shareholder’s name).

With respect to Ainsworth Shares in connection to the Arrangement, pursuant to the Interim Order, a registered Ainsworth Shareholder, other than an affiliate of Ainsworth, may exercise rights of dissent under

Division 2 of Part 8 of the BCBCA, as modified by the Plan of Arrangement, the Interim Order and the Final Order; provided that, notwithstanding Section 242(2) of the BCBCA, the written objection to the Arrangement Resolution must be sent to Ainsworth by Ainsworth Shareholders who wish to dissent not later than 4:00 p.m. (Vancouver time) on the day that is two business days immediately preceding the Meeting (as may be postponed or adjourned from time to time) thereof. Ainsworth’s address for such purpose is Ainsworth Lumber Co. Ltd., 1000 – 885 Dunsmuir Street, Vancouver, British Columbia V6C 1N5.

To exercise Dissent Rights, an Ainsworth Shareholder must dissent with respect to all Ainsworth Shares of which it is the registered and beneficial owner. A registered Ainsworth Shareholder who wishes to dissent must deliver written notice of dissent to Ainsworth as set forth above and such notice of dissent must strictly comply with the requirements of Section 242 of the BCBCA. Any failure by an Ainsworth Shareholder to fully comply with the provisions of the BCBCA, as modified by Article 4 of the Plan of Arrangement, the Interim Order and the Final Order, may result in the loss of that holder’s Dissent Rights. Beneficial Shareholders who wish to exercise Dissent Rights must cause each registered Ainsworth Shareholder holding their Ainsworth Shares to deliver the notice of dissent.

To exercise Dissent Rights, a registered Ainsworth Shareholder must prepare a separate notice of dissent for him, her or itself, if dissenting on his, her or its own behalf, and for each other Beneficial Shareholder who beneficially owns Ainsworth Shares registered in the Ainsworth Shareholder’s name and on whose behalf the Ainsworth Shareholder is dissenting; and must dissent with respect to all of the Ainsworth Shares registered in his, her or its name or if dissenting on behalf of a Beneficial Shareholder, with respect to all of the Ainsworth Shares registered in his, her or its name and beneficially owned by the Beneficial Shareholder on whose behalf the Ainsworth Shareholder is dissenting. The notice of dissent must set out the number of Ainsworth Shares in respect of which the Dissent Rights are being exercised (the “Notice Shares”) and: (a) if such Ainsworth Shares constitute all of the Ainsworth Shares of which the Ainsworth Shareholder is the registered and beneficial owner and the Ainsworth Shareholder owns no other Ainsworth Shares beneficially, a statement to that effect; (b) if such Ainsworth Shares constitute all of the Ainsworth Shares of which the Ainsworth Shareholder is both the registered and beneficial owner, but the Ainsworth Shareholder owns additional Ainsworth Shares beneficially, a statement to that effect and the names of the registered Ainsworth Shareholders, the number of Ainsworth Shares held by such registered Ainsworth Shareholder and a statement that written notice of dissent are being or have been sent with respect to such other Ainsworth Shares; or (c) if the Dissent Rights are being exercised by a registered Ainsworth Shareholder who is not the beneficial owner of such Ainsworth Shares, a statement to that effect and the name of the Beneficial Shareholder and a statement that the registered Ainsworth Shareholder is dissenting with respect to all Ainsworth Shares of the Beneficial Shareholder registered in such registered holder’s name.

If the Arrangement Resolution is approved by Ainsworth Shareholders, and Ainsworth notifies a registered holder of Notice Shares of Ainsworth’s intention to act upon the Arrangement Resolution pursuant to Section 243 of the BCBCA, in order to exercise Dissent Rights, such Ainsworth Shareholder must, within one month after Ainsworth gives such notice, send to Ainsworth a written notice that such holder requires the purchase of all of the Notice Shares in respect of which such holder has given notice of dissent. Such written notice must be accompanied by the certificate or certificates representing those Notice Shares (including a written statement prepared in accordance with Section 244(1)(c) of the BCBCA if the dissent is being exercised by the Ainsworth Shareholder on behalf of a Beneficial Shareholder), whereupon, subject to the provisions of the BCBCA relating to the termination of Dissent Rights, the Ainsworth Shareholder becomes a Dissenting Ainsworth Shareholder, and is bound to sell and Bidco is bound to purchase those Ainsworth Shares. Such Dissenting Ainsworth Shareholder may not vote, or exercise or assert any rights of an Ainsworth Shareholder in respect of such Notice Shares, other than the rights set forth in Division 2 of Part 8 of the BCBCA.

Dissenting Ainsworth Shareholders who are:

(a)	ultimately entitled to be paid fair value for their Ainsworth Shares, will be paid an amount equal to such fair value by Bidco, and will be deemed to have transferred such Ainsworth Shares as of the Effective Time to Bidco, without any further act or formality, and free and clear of all liens, claims and encumbrances; or

(b)	ultimately not entitled, for any reason, to be paid fair value for their Ainsworth Shares, will be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as a non-dissenting Ainsworth Shareholder and will be entitled to receive only the Cash Consideration, the Share Consideration or the Mixed Consideration as determined by LP, in exchange for their Ainsworth Shares on the basis set forth in Section 3.1(b) of the Plan of Arrangement.

If a Dissenting Ainsworth Shareholder is ultimately entitled to be paid by Bidco for their Dissent Shares, such Dissenting Ainsworth Shareholder may enter an agreement with Ainsworth for the fair value of such Dissent Shares. If such Dissenting Ainsworth Shareholder does not reach an agreement with Ainsworth, such Dissenting Shareholder, or Ainsworth, may apply to the Court, and the Court may determine the payout value of the Dissent Shares and make consequential orders and give directions as the Court considers appropriate. There is no obligation on Ainsworth to make application to the Court. The Dissenting Ainsworth Shareholder will be entitled to receive the fair value that the Ainsworth Shares had immediately before the passing of the Arrangement Resolution, excluding any appreciation or depreciation in anticipation of the vote (unless such exclusion would be inequitable). After a determination of the fair value of the Dissent Shares, Bidco must then promptly pay that amount to the Dissenting Ainsworth Shareholder.

In no case will LP, Bidco, the Depositary or any other Person be required to recognize Dissenting Ainsworth Shareholders as Ainsworth Shareholders after the Effective Time, and the names of such Dissenting Ainsworth Shareholders will be deleted from the central securities register as Ainsworth Shareholders at the Effective Time.

In no circumstances will LP, Bidco, Ainsworth or any other Person be required to recognize a Person as a Dissenting Ainsworth Shareholder: (i) unless such Person is the holder of the Ainsworth Shares in respect of which Dissent Rights are purported to be exercised immediately prior to the Effective Time; (ii) if such Person has voted or instructed a proxy holder to vote such Notice Shares in favour of the Arrangement Resolution; or (iii) unless such Person has strictly complied with the procedures for exercising Dissent Rights set out in Division 2 of Part 8 of the BCBCA, as modified by Article 4 of the Plan of Arrangement, the Interim Order and the Final Order and does not withdraw such notice of dissent prior to the Effective Time.

In no circumstances will LP, Bidco, Ainsworth or any other Person be required to recognize a Dissenting Ainsworth Shareholder as the holder of any Ainsworth Share in respect of which Dissent Rights have been validly exercised at and after the completion of the steps contemplated in Section 3.1 of the Plan of Arrangement, Holders of Ainsworth Options or DSUs will not be entitled to exercise Dissent Rights in respect of Ainsworth Options or DSUs.

Dissent Rights with respect to Notice Shares will terminate and cease to apply to the Dissenting Ainsworth Shareholder if, before full payment is made for the Notice Shares, the Arrangement in respect of which the notice of dissent was sent is abandoned or by its terms will not proceed, a court permanently enjoins or sets aside the corporate action approved by the Arrangement Resolution, or the Dissenting Ainsworth Shareholder withdraws the notice of dissent with Ainsworth’s written consent. If any of these events occur, Ainsworth must return the share certificates representing the Ainsworth Shares to the Dissenting Ainsworth Shareholder and the Dissenting Ainsworth Shareholder regains the ability to vote and exercise its rights as an Ainsworth Shareholder.

The discussion above is only a summary of the Dissent Rights, which are technical and complex. An Ainsworth Shareholder who intends to exercise Dissent Rights must strictly adhere to the procedures established in Sections 237 to 247 of the BCBCA, as modified by Article 4 of the Plan of Arrangement, the Interim Order and the Final Order, and failure to do so may result in the loss of all Dissent Rights. Persons who are Beneficial Shareholders of Ainsworth Shares registered in the name of an Intermediary, or in some other name, who wish to exercise Dissent Rights should be aware that only the registered owner of such Ainsworth Shares is entitled to dissent.

Accordingly, each Ainsworth Shareholder wishing to avail himself, herself or itself of the Dissent Rights should carefully consider and comply with the provisions of the Interim Order and Sections 237 to 247 of the BCBCA, which are attached to this Circular as Appendices G and J, respectively, and seek his, her or its own legal advice.

GENERAL INFORMATION CONCERNING THE MEETING AND VOTING

Time, Date and Place

The Meeting will be held at the Four Seasons Hotel, 791 West Georgia Street, Vancouver, British Columbia V6C 2T4 on October 29, 2013 at 10:00 a.m. (Vancouver time).

Record Date

The record date for determining the Ainsworth Shareholders entitled to receive notice of and to vote at the Meeting is September 24, 2013 (the “Record Date”). Only Ainsworth Shareholders of record as of the close of business (Vancouver time) on the Record Date are entitled to receive notice of and to vote at the Meeting.

Solicitation of Proxies

This Circular is furnished in connection with the solicitation of proxies by the management of Ainsworth for use at the Meeting and any postponement or adjournment thereof for the purposes set forth in the accompanying Notice of Meeting. It is expected that the solicitation of proxies will be made primarily by mail, but proxies may also be solicited personally, by advertisement or by telephone by directors, officers or employees of Ainsworth to whom no additional compensation will be paid. In addition, Ainsworth has retained the services of Georgeson to solicit proxies for a fee of approximately $50,000 plus a per call fee for retail shareholder calls and will be reimbursed for its reasonable out-of-pocket expenses. All costs of solicitation by management will be borne by Ainsworth.

Voting by Proxies

The form of proxy accompanying this Circular confers discretionary authority upon the proxy nominee with respect to any amendments or variations to matters identified in the Notice of Meeting and any other matters that may properly come before the Meeting or any adjournment thereof. As at the date of this Circular, Ainsworth’s management is not aware of any such amendments or variations, or of other matters to be presented for action at the Meeting. However, if any amendments to matters identified in the accompanying Notice of Meeting or any other matters which are not now known to management should properly come before the Meeting or any adjournment thereof, the Ainsworth Shares represented by properly executed proxies given in favour of the person(s) designated by management of Ainsworth in the enclosed form of proxy will be voted on such matters pursuant to such discretionary authority.

If the instructions in a proxy given to Ainsworth’s management are certain, the Ainsworth Shares represented by proxy will be voted or withheld from voting in accordance with the instructions of the Ainsworth Shareholder on any poll as specified in the proxy with respect to the matter to be acted on. If a choice is not so specified with respect to any such matter, the Ainsworth Shares represented by a proxy given to Ainsworth’s management will be voted FOR the approval of the Arrangement Resolution as described in this Circular. An Ainsworth Shareholder has the right to appoint a person (who need not be an Ainsworth Shareholder) to attend and act for him, her or it and on his, her or its behalf at the Meeting other than the persons designated in the form of proxy and may exercise such right by inserting the name in full of the desired person in the blank space provided in the form of proxy and striking out the names now designated.

Ainsworth Shareholders are invited to attend the Meeting. Registered shareholders who are unable to attend the Meeting or any postponement or adjournment thereof in person are requested to complete, date, sign and return the enclosed form of proxy or, alternatively, to vote by telephone, or over the internet, in each case in accordance with the enclosed instructions. To be used at the Meeting, the completed proxy form must be deposited at the office of Computershare Investor Services Inc., Proxy Department, 100 University Avenue, 8th Floor, Toronto, Ontario M5J 2Y1 (Fax: 1-866-249-7775 (toll free within North America) or (416) 263-9524

(outside North America)) by mail or fax. Non-registered shareholders who receive these materials through their broker or other intermediary should complete and send the form of proxy or voting instruction form in accordance with the instructions provided by their broker or intermediary. To be effective, a proxy must be received by Computershare not later than 4:00 p.m. (Vancouver time) on October 25, 2013, or in the case of any postponement or adjournment of the Meeting, not less than 48 hours, Saturdays, Sundays and holidays excepted, prior to the time of the postponed or adjourned meeting. Late proxies may be accepted or rejected by the Chair of the Meeting in his discretion, and the Chair is under no obligation to accept or reject any particular late proxy.

Revocability of Proxies

In addition to revocation in any other manner permitted by law, an Ainsworth Shareholder executing the enclosed form of proxy has the power to revoke it by depositing an instrument in writing executed by the Ainsworth Shareholder or his or her legal representative authorized in writing or, where the Ainsworth Shareholder is a corporation, by the corporation or a representative of the corporation. To be valid, an instrument of revocation must be received at Ainsworth’s registered office by fax at (604) 661-3201, or by mail or by hand at 1055 Dunsmuir Street, Suite 3194, Vancouver, British Columbia, V7X 1L3 at any time up to and including the last business day preceding the day of the Meeting, or in the case of any postponement or adjournment of the Meeting, the last business day preceding the day of the postponed or adjourned Meeting, or delivered to the Chair of the Meeting on the day fixed for the Meeting, and prior to the start of the Meeting or any postponement or adjournment thereof. A registered Ainsworth Shareholder may also revoke a proxy in any other manner permitted by law.

Voting of Ainsworth Shares Beneficially Owned by Non-Registered Shareholders

The information set out in this section is important to many Ainsworth Shareholders as a substantial number of Ainsworth Shareholders do not hold their Ainsworth Shares in their own name.

This Circular and the accompanying materials are being sent to Ainsworth’s registered shareholders and non-registered shareholders, that is shareholders who hold Ainsworth Shares through a broker, investment dealer or other intermediary (collectively, called “Beneficial Shareholders”). Beneficial Shareholders should note that only proxies deposited by Ainsworth Shareholders whose names appear on the share register will be recognized and acted upon at the Meeting. If Ainsworth Shares are shown on an account statement that a broker, investment dealer or other intermediary provides to a Beneficial Shareholder, then in almost all cases the name of the Beneficial Shareholder will not appear on the share register. Such Ainsworth Shares will most likely be registered in the name of the broker or an agent of the broker. In Canada, the vast majority of such Ainsworth Shares will be registered in the name of “CDS & Co.”, the registration name of CDS Clearing and Depository Services Inc., which company acts as a nominee for many Canadian brokerage firms. Ainsworth Shares held by brokers, investment dealers or other intermediaries may only be voted by those brokers, investment dealers or other intermediaries in accordance with instructions received from Beneficial Shareholders. Without specific instructions, brokers and their agents and nominees are prohibited from voting shares for Beneficial Shareholders. Therefore, Beneficial Shareholders should ensure that instructions respecting the voting of their shares are communicated to the appropriate person.

Additional Information for Beneficial Shareholders

Beneficial Shareholders fall into two categories: (i) those who object to their name being made known to Ainsworth (“Objecting Beneficial Owner” or “OBO”); and (ii) those who do not object to Ainsworth knowing their identity (“Non-Objecting Beneficial Owner” or “NOBO”). If you are a non-registered Beneficial Shareholder, and Ainsworth or its agents have sent the materials for the Meeting directly to you, your name and address and the information pertaining to the shares that you beneficially hold have been obtained in accordance with the applicable securities legislation from the broker, investment dealer or other intermediary who holds the

Ainsworth Shares on your behalf. By choosing to send these materials directly to you, Ainsworth has assumed responsibility for (i) delivering these materials to you; and (ii) executing the instructions that you provide by means of the voting instruction form (“VIF”).

Securities regulatory policies require brokers and other intermediaries to seek voting instructions from Beneficial Shareholders in advance of shareholders’ meetings. Each broker, investment dealer or other intermediary has its own mailing procedures and provides its own return instructions to clients, which should be carefully followed by Beneficial Shareholders to ensure that their Ainsworth Shares are voted at the Meeting.

However, as permitted by National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer, Broadridge Financial Solutions, Inc. (“Broadridge”) will deliver the materials for the Meeting to Ainworth’s NOBOs.

Each NOBO will receive a scannable VIF to be completed and returned by mail in the envelope provided to Broadridge. In addition, by following the instructions provided in the VIF by Broadridge, the NOBO will be able to provide his or her voting instructions by telephone or through the internet. In each of these cases, the voting instructions of the NOBOs will be tabulated so that the Ainsworth Shares beneficially owned by the NOBO are voted at the Meeting in accordance with those instructions.

The purpose of the VIF is to provide a means for the Beneficial Shareholder to provide instructions as to how the Ainsworth Shares of the Beneficial Shareholder are to be voted at the Meeting on the Beneficial Shareholder’s behalf. Beneficial Shareholders should therefore carefully follow the procedures that accompany the VIF to ensure that their Ainsworth Shares are to be voted at the Meeting in accordance with their instructions.

Accordingly, each Beneficial Shareholder should:

(a)	carefully review the VIF and the voting procedures provided with, or as part of, the VIF; and

(b)	provide instructions as to the voting of the Beneficial Shareholder’s Ainsworth Shares in accordance with those voting procedures.

For greater certainty, Beneficial Shareholders should note that they are not entitled to use a VIF received from Broadridge to vote Ainsworth Shares directly at the Meeting. Instead, the Beneficial Shareholder must complete the VIF and return it by mail to Broadridge, as applicable, or follow the alternate telephone or internet voting procedures outlined therein. The Beneficial Shareholder must complete these steps well in advance of the Meeting in order to ensure such Ainsworth Shares are voted.

In the alternative, by following the alternate procedures described in the VIF, the Beneficial Shareholder may attend the Meeting in person or designate another person to attend the Meeting on his or her behalf and vote the Ainsworth Shares of the Beneficial Shareholder. As set out in the VIF, there are two such procedures:

(a)	The Beneficial Shareholder can appoint himself or herself, or designate another individual, to attend and vote the shares by (i) entering the appropriate information under the heading “Appointee” in the VIF; or (ii) providing this information through the internet. If this is done, the Beneficial Shareholder or his or her designate will be entitled to attend the Meeting and vote in person. However, when the Beneficial Shareholder or designate arrives at the Meeting, he or she must register with the scrutineer.

(b)

If the Beneficial Shareholder enters his or her name, or that of a designate, in the “Appointee” section of the VIF, he or she need not obtain a legal proxy to attend and vote at the Meeting. However, securities legislation provides that a Beneficial Shareholder may request that a legal proxy be issued to enable the Beneficial Shareholder or designate to attend and vote at the Meeting. A Beneficial Shareholder who wishes to utilize this alternative should (i) enter his or her name or that of a designate in the “Appointee” section of the VIF; and (ii) check the appropriate box on the VIF. A legal proxy that will then be issued will entitle the Beneficial Shareholder or designate to attend the Meeting and vote. However, for this procedure to be effective, the proxy must be submitted in accordance with the requirements applicable to proxies, including the deadline for receipt of proxies, set out in this Circular.

Beneficial Shareholders who have questions or concerns regarding any of these procedures may also contact their broker, investment dealer or other intermediary. It is recommended that inquiries of this kind be made well in advance of the Meeting.

Quorum

A quorum at meetings of Ainsworth Shareholders consists of two persons who are, or who represent by proxy, Ainsworth Shareholders, who in the aggregate, hold at least 5% of the issued shares entitled to be voted at the Meeting.

Principal Holders of Ainsworth Shares

The authorized share capital of Ainsworth consists of an unlimited number of Ainsworth Shares. As at September 24, 2013, 240,906,309 Ainsworth Shares were issued and outstanding.

The Ainsworth Board has fixed the close of business on September 24, 2013 as the Record Date for the purpose of determining the Ainsworth Shareholders entitled to receive notice of the Meeting, but the failure of any Ainsworth Shareholder who was an Ainsworth Shareholder on the Record Date to receive notice of the Meeting does not deprive the Ainsworth Shareholder of the right to vote at the Meeting.

Other than the Majority Shareholder as set out below, to the knowledge of Ainsworth and its directors and executive officers, no person or company beneficially owns, directly or indirectly, or exercises control or direction over more than 10% of the issued and outstanding Ainsworth Shares as of September 24, 2013.

The Majority Shareholder beneficially owns or exercises control or direction over an aggregate of 131,134,729 Ainsworth Shares, representing approximately 54.4% of the Ainsworth Shares outstanding.

INTERESTS OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than as disclosed in this Circular or the documents incorporated by reference herein, within the three years prior to the date of this Circular, no insider of Ainsworth, director or associate or affiliate of any insider or director, has or had any material interest, direct or indirect, in any transaction or proposed transaction which has materially affected or could materially affect Ainsworth or any of its subsidiaries.

INTERESTS OF EXPERTS OF AINSWORTH AND LP

Names of Experts

The following persons and companies have prepared certain sections of this Circular and/or appendices attached hereto as described below, or are named as having prepared or certified a report, statement or opinion in or incorporated by reference in this Circular.

Name of Expert	Nature of Relationship
RBC Dominion Securities Inc.(1)	Authors responsible for the preparation of the RBC Capital Markets Fairness Opinion

Deloitte LLP(2)	Auditors of Ainsworth

Deloitte & Touche LLP(3)	Auditors of LP

Notes:

(1)	To the knowledge of Ainsworth, none of the experts so named (or any of the designated professionals thereof) held securities representing more than 1% of all issued and outstanding Ainsworth Shares as at the date of the statement, report or valuation in question, and none of the persons above is or is expected to be elected, appointed or employed as a director, officer or employee of the Ainsworth or of any associate or affiliate of the Ainsworth.
(2)	Deloitte LLP has advised Ainsworth that it is independent in accordance with the Rules of Professional Conduct of the Institute of Chartered Accountants of British Columbia. Note (1) is not intended to apply to Deloitte LLP.
(3)	Deloitte & Touche LLP, independent registered public accounting firm, reports that they are independent of LP in accordance with the applicable rules and regulations of the United States Securities and Exchange Commission and the Public Company Accounting Oversight Board (United States). Note (1) is not intended to apply to Deloitte & Touche LLP.

ADDITIONAL INFORMATION

Additional information relating to Ainsworth is filed with Canadian Securities Administrators. This information can be accessed through SEDAR at www.sedar.com. Financial information is provided in Ainsworth’s audited consolidated financial statements and management’s discussion and analysis for the year ended December 31, 2012 and Ainsworth’s unaudited condensed interim consolidated financial statements as at and for the three and six months ended June 30, 2012 and such information is available on SEDAR at www.sedar.com and will be sent free of charge to any Ainsworth Shareholder upon written request.

APPROVAL OF BOARD

The contents and the sending of this Circular have been approved by the Ainsworth Board.

DATED this 24th day of September, 2013.

BY ORDER OF THE BOARD OF DIRECTORS

“Peter Gordon”
Peter Gordon Chairman

CONSENT OF RBC CAPITAL MARKETS

To: The Board of Directors of Ainsworth Lumber Co. Ltd.

We hereby consent to the reference to our firm name and to our opinion dated September 4, 2013 under “Questions and Answers About the Meeting and the Arrangement”, “Summary – Reasons for the Recommendation of the Board”, “Summary – RBC Capital Markets Fairness Opinion”, “The Arrangement – Background to the Arrangement”, “The Arrangement – Reasons for the Recommendation”, “The Arrangement – RBC Capital Markets Fairness Opinion” and “Interests of Experts of Ainsworth and LP – Names of Experts” and to the inclusion of the RBC Capital Markets Fairness Opinion as Appendix H to this Circular. In providing such consent, we do not intend that any person other than the Board of Directors of Ainsworth Lumber Co. Ltd. rely upon such opinion.

Toronto, Ontario	(signed) RBC DOMINION SECURITIES INC.

September 24, 2013